Exhibit 2.1

CONFIDENTIAL	Execution Version

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED
BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II)
IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AGREEMENT AND PLAN OF MERGER

by and among

BLUEPRINT MEDICINES CORPORATION,

PAVONIS MERGER SUBSIDIARY, INC.,

LENGO THERAPEUTICS, INC.,

and

FORTIS ADVISORS LLC,
as the Stockholders’ Representative (for the limited purposes described herein)

November 27, 2021

TABLE OF CONTENTS

Page

Article I DEFINITIONS	2

1.1	Certain Definitions	2

Article II THE MERGER		19

2.1	The Merger	19

2.2	Effective Time	20

2.3	Closing	20

2.4	Certificate of Incorporation and Bylaws	20

2.5	Directors and Officers	20

Article III EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS	21

3.1	Effect on Capital Stock	21

3.2	Treatment of Company Options	22

3.3	Payments at Closing for Indebtedness	23

3.4	Payments at Closing for Expenses	23

3.5	Pre-Closing Estimates	24

3.6	Post-Closing Adjustments	25

3.7	Expense Amount	27

3.8	Escrow	28

3.9	Payment Fund; Payments to Optionholders	29

3.10	Milestone Payments	29

Article IV CLOSING PAYMENTS; DISSENTING SHARES	30

4.1	Payment of Merger Consideration	30

4.2	Appraisal Rights	31

4.3	Withholding	32

i

Article V REPRESENTATIONS AND WARRANTIES OF THE COMPANY	33

5.1	Organization; Authority	33

5.2	Capitalization	34

5.3	No Subsidiaries	35

5.4	No Conflict; Consents	35

5.5	Financial Statements; No Undisclosed Liabilities	36

5.6	Operating in Ordinary Course of Business	37

5.7	Litigation	37

5.8	Taxes	37

5.9	Employee Benefit Plans	40

5.10	Real and Personal Property	43

5.11	Commercial Relationships	43

5.12	Labor and Employment Matters	44

5.13	Material Contracts	45

5.14	Intellectual Property	48

5.15	Environmental Matters	52

5.16	Insurance	52

5.17	Compliance with Laws; Permits	53

5.18	No Brokers	53

5.19	Related Party Transactions	53

5.20	Bank Accounts; Powers of Attorney	53

5.21	Data Privacy	53

5.22	Regulatory Compliance	55

Article VI REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB	56

6.1	Organization	56

6.2	Authority	57

6.3	No Conflict	57

6.4	Financing	58

6.5	Solvency	58

6.6	Litigation	58

6.7	Brokers	58

6.8	No Buyer Vote	58

6.9	Formation and Ownership of Merger Sub; No Prior Activities	58

Article VII CONDUCT OF BUSINESS PENDING THE MERGER	59

7.1	Conduct of Business Prior to Closing	59

Article VIII ADDITIONAL AGREEMENTS	61

8.1	Stockholders Written Consent	61

8.2	Access to Information	61

8.3	Confidentiality	62

8.4	Regulatory and Other Authorizations; Consents	62

8.5	Press Releases	64

8.6	Officers’ and Directors’ Indemnification	64

8.7	Employee Benefit Arrangements	65

8.8	Books and Records	66

8.9	Tax Matters	66

8.10	Further Action	68

8.11	No Solicitation	68

8.12	Parachute Payments	69

8.13	Transaction Litigation	70

8.14	Termination of Related Party Agreements	70

[***]

8.16	Release of Claims	70

[***]

Article IX CONDITIONS TO THE MERGER	70

9.1	Conditions to the Obligations of Each Party to Effect the Merger	70

9.2	Additional Conditions to Obligations of Buyer and Merger Sub	71

9.3	Additional Conditions to Obligations of the Company	73

Article X SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION	74

10.1	Survival	74

10.2	Indemnification	75

10.3	Notice; Defense of Claims	78

10.4	Remedies Exclusive	79

10.5	Indemnification Mechanics	79

10.6	Treatment of Indemnity Payments	80

Article XI TERMINATION	80

11.1	Termination	80

11.2	Effect of Termination	81

Article XII STOCKHOLDERS’ REPRESENTATIVE	82

12.1	Appointment	82

12.2	Authorization	86

12.3	Agency	83

12.4	Indemnification of Stockholders’ Representative; Limitations of Liability	83

12.5	Reasonable Reliance	84

12.6	Orders	84

12.7	Removal of Stockholders’ Representative; Authority of Stockholders’ Representative	84

12.8	Expenses of the Stockholders’ Representative	84

12.9	Irrevocable Appointment	84

Article XIII GENERAL PROVISIONS	85

13.1	Notices	85

13.2	Disclosure Schedules	86

13.3	Assignment	86

13.4	Severability	86

13.5	Interpretation	87

13.6	Fees and Expenses	87

13.7	Choice of Law/Consent to Jurisdiction	87

13.8	Amendment	88

13.9	Extension; Waiver	88

13.10	No Agreement Until Executed	88

13.11	Mutual Drafting	88

13.12	Specific Performance	88

13.13	Conflict of Interest	89

[***]

13.15	Miscellaneous	89

v

EXHIBITS

Exhibit A	Milestone Payments
Exhibit B	Stockholder Written Consent
Exhibit C	Lead Product
Exhibit D	Certificate of Merger

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 27, 2021, by and among Blueprint Medicines Corporation, a Delaware corporation (“Buyer”), Pavonis Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”), Lengo Therapeutics, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, acting solely in its capacity as the representative of the Securityholders (as defined below) of the Company and only for the express purposes provided herein and for no other purpose (the “Stockholders’ Representative”).

WHEREAS, Buyer, Merger Sub and the Company wish to effect a business combination through a merger (the “Merger”) of Merger Sub with and into the Company on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously approved this Agreement, the Merger and the other Contemplated Transactions (as defined below) and determined that entering into this Agreement and the Merger are advisable and in the best interest of the Company and its Stockholders (as defined below);

WHEREAS, the Boards of Directors of Buyer and Merger Sub have unanimously approved this Agreement, the Merger and the other Contemplated Transactions;

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s and Merger Sub’s willingness to enter into this Agreement, the Stockholders’ Representative has delivered to Buyer support agreements (each, a “Support Agreement”) from Stockholders comprising the Required Stockholders (as defined below);

WHEREAS, this Agreement will be adopted, and the Contemplated Transactions will be approved, by the written consent of the Stockholders comprising the Required Stockholders in accordance with Section 228 of the DGCL (the “Stockholder Written Consent”) in the form attached as Exhibit B hereto as promptly as practicable but not later than one (1) Business Day following the execution and delivery of this Agreement; and

WHEREAS, Buyer, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

1.1              Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“280G Approval” has the meaning set forth in Section 8.12.

“Accounting Referee” has the meaning set forth in Section 3.6(b).

“Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the Merger), whether directly or indirectly: (i) any acquisition or purchase of more than thirty percent (30%) of the Capital Stock or a material portion of the assets of the Company; (ii) any merger, consolidation or other business combination to which the Company is a party; or (iii) any recapitalization, reorganization, liquidation or any other similar extraordinary business transaction involving the Company.

“Adjustment Escrow Amount” means $250,000.

“Advisory Group” has the meaning set forth in Section 12.4.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person (but excluding, with respect to the Company, any portfolio companies of venture capital investment funds or other institutional investors that are Stockholders, which portfolio companies may otherwise be deemed to be “under common control with” the Company as a result of such Stockholder’s ownership in and/or control of the Company and such other portfolio companies). “Control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (Pub. L. 111−148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111−152), and the regulations promulgated pursuant to each of the foregoing laws.

“Aggregate Exercise Proceeds” means the aggregate exercise price of all Company Options as of immediately prior to the Effective Time.

“Agreement” has the meaning set forth in the Preamble.

“Annual Net Sales” has the meaning set forth in Exhibit A.

“Applicable Law” means any law (including common law), statute, code, constitution, treaty, ordinance, rule, regulation, directive or Order of any Governmental Body.

“Applicable Per Share Closing Merger Consideration” means the Per Share Common Closing Amount or the Per Share Series A Closing Amount, as applicable.

“Appraisal Rights Provisions” has the meaning set forth in Section 4.2(a).

“Audited Balance Sheet” has the meaning set forth in Section 5.5(a)(i).

“Audited Financial Statements” has the meaning set forth in Section 5.5(a)(i).

“Base Balance Sheet” has the meaning set forth in Section 5.5(a)(ii).

“Benefit Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA, and whether U.S. or non-U.S. arrangements), (ii) compensation, bonus, commission, severance, termination protection, change of control, transaction bonus, or retention, employment or consulting plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, stock options, stock purchase, equity or equity-based compensation or other forms of incentive deferred compensation, vacation benefits, medical, dental or vision insurance (including any self-insured arrangement), prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers compensation, supplemental unemployment benefit or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its ERISA Affiliates or under which the Company or any of its ERISA Affiliates provides benefits under or through, or has any obligation to contribute to or provide benefits under or through for the benefit of any current or former Service Provider (or their spouses, dependents or beneficiaries) or (y) with respect to which the Company or any of its ERISA Affiliates would reasonably be expected to have any liability (contingent or otherwise). For the avoidance of doubt, any Collective Bargaining Agreement shall constitute an agreement for purposes of clauses (ii) and (iii). In the case of a Benefit Plan funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Benefit Plan shall include a reference to such trust, organization or other vehicle.

“Book-Entry” has the meaning set forth in Section 4.1(a).

[***]

“Burdensome Condition” has the meaning set forth in Section 8.4(b).

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in Boston, Massachusetts or San Diego, California are authorized or required to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Fundamental Representations” means the representations and warranties contained in Section 6.1, Section 6.2, Section 6.3, Section 6.7 and Section 6.8.

“Buyer Indemnified Party” has the meaning set forth in Section 10.2(a).

“Buyer Material Adverse Effect” means any result, occurrence, fact, change, event or effect that has had or would reasonably be expected to have a material adverse effect on the ability of Buyer or Merger Sub to consummate the Contemplated Transactions or comply with its obligations under the Transaction Documents.

“Buyer Parties” has the meaning set forth in Exhibit A.

“Bylaws” means the Company’s bylaws, as amended, restated and/or otherwise modified.

“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

“Capital Stock” means the Common Stock and the Series A Preferred Stock.

“Capitalization Documents” means any Contract relating to or affecting the ownership of Equity Securities of the Company, including (i) that certain Investors’ Rights Agreement, dated as of March 26, 2020, by and between the Company and the other parties thereto, (ii) that certain Right of First Refusal and Co-Sale Agreement, dated as of March 26, 2020, by and between the Company and the other parties thereto, and (iii) the Voting Agreement.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136) and any similar or successor law or executive order or executive memo relating to the COVID-19 pandemic, as well as any applicable guidance issued thereunder or relating thereto (including, without limitation, IRS Notice 2020-65, 2020-38 IRB, and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020), Notice 2021-11 and any similar or subsequent law intended to address the consequences of the COVID-19 pandemic in any jurisdiction, including the Health and Economic Recovery Omnibus Emergency Solutions Act, the Consolidated Appropriations Act (2021) and any implementing regulations thereof.

“Cash and Cash Equivalents” means all cash and cash equivalents of the Company, as determined without giving effect to the Contemplated Transactions and in accordance with GAAP consistently applied in accordance with the Unaudited Financial Statements; provided, that Cash and Cash Equivalents shall (i) be calculated net of (x) restricted balances (including security deposits, bond guarantees, collateral reserve accounts and amounts held in escrow) and amounts that are not freely usable, distributable or transferable (including as a result of Taxes imposed as a result of such use, distribution or transfer), and (y) outstanding outbound checks, draws, ACH debits and wire transfers and (ii) be decreased by the amount of any insurance proceeds received since February 5, 2019, including in connection with the damage or destruction of any property or asset. For the avoidance of doubt, any cash collateralizing any letters of credit or credit card accounts and any cash held as security deposits for any Leased Real Property shall be treated as cash and cash equivalents.

“Certificate of Incorporation” means the Company’s certificate of incorporation, as amended, restated and/or otherwise modified.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 4.1(a).

“Chosen Courts” has the meaning set forth in Section 13.7.

“Claims Threshold” has the meaning set forth in Section 10.2(c)(i).

“Closing” has the meaning set forth in Section 2.3.

“Closing Cash” has the meaning set forth in Section 3.6(a).

“Closing Company Transaction Expenses” has the meaning set forth in Section 3.6(a).

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Indebtedness” has the meaning set forth in Section 3.6(a).

“Closing Purchase Price” means $250,000,000.

“Closing Statement” has the meaning set forth in Section 3.6(a).

“Closing Statement Response Notice” has the meaning set forth in Section 3.6(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or the contractual obligation with any labor organization or other authorized employer representative representing current Company Employees.

“Commercially Reasonable Efforts” has the meaning set forth in Exhibit A.

“Common Share” means a share of Common Stock.

“Common Stock” means the Company’s Common Stock, par value $0.0001 per share.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Employee” means any person who is employed by the Company as of immediately prior to the Closing (including those on vacation, leave of absence or disability at such time).

“Company Fundamental Representations” means the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.4(a)(ii), Section 5.8, Section 5.18 and Section 5.19.

“Company In-Licenses” has the meaning set forth in Section 5.14(a)(ii).

“Company Licensed Intellectual Property” means all Intellectual Property owned by a third party and licensed or sublicensed (or purported to be licensed or sublicensed) to the Company or for which the Company has obtained (or purported to have obtained) a covenant not to be sued.

“Company Material Adverse Effect” means any result, occurrence, fact, change, event or effect that has had or would reasonably be expected to have a material adverse effect on (x) the financial condition, business, assets or results of operations of the Company; provided, however, that, for purposes of this clause (x), no result, change, event or effect to the extent resulting from any of the following after the date hereof shall constitute a Company Material Adverse Effect: (i) any changes in the United States or global economy generally or capital, commodity or financial markets generally; (ii) changes generally affecting the industry in which the Company operates, (iii) the announcement, pendency or consummation of the Contemplated Transactions, including any disruption in (or loss of) supplier, service provider, partner or similar relationships or any loss of employees or consultants; (iv) any Contagion Event, flood, hurricane, tornado, earthquake, any natural disaster or other acts of God; (v) any changes in GAAP or in any laws, regulations, rules, ordinances, policies or mandates of any Governmental Body generally applicable to the Company; (vi) any actions taken or omitted at Buyer’s written request; or (vii) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions; except, in the cases of clause (i), (ii), (iv), (v) and (vii) to the extent such changes have had a disproportionate effect on the Company relative to other participants in the industries in which the Company operates or (y) the ability of the Company or any Securityholder to consummate the Contemplated Transactions or perform its obligations under the Transaction Documents.

“Company Option” means an option to purchase Common Stock that has been granted under the Equity Incentive Plan, whether or not vested or exercisable, that has an exercise price per share less than the Per Share Common Merger Consideration (assuming payment in full of the Per Share Escrow Consideration, the Per Share Stockholders’ Representative Consideration and the Per Share Milestone Amount).

“Company Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned solely or jointly by the Company.

“Company Out-Licenses” has the meaning set forth in Section 5.14(a)(ii).

“Company Product” means all compounds, molecules and products (including product candidates) researched, tested, developed or manufactured by or on behalf of Company.

“Company Registrations” has the meaning set forth in Section 5.14(a)(i).

“Company Shares” means the Common Shares and the Series A Preferred Shares.

“Company Systems” has the meaning set forth in Section 5.21(a).

“Company Transaction Expenses” has the meaning set forth in Section 3.4.

“Company Transaction Litigation” has the meaning set forth in Section 8.13.

“Consent” means any filing, application or registration with, approval, consent, ratification, permission, waiver or authorization of or from, or other similar action by, any Governmental Body or any other Person.

“Confidentiality Agreement” has the meaning set forth in Section 8.3.

“Consideration Spreadsheet” has the meaning set forth in Section 9.2(j).

“Contagion Event” means the outbreak of a contagious disease, epidemic or pandemic (including SARS-CoV-2, which causes COVID-19).

“Contemplated Transactions” means all transactions and actions to be effected pursuant to this Agreement (including the Merger) (together with any other transactions and actions to be effected pursuant to the Transaction Documents or any other agreements, plans or other documents required to be entered into in connection with this Agreement).

“Continuation Period” has the meaning set forth in Section 8.7(b).

“Continuing Employee” has the meaning set forth in Section 8.7(b).

“Contract” means any written or oral contract, agreement, license, sublicense, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other commitment or arrangement.

“Controlling Party” has the meaning set forth in Section 10.3.

“Convertible Indebtedness” means Indebtedness of the type covered by clause (ii) of the definition of Indebtedness that contemplated the conversion of such Indebtedness into Capital Stock.

“Core IP Representations” has the meaning set forth in Section 10.1(a).

“D&O Indemnified Parties” means any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company.

“Data Privacy Laws” shall mean all Applicable Laws and published official interpretations by governmental authorities that govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information and any such legal requirement governing privacy, security, data or security breach notification, and any penalties and compliance with any related order, including, without limitation, to the extent applicable, the Gramm-Leach-Bliley Act, the Telephone Consumer Protection Act, the California Online Privacy Protection Act, the California Consumer Privacy Act (“CCPA”) and other United States state laws concerning privacy, the CAN-SPAM Act and Canada’s Anti-Spam Legislation, the Health Insurance Portability and Accountability Act, and any analogous legislation in any jurisdiction in which the Company carries on their business.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 4.2(a).

“DOJ” has the meaning set forth in Section 8.4(b).

“Effective Time” has the meaning set forth in Section 2.2.

“Employment Laws” has the meaning set forth in Section 5.12(c).

“Employee Option” shall mean a Company Option granted to an Employee Optionholder in the holder’s capacity as an employee of the Company for applicable employment Tax purposes.

“Employee Optionholder” means each holder of a Company Option that is or was a Company Employee.

“Encumbrance” has the meaning set forth in Section 3.3.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient indoor or outdoor air.

“Environmental Laws” means all laws relating to protection of the Environment or the impact of the Environment or hazardous materials on worker health and safety, including the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act, the Occupational Health and Safety Act and similar federal, state and local laws, each as amended.

“Equity Incentive Plan” means the Lengo Therapeutics, Inc. 2020 Equity Incentive Plan, as amended from time to time.

“Equity Security” means (i) any partnership interests, (ii) any membership interests or units, (iii) any shares of capital stock, (iv) any other interest or participation (including phantom units or interests) that confers on a Person the right to receive a unit of the profits and losses of, or distribution of assets of, the issuing entity, (v) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire any of the foregoing, (vi) any securities convertible into or exercisable or exchangeable for any of the foregoing, or (vii) any other interest classified as an equity security of a Person, including any “profits interests”.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity considered a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

“Escrow Agent” has the meaning set forth in Section 3.8(a).

“Escrow Agreement” has the meaning set forth in Section 3.8(a).

“Escrow Amount” means $25,000,000.

“Escrow Expiration Date” has the meaning set forth in Section 3.8(a).

“Escrow Funds” means the funds held in escrow by the Escrow Agent pursuant to this Agreement and the Escrow Agreement. The amount of Escrow Funds, at any given time, shall equal (i) the Escrow Amount, plus (ii) the Adjustment Escrow Amount, plus (iii) any accrued interest, dividends and other distributions thereon as provided in the Escrow Agreement, minus (iv) as of the time of measurement, the aggregate amount paid to the Buyer, the Buyer Indemnified Parties or released to the Securityholders from the Escrow Funds in accordance with this Agreement and the Escrow Agreement.

“Estimated Cash” has the meaning set forth in Section 3.5.

“Estimated Closing Statement” has the meaning set forth in Section 3.5.

“Estimated Company Transaction Expenses” has the meaning set forth in Section 3.5.

“Estimated Indebtedness” has the meaning set forth in Section 3.5.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“FDCA” means the Federal Food, Drug, and Cosmetic Act of 1938, as amended, and the regulations promulgated thereunder.

“Final Closing Adjustment” has the meaning set forth in Section 3.6(d).

“Financial Statements” has the meaning set forth in Section 5.5(a).

“FTC” has the meaning set forth in Section 8.4(b).

“Fully Diluted Shares Outstanding” means, without duplication, immediately prior to the Effective Time: (i) the aggregate number of Common Shares issued and outstanding; plus (ii) the aggregate number of Common Shares issuable upon the conversion of all outstanding Preferred Shares (at the then-effective conversion rate); plus (iii) the aggregate number of Common Shares issuable upon the exercise of all Company Options outstanding immediately prior to the Effective Time (after giving effect to any acceleration resulting from or in connection with the consummation of the Merger); plus (iv) the aggregate number of Common Shares issuable with respect to any other Equity Securities convertible, exchangeable or exercisable for Common Stock (or that otherwise participate as Common Stock (at the then-effective conversion, exchange, exercise or participation rate)) (provided, that each Company Share held in the Company’s treasury immediately prior to the Effective Time, or held by Buyer or Merger Sub, shall not be included in the calculation of the Fully Diluted Shares Outstanding).

“Fraud” means knowing and intentional common law fraud under Delaware law (and not constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence).

“Fundamental Representations” means, collectively, the Buyer Fundamental Representations and the Company Fundamental Representations.

“GAAP” means generally accepted accounting principles in the United States, as applied on a basis consistent with the basis on which the Audited Financial Statements were prepared.

“Good Laboratory Practices” means the FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58 and any comparable foreign standards as applicable.

“Good Manufacturing Practices” means the current good manufacturing practices required for drugs contained in 21 C.F.R. Parts 11, 210, 211, 600, and 610, and any comparable foreign standards as applicable.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including the articles or certificate of incorporation or formation, bylaws, operating agreement, limited liability company agreement, partnership agreement, shareholders’ agreement, voting agreement, voting trust agreement, joint venture agreement, registration rights agreement and any similar agreement and any amendments or supplements to any of the foregoing.

“Government Funded IP” has the meaning set forth in Section 5.14(h).

“Governmental Body” has the meaning set forth in Section 5.4(b).

“Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances as defined in or classified or listed under, and any other substance regulated pursuant to, any Environmental Law, including biomedical, medical, laboratory or infectious waste, asbestos, asbestos-containing materials and petroleum or petroleum-containing products.

“Healthcare Laws” means Applicable Laws relating to drug development, patient care or human health and safety, including, as amended from time to time, any such law pertaining to: (i) the research (including preclinical, nonclinical, and clinical research or studies), development, testing, production, manufacture, transfer, import/export, storing, distribution, approval, labeling, marketing, pricing, third party reimbursement or sale of drugs and biological products, including the United States Public Health Service Act, FDCA and applicable regulations issued by the FDA; (ii) Applicable Laws including but not limited to: 21 CFR Parts 50 and 56, Good Laboratory Practices, Good Manufacturing Practices, International Conference on Harmonisation of Technical Requirements for Pharmaceuticals for Human Use (ICH) Good Clinical Practices (GCP), World Health Organization (WHO) clinical research standards, United Nations Educational, Scientific and Cultural Organization (UNESCO) Universal Declaration on Bioethics and Human Research, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code, the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1329d-9); and (iii) all related rules and regulations of (i) and (ii) and analogous or similar Applicable Laws of other Governmental Bodies.

“HSR Act” has the meaning set forth in Section 5.4(b).

“Immediate Family” of a Person means such Person’s spouse, children and siblings, including adoptive relationships and relationships through marriage.

“Indebtedness” means, without duplication, as of immediately prior to the Closing (except that any Taxes included in the calculation of indebtedness shall be determined as of the end of the Closing Date): (i) any indebtedness of the Company for borrowed money and accrued but unpaid interest, premiums and penalties relating thereto, including the principal amount and all accrued interest on the Bridge Note; (ii) any indebtedness of the Company evidenced by a note, bond, debenture or other similar security and accrued but unpaid interest, premiums and penalties relating thereto; (iii) any obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction to the extent such letters of credit, banker’s acceptances and similar credit transactions have been drawn upon (or to the extent the conditions for draw-down have been satisfied); (iv) all accrued and unpaid Taxes attributable to any Pre-Closing Tax Period (other than Taxes attributable to actions taken by Buyer or the Company outside the ordinary course of business after the Closing on the Closing Date that are not contemplated by this Agreement); (v) created or arising under any conditional sale or other title retention arrangement or vendor financing (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (vi) secured by a purchase money mortgage or other Encumbrance to secure all or part of the purchase price of the property subject to such Encumbrance; (vii) the deferred purchase price of assets, property, goods or services, including the maximum gross amount of all seller notes, any “earn out” payments, and purchase price adjustment payments, in each case to the extent due and payable prior to the Closing Date; (viii) for capitalized liabilities under GAAP of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (ix) for Contracts relating to interest rate, currency rate or commodity price protection, swap agreements, collar agreements and other hedging agreements; (x) all deferred revenue, deferred rent, asset retirement obligations and payables related thereto; (xi) obligations in respect of bonuses and deferred compensation and any unfunded or underfunded pension Liabilities whether qualified or unqualified (including the employer portion of any payroll, employment or similar Taxes related thereto, including any such Taxes deferred pursuant to the CARES Act), in each case, solely with respect to amounts accrued as of the Closing; (xii) any indebtedness of a Person of a type that is referred to in clauses (i) through (xi) above and which is either guaranteed by, or secured by an Encumbrance upon any property or asset owned by, the Company (other than Encumbrances on bank accounts that are cash collateralized for any outstanding letters of credit or credit card accounts and Encumbrances on cash held as security deposits for any Leased Real Property); and (xiii) all accrued interest, prepayment premiums or penalties, and fees and expenses related to any of the foregoing (including any prepayment premiums payable as a result of the consummation of the Contemplated Transactions or the repayment of such Indebtedness); provided, however, that for the avoidance of doubt, Indebtedness shall exclude any unsecured trade payables arising in the Ordinary Course of Business or amounts included in the calculation of Company Transaction Expenses.

“Indemnification Demand” has the meaning set forth in Section 10.5(a).

“Indemnified Party” has the meaning set forth in Section 10.3.

“Indemnified Taxes” means any and all Taxes (i) imposed on the Company for a Pre-Closing Tax Period, (ii) of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. law, (iii) of any Person imposed on the Company as a transferee or successor, by Contract, indemnification agreement or pursuant to any law, which Taxes relate to an event, agreement or transaction occurring before the Closing Date and (iv) the Securityholders’ allocation of any Transfer Taxes as provided for in Section 8.9(e). Notwithstanding the foregoing, Indemnified Taxes shall not include any Taxes attributable to actions taken by Buyer or the Company outside the ordinary course of business after the Closing on the Closing Date that are not contemplated by this Agreement.

“Indemnifying Party” has the meaning set forth in Section 10.3.

“Insurance Policies” has the meaning set forth in Section 5.16.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world and all rights associated therewith: (i) patent disclosures, patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all provisionals, non-provisionals, continuations, continuations-in-part, divisionals, extensions, reissues, supplementary protection certificates and reexaminations and counterparts thereof) (collectively, “Patents”); (ii) trademarks, service marks, designs, trade dress, logos, slogans, trade names, Internet domain names (including all IP addresses identified via a name format and generic top-level domains (gTLDs) and country code top-level domains (ccTLDs)), corporate names, doing business designations and all other indicia of origin, whether or not registered, together with all translations, adaptations, derivations and combinations thereof, and all social media handles associated therewith and all applications for registration, registrations and renewals of any of the foregoing and all goodwill associated with any of the foregoing (collectively, “Trademarks”); (iii) works of authorship (whether or not copyrightable), copyrights and registrations, applications for registration, and renewals of any of the foregoing, including moral rights of authors and all designs, data, databases and database rights; (iv) rights of publicity, including rights to the use of names, likenesses, images, voices, signatures and biographical information of real persons; (v) data, results, and information of any type whatsoever (aside from Personal Information), whether tangible or intangible and regardless of the form or medium, including any know-how, trade secrets, expertise, knowledge, practices, techniques, concepts, methodologies, methods, processes, protocols, designs, ideas, inventions (whether or not patentable or reduced to practice), improvements, industrial designs and models, discoveries, developments, unpublished patent applications, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), assays, screens, software, algorithms, models, data, databases, chemistry, manufacturing and control (CMC) information and data, lab notebooks, Patent data and records, stability, technology, test and other data and results (including pharmacological, biological, chemical, biochemical, toxicological, pre-clinical and clinical test data), screening, analytical and quality control data, results or descriptions, studies and procedures, development, manufacturing and distribution costs, information contained in submissions to and information from regulatory authorities, and studies, marketing and other reports; (vi) software, including source code, executable code, systems, network tools, data, databases, applications, firmware and all related documentation; (vii) all other intellectual property and proprietary rights and all rights associated therewith in any jurisdiction in the world (including all rights to collect royalties, products and proceeds in connection with any of the foregoing, and to sue and bring other claims for past, present or future infringement, misappropriation or other violation of any of the foregoing, and to recover damages (including attorneys’ fees and expenses) and lost profits in connection therewith); and (viii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Intellectual Property Registrations” means issued Patents, registered Trademarks, registered copyrights and designs, Internet domain name registrations, and applications for each of the foregoing.

“IRS” has the meaning set forth in Section 5.8(e).

“Key Employee” means the Persons set forth in Schedule 1.01.

“knowledge of the Company” or “the Company’s knowledge” means the actual knowledge, after due inquiry, of the Persons listed on Schedule 1.02 (it being understood that, with respect to Section 5.14, due inquiry of such Persons shall be construed to include due inquiry with the Company’s outside intellectual property counsel(s).

“Lead Product” means the Company Product identified by the Company as LNG-451 and described on Exhibit C, in any form, presentation, formulation or dosage form.

“Lead Product Agreements” has the meaning set forth in Section 5.14(e).

“Legal Restraint” has the meaning set forth in Section 9.1(b).

“Liability” means any liability, claim, action, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, disclosed or undisclosed, liquidated or unliquidated, due or to become due, or determined, determinable or otherwise, and includes all costs and expenses relating thereto.

“Losses” of a Person means any and all losses, Liabilities, fines, Taxes, penalties, damages, awards, judgments, reasonable out-of-pocket costs and expenses (including reasonable, documented fees and expenses of outside counsel and other professionals and expenses of investigation) actually suffered or incurred by such Person, other than consequential damages, incidental or indirect damages, or exemplary, punitive or special damages (except to the extent paid or payable to a third party).

“Material Contracts” has the meaning set forth in Section 5.13(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means: (i) the consideration a Stockholder is entitled to receive in exchange for such Stockholder’s Company Shares pursuant to Section 3.1(a); and (ii) the consideration that an Optionholder is entitled to receive in exchange for such Optionholder’s Company Options pursuant to Section 3.2.

“Milestone Audit Accounting Firm” has the meaning set forth in Exhibit A.

“Milestone Dispute” has the meaning set forth in Exhibit A.

“Milestone Dispute Notice” has the meaning set forth in Exhibit A.

“Milestone Efforts Period” has the meaning set forth in Exhibit A.

“Milestone Event” has the meaning set forth in Exhibit A.

“Milestone Payment” has the meaning set forth in Exhibit A.

“Milestone Product” has the meaning set forth in Exhibit A.

“Milestone Set-Off” has the meaning set forth in Exhibit A.

“Milestone Statement” has the meaning set forth in Exhibit A.

“Milestones Administrator” has the meaning set forth in Exhibit A.

“Necessary IP Contract” has the meaning set forth in Exhibit A.

“Necessary IP Payment” has the meaning set forth in Exhibit A.

“Necessary Patent” has the meaning set forth in Exhibit A.

“Necessary Stockholder Approval” has the meaning set forth in Section 5.1(c).

“Net Closing Merger Consideration” means the dollar amount equal to (i) the sum of (A) the Closing Purchase Price, plus (B) the Estimated Cash, plus (C) the Aggregate Exercise Proceeds, minus (ii) the sum of (A) the Estimated Indebtedness, plus (B) the Estimated Company Transaction Expenses.

“Net Sales” has the meaning set forth in Exhibit A.

“Non-controlling Party” has the meaning set forth in Section 10.3.

“Non-Core IP Representations” has the meaning set forth in Section 10.1(f).

“Non-Employee Optionholder” means each holder of a Company Option who is not, and was not previously, a Company Employee.

“Option Promisees” means the Persons set forth on Schedule 1.03.

“Optionholder” means (a) prior to the Effective Time, a holder of a Company Option as of the applicable time and (b) following or at the Effective Time, a former holder of a Company Option as of immediately prior to the Effective Time, in each case, in its, his or her capacity as such.

“Order” means any judgment, order, injunction, decree, ruling, writ or arbitration award of any Governmental Body or any arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice.

“Paying Agent” means Wilmington Trust or another bank or trust company selected by Buyer.

“Paying Agent Agreement” means the paying agent agreement to be entered into by Buyer, the Stockholders’ Representative and the Paying Agent prior to Closing, in a form mutually agreed to by Buyer, the Stockholders’ Representative, the Company and the Paying Agent.

“Payment Fund” has the meaning set forth in Section 3.9(a).

“Payoff Letters” has the meaning set forth in Section 9.2(e).

“Per Option Share Closing Consideration” means, with respect to each Common Share subject to a Company Option outstanding as of immediately prior to the Effective Time, an amount equal to the excess of the Per Share Common Closing Amount over the exercise price per share of such Company Option (which shall not be a negative number).

“Per Share Closing Deduction” means a dollar amount equal to the quotient obtained by dividing (A) (i) the Escrow Amount plus (ii) the Adjustment Escrow Amount plus (iii) the Stockholders’ Representative Expense Amount, by (B) the Fully Diluted Shares Outstanding.

“Per Share Common Closing Amount” means a dollar amount equal to (i) the quotient obtained by dividing the Net Closing Merger Consideration by the Fully Diluted Shares Outstanding, minus (ii) the Per Share Closing Deduction.

“Per Share Milestone Amount” means, with respect to any Milestone Payment, a dollar amount equal to the quotient of (i) the aggregate amount of such Milestone Payment, divided by (ii) the Fully Diluted Shares Outstanding.

“Per Share Escrow Consideration” means a dollar amount equal to the quotient obtained by dividing (i) the portion of the Escrow Funds that is from time to time distributable to the Securityholders in accordance with terms of the Escrow Agreement, by (ii) the Fully Diluted Shares Outstanding.

“Per Share Final Adjustment Amount” means a dollar amount equal to the quotient obtained by dividing (i) the Final Closing Adjustment, if any, owed to the Securityholders, by (ii) the Fully Diluted Shares Outstanding.

“Per Share Series A Closing Amount” means, with respect to a share of Series A Preferred Stock, a dollar amount (which number shall not be a negative number) equal to the dollar amount such share would receive pursuant to Section 2 of Part A of Article FOURTH of the Certificate of Incorporation less the Per Share Closing Deduction.

“Per Share Stockholders’ Representative Consideration” means a dollar amount equal to the quotient obtained by dividing (i) the portion of the Stockholders’ Representative Expense Fund that is from time to time distributable to the Securityholders as determined by the Stockholders’ Representative in accordance with Section 3.7, by (ii) the Fully Diluted Shares Outstanding.

“Permits” has the meaning set forth in Section 5.17(b).

“Permitted Encumbrances” has the meaning set forth in Section 5.10(b).

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended). References to a Person are also to its permitted successors and assigns.

“Personal Information” means all information defined as “personal data”, “personal information,” “personally identifiable information,” “PII,” or any similar term in any applicable Data Privacy Laws, or any information regarding an identified or identifiable individual consumer, including information that identifies, could be used to reasonably identify (alone or in combination with other information) an individual consumer.

“Personnel Expenses Cap” has the meaning set forth on Schedule 1.04.

“Pre-Closing Period” has the meaning set forth in Section 7.1.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and the portion of any Straddle Period ending on (and including) the Closing Date.

“Pro Rata Share” means, with respect to each Securityholder, a fraction, (i) the numerator of which equals the sum of: (A) the aggregate number of Common Shares held by such Securityholder immediately prior to the Effective Time; plus (B) the aggregate number of Common Shares issuable upon the conversion of all outstanding Preferred Shares (at the conversion rate as of immediately prior to the Effective Time) held by such Securityholder immediately prior to the Effective Time; plus (C) the aggregate number of Common Shares issuable upon the exercise of all Company Options outstanding immediately prior to the Effective Time (after giving effect to any acceleration resulting from or in connection with the consummation of the Merger) and held by such Securityholder; plus (D) the aggregate number of Common Shares issuable upon the exercise of the Company Common Warrants outstanding immediately prior to the Effective Time and held by such Securityholder, and (ii) the denominator of which equals the Fully Diluted Shares Outstanding.

“Proceeding” has the meaning set forth in Section 5.7.

“Purchase Price” means $465,000,000.

“Regulatory Approval” has the meaning set forth in Exhibit A.

“Regulatory Materials” shall mean, with respect to a Company Product: regulatory applications and submissions (and any supplements or amendments thereto) or records and reports prepared for, or related to or submitted to a Governmental Body for review under applicable Healthcare Laws; any notifications, communications, correspondence, registrations, letters of authorization for master files, and/or other filings prepared for, made to, received from or otherwise conducted with a Governmental Body under applicable Healthcare Laws; records and other materials maintained to comply with applicable Healthcare Laws (e.g., regarding good laboratory practice, good clinical practice and good manufacturing practice, as applicable); and records that are necessary or otherwise maintained in order to obtain or maintain Permits from Governmental Bodies under applicable Healthcare Laws for the research (including preclinical, nonclinical and clinical research or studies), development, testing, production, manufacture, transfer, import/export, distribution, approval, labeling, marketing, pricing, third party reimbursement or sale of drugs and biological products.

“Related Party” means, with respect to any specified Person: (i) any Affiliate of such specified Person; (ii) any director, officer, general partner or managing member of such specified Person or any of its Affiliates; (iii) any Immediate Family member of the foregoing (if such Person is a natural Person); (iv) any “associate” of the foregoing as defined in Rule 12b-2 of the Securities Exchange Act of 1934; or (v) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family (if such Person is a natural Person), more than 5% of the outstanding equity or ownership interests of such specified Person.

“Release” means any releasing, disposing, transporting, arranging for disposal or transport, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

“Required Stockholders” means the holders of at least 90% the issued and outstanding Company Shares on the record date chosen for purposes of determining the stockholders of the Company entitled to vote on the approval of this Agreement and the Contemplated Transactions, in accordance with the DGCL and the Governing Documents of the Company, including, in any case, each Stockholder that delivered a Support Agreement pursuant hereto.

“Review Period” has the meaning set forth in Section 3.6(a).

“Sales” has the meaning set forth in Exhibit A.

“Schedules” has the meaning set forth in Article V.

“Section 280G” has the meaning set forth in Section 8.12.

“Securityholder” means a Stockholder or an Optionholder.

“Securityholder Indemnified Party” has the meaning set forth in Section 10.2(b).

“Series A Preferred Share” means a share of Series A Preferred Stock.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Service Provider” means any current or former director, officer, employee or individual independent contractor of the Company.

“Stockholder” means (i) prior to the Effective Time, a holder of Company Shares as of the applicable time and (ii) following or at the Effective Time, a former holder of Company Shares as of immediately prior to the Effective Time, in each case, in its, his or her capacity as such.

“Stockholder Written Consent” has the meaning set forth in the Recitals.

“Stockholders’ Representative” has the meaning set forth in the Preamble.

“Stockholders’ Representative Expense Amount” has the meaning set forth in the Section 3.7.

“Stockholders’ Representative Expense Fund” has the meaning set forth in the Section 3.7.

“Straddle Period” has the meaning set forth in Section 8.9(d).

“Subsidiary” means, with respect to any Person, any entity (i) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors, managers, trustees or other Persons performing similar functions are owned, directly or indirectly, by such Person (or such Person otherwise has the right, whether by ownership of securities, Contract or otherwise, to do so), (ii) for which such Person or one of its other Subsidiaries is the general partner, manager or managing member or (iii) in which such Person owns, directly or indirectly, a majority of the equity, partnership or other similar interests thereof.

“Superior Proposal” means any Acquisition Proposal that would result in a third party acquiring ownership of a majority of the voting power or consolidated assets of the Company, which the Company Board determines in its good faith judgment (after receiving advice from its financial advisor and taking into account all the terms and conditions of such proposal and the Merger including any conditions to consummation and the likelihood of such transaction being consummated) to be more favorable to the holders of Capital Stock from a financial point of view than the Merger.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax Attribute” has the meaning set forth in Section 5.8(y).

“Tax Grant” means any Tax exemption, Tax holiday or reduced Tax rate granted by a Governmental Body with respect to the Company that is not generally available to Persons (i) without specific application therefor or (ii) without regard to particular legal entity classification.

“Tax Returns” means any report, return, document or other filing supplied or required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

“Taxes” means any and all income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital unit, license, payroll, wage or other withholding, employment, social security (or similar), severance, stamp, occupation, premium, windfall profits, customs duties, unemployment, disability, value added, unclaimed property or escheatment, alternative or add on minimum, estimated or other tax of any kind whatsoever, however denominated (including deficiencies, penalties, additions to tax and interest attributable thereto or with respect to the failure to pay any tax or file any Tax Return), whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person under Applicable Law (including Treasury Regulation Section 1.1502-6 or any other similar provision of state, local or non-U.S. Law), by contract, as a transferee or successor or otherwise.

“Termination Date” has the meaning set forth in Section 11.1(b)(ii).

“Transaction Documents” has the meaning set forth in Section 13.15.

“Transfer Tax Returns” has the meaning set forth in Section 8.9(e).

“Transfer Taxes” has the meaning set forth in Section 8.9(e).

“Unaudited Financial Statements” has the meaning set forth in Section 5.5(a)(ii).

“United States” has the meaning set forth in Exhibit A.

“US Plan” means any Benefit Plan that covers Service Providers primarily located in the United States.

“Voting Agreement” means that certain Voting Agreement, dated as of March 26, 2020, by and between the Company and the other parties thereto.

“Waived 280G Benefits” has the meaning set forth in Section 8.12.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

Article II
THE MERGER

2.1           The Merger. Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), become a wholly-owned Subsidiary of Buyer and shall continue to be governed by the laws of the State of Delaware and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL.

2.2           Effective Time. On the Closing Date, the Company shall duly execute a certificate of merger in the form attached hereto as Exhibit D (the “Certificate of Merger”) and immediately following the Closing, Buyer shall file such Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective at such time as the Certificate of Merger, accompanied by payment of the filing fee (as provided in the DGCL) by Buyer, has been duly filed with the Secretary of State of the State of Delaware or at such subsequent time as specified in the Certificate of Merger (the “Effective Time”).

2.3           Closing. The closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article IX (other than conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, due waiver of such conditions at the Closing) shall have been satisfied or, to the extent permitted by Applicable Law, waived by the party hereto entitled to the benefit of the same and, subject to the foregoing, shall take place at such time and on such date as specified by the parties (the “Closing Date”). The Closing shall take place remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing.

2.4           Certificate of Incorporation and Bylaws. The certificate of incorporation of the Company, as amended to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, shall be, upon the Effective Time, the certificate of incorporation of the Surviving Corporation until thereafter amended, restated, repealed or otherwise modified as provided by the DGCL or the terms of such certificate of incorporation. The bylaws of the Company, as amended to be identical to the bylaws of Merger Sub as amended and in effect immediately prior to the Effective Time, shall be, upon the Effective Time, the bylaws of the Surviving Corporation until thereafter amended as provided by law, by the terms of the certificate of incorporation of the Surviving Corporation and by the terms of such bylaws. Notwithstanding the foregoing, the name of the Surviving Corporation shall be “Lengo Therapeutics, Inc.” and the certificate of incorporation and bylaws of the Surviving Corporation shall so provide.

2.5           Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Article III
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

3.1           Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or the holder of any of the following securities:

(a)           Capital Stock.

(i)                 Preferred Stock. Subject to the provisions of Section 4.1, each share of Series A Preferred Stock (excluding shares described in Section 3.1(b) and Dissenting Shares) that is issued and outstanding immediately prior to the Effective Time shall be cancelled and converted automatically into and represent the right to receive, conditioned upon delivery of a duly executed and completed letter of transmittal with respect to such share of Series A Preferred Stock pursuant to Section 4.1 and otherwise in accordance with this Article III, in cash, without interest: (A) the Per Share Series A Closing Amount; plus (B) the Per Share Escrow Consideration, if any; plus (C) the Per Share Final Adjustment Amount, if any; plus (D) the Per Share Stockholders’ Representative Consideration, if any; plus (E) the Per Share Milestone Amount for each Milestone Event, if any (the consideration set forth in the foregoing clauses (A), (B), (C), (D) and (E) collectively, the “Per Share Series A Merger Consideration”). The Per Share Series A Closing Amount for each share of Series A Preferred Stock shall be paid to each holder of any such share at or following the Closing to the extent and subject to the conditions provided in Section 4.1. All other portions of the Per Share Series A Merger Consideration shall be paid to each holder of any such share of Series A Preferred Stock if, and to the extent, provided in the applicable provisions of this Agreement and/or the Escrow Agreement and as set forth in the Consideration Spreadsheet. The amount of cash each holder of Series A Preferred Stock is entitled to receive for the shares of Series A Preferred Stock held by such Stockholder shall be rounded down to the nearest cent and computed after aggregating cash amounts for all shares of Series A Preferred Stock held by such Stockholder.

(ii)              Common Stock. Subject to the provisions of Section 4.1, each share of Common Stock (excluding shares described in Section 3.1(b) and Dissenting Shares) that is issued and outstanding immediately prior to the Effective Time shall be cancelled and converted automatically into and represent the right to receive, conditioned upon delivery of a duly executed and completed letter of transmittal with respect to such share of Common Stock pursuant to Section 4.1 and otherwise in accordance with this Article III, in cash, without interest: (A) the Per Share Common Closing Amount; plus (B) the Per Share Escrow Consideration, if any; plus (C) the Per Share Final Adjustment Amount, if any; plus (D) the Per Share Stockholders’ Representative Consideration, if any; plus (E) the Per Share Milestone Amount for each Milestone Event, if any (the consideration set forth in the foregoing clauses (A), (B), (C), (D) and (E) collectively, the “Per Share Common Merger Consideration”). The Per Share Common Closing Amount for each share of Common Stock shall be paid to each holder of any such share at or following the Closing to the extent and subject to the conditions provided in Section 4.1. All other portions of the Per Share Common Merger Consideration shall be paid to each holder of any such share of Common Stock if, and to the extent, provided in the applicable provisions of this Agreement and/or the Escrow Agreement and as set forth in the Consideration Spreadsheet. The amount of cash each holder of Common Stock is entitled to receive for the shares of Common Stock held by such Stockholder shall be rounded down to the nearest cent and computed after aggregating cash amounts for all shares of Common Stock held by such Stockholder.

(iii)            As a result of the Merger and without any action on the part of the holder of the Company Shares, at the Effective Time, all Company Shares converted pursuant to Section 3.1(a) shall cease to be outstanding, shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Company Shares shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive the Merger Consideration contemplated by this Section 3.1(a).

(iv)             The parties hereto acknowledge and agree that the distribution of the Merger Consideration contemplated by this Section 3.1(a) is in accordance with the distribution provisions applicable upon the occurrence of a Deemed Liquidation Event (as defined in the Certificate of Incorporation) that are set forth in the Certificate of Incorporation.

(b)           Company Treasury and Other Stock. Each Company Share held in the Company’s treasury immediately prior to the Effective Time, or held by Buyer or Merger Sub or the respective Subsidiaries of Buyer or Merger Sub, shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired without payment of any consideration therefor shall be converted into such number of validly issued, fully paid and non-assessable shares of common stock of the Surviving Corporation such that each holder owns the same percentage of the outstanding capital stock of the Surviving Corporation as such holder owned in the Company immediately prior to the Effective Time.

(c)           Merger Sub Stock and Other Securities. Each share of common stock, par value $0.001 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted automatically into one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, and shall, together with the shares resulting from the conversion of shares pursuant to Section 3.1(b)(i), constitute the only outstanding shares of capital stock of the Surviving Corporation.

3.2           Treatment of Company Options. The Company shall take all action as is required (including obtaining any necessary Consents) so that at the Effective Time, subject to the provisions of Section 4.1, each Company Option outstanding immediately prior to the Effective Time shall be cancelled at the Effective Time in exchange for the right to receive, per Common Share subject to such Company Option, in cash, without interest: (i) the Per Option Share Closing Consideration; plus (ii) the Per Share Escrow Consideration, if any; plus (iii) the Per Share Final Adjustment Amount, if any; plus (iv) the Per Share Stockholders’ Representative Consideration, if any; plus (v) the Per Share Milestone Amount for each Milestone Event, if any (the consideration set forth in the foregoing clauses (i), (ii), (iii), (iv) and (v) collectively, the “Per Option Share Merger Consideration”). The Per Option Share Closing Consideration for each Common Share subject to such Company Option shall be paid to each holder of any such share at or following the Closing to the extent and subject to the conditions provided in Section 4.1. All other portions of the Per Option Share Merger Consideration shall be paid to each holder of any such share if, and to the extent, provided in the applicable provisions of this Agreement and/or the Escrow Agreement. For the avoidance of doubt, if a Company Option is exercised prior to the Effective Time, then the holder of such Company Option shall receive, in respect of each such underlying share, the Per Share Common Merger Consideration to which it is entitled pursuant to Section 3.1(a)(ii) as a holder of Common Stock hereunder. All cash amounts payable to Employee Optionholders with respect to their Employee Options in accordance with this Section 3.2 shall be paid pursuant to the payroll service provider of the Surviving Company for distribution to such Employee Optionholder in accordance with Section 3.9(b).

3.3           Payments at Closing for Indebtedness. At the Effective Time, Buyer and Merger Sub shall provide sufficient funds to the Paying Agent or Surviving Corporation to enable the Surviving Corporation to repay the Indebtedness in accordance with the instructions contained in Payoff Letters that are delivered to Buyer by or on behalf of the Company not less than three (3) Business Days prior to the Closing. Buyer and Merger Sub will cooperate in arranging for such repayment on the Closing Date, and the parties hereto shall take such commercially reasonable actions as may be necessary to facilitate such repayment on the Closing Date, and to facilitate the release, in connection with such repayment, of any mortgage, pledge, lien, conditional sale agreement, hypothecation, security interest, restriction or other encumbrance (each an “Encumbrance” and collectively, “Encumbrances”) securing such Indebtedness.

3.4           Payments at Closing for Expenses. At the Effective Time, Buyer shall fund the Surviving Corporation cash in an amount equal to the Company Transaction Expenses payable at the Closing which have not been paid at or prior to the Closing. “Company Transaction Expenses” means, to the extent unpaid prior to the Closing and only to the extent not otherwise taken into account in the calculation of the Merger Consideration or any component thereof, without duplication, (a) all legal, financial advisory, investment banking, accounting and other fees and expenses incurred by the Company, its stockholders and the Stockholders’ Representative at or prior to the Closing (including those which become due and payable on or after the Closing Date pursuant to Contracts entered into by or on behalf of the Company prior to the Closing) in connection with this Agreement or the negotiation and consummation of the Contemplated Transactions (or any other sale or strategic review process); (b) any assignment, change of control or similar fees expressly payable as a result of the execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, including any stay or retention, change of control, transaction or similar bonuses, compensation, incentive or severance payments, equity or equity-based compensation arrangement or other similar payment to be made to any employee (and the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments) arising as a result of, or in connection with, the execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby[***]; (c) any fees, costs, expenses and other Liabilities incurred (or that would be incurred or made) as a result of the settlement of any Contract with a Related Party or account that is required to be terminated or settled pursuant to Section 5.19, 50% of all fees and expenses payable to the Escrow Agent and amounts expressly identified herein as a Company Transaction Expense; and (d) the employer portion of any payroll, employment or similar Taxes associated with any compensatory amounts (including to Employee Optionholders in respect of Employee Options) paid or payable by Buyer or the Company or the Surviving Company in connection with the Merger. At the Effective Time, but effective as of immediately prior to the Closing, Buyer shall cause Paying Agent to pay all Company Transaction Expenses in full on behalf of the Company. For the avoidance of doubt, Company Transaction Expenses shall include any Company Transaction Expenses that arise as a result of the payment of any amounts following the Closing (including amounts required to be paid pursuant to Section 3.6 and any Milestone Payment), and any such post-Closing payments shall be payable net of any such Company Transaction Expenses.

3.5           Pre-Closing Estimates.

(a)           At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer a statement (the “Estimated Closing Statement”), certified by the chief executive officer or chief financial officer of the Company, along with reasonable supporting documentation and detail to evidence the calculation of such amount, setting forth the Company’s good faith estimate of (i) the Cash and Cash Equivalents as of immediately prior to the Closing, disregarding any remaining balance of the proceeds from the Bridge Note (the “Estimated Cash”), (ii) the estimated Indebtedness [***] (the “Estimated Indebtedness”) and (iii) the estimated Company Transaction Expenses (the “Estimated Company Transaction Expenses”). The good faith estimate shall be prepared in accordance with the definitions of “Cash and Cash Equivalents”, “Indebtedness” and “Company Transaction Expenses” as set forth in this Agreement. The amount of such Estimated Cash, such Estimated Indebtedness and such Estimated Company Transaction Expenses shall be taken into account for purposes of calculating the Net Closing Merger Consideration. The parties agree that for purposes of preparing the Estimated Cash, such estimates shall be calculated in accordance with GAAP consistently applied with the accounting methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Audited Financial Statements. The Company shall provide a preliminary draft of the Estimated Closing Statement at least four (4) Business Days prior to the Closing Date, and will make its advisors reasonably available to Buyer and Buyer’s advisors to discuss the calculations therein, and will consider Buyer’s comments thereto in good faith.

(b)           Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired (or capable of being acquired), by or on behalf of Buyer or the Surviving Corporation or any of their respective Affiliates, (x) it is expressly acknowledged and agreed that Buyer, Merger Sub, the Surviving Corporation and their respective Affiliates shall be entitled to rely on the Consideration Spreadsheet (and any update thereto), without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith and (y) in no event shall Buyer, Merger Sub, the Surviving Corporation or any of their respective Affiliates have any liability to any Person (including the Stockholders’ Representative and each of the Securityholders) in connection with any claims relating to any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Consideration Spreadsheet (and any update thereto) and the allocation set forth therein or payments made by any Person (including Buyer, Merger Sub, the Surviving Corporation, the Stockholders’ Representative, the Paying Agent, the Escrow Agent and their respective Affiliates) in accordance therewith.

3.6              Post-Closing Adjustments.

(a)                Post-Closing Estimates. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Stockholders’ Representative a statement (the “Closing Statement”) setting forth Buyer’s good faith calculation of (i) the Cash and Cash Equivalents as of immediately prior to the Closing, disregarding any remaining balance of the proceeds from the Bridge Note (the “Closing Cash”), (ii) the Indebtedness [***] (the “Closing Indebtedness”) and (iii) the Company Transaction Expenses (the “Closing Company Transaction Expenses”), in each case along with reasonable supporting detail to evidence the calculation of such amounts. The Closing Statement shall be prepared in accordance with the definitions of “Cash and Cash Equivalents”, “Indebtedness” and “Company Transaction Expenses” as set forth in this Agreement. The parties agree that for purposes of preparing the Closing Cash, such amounts shall be calculated in accordance with GAAP consistently applied with the accounting methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Audited Financial Statements. If Buyer fails to deliver the Closing Statement within such ninety (90) day period, the Stockholders’ Representative shall thereafter, in its sole discretion, have the right to deliver written notice of (1) the Stockholders’ Representative demand for the Closing Statement to the Buyer enforcing its rights at law or in equity, including pursuant to Section 12.12 or (2) declaring the Estimated Closing Statement final, in which case, the Estimated Closing Statement shall be final and binding upon the parties hereto for all purposes hereunder, with Buyer having no further rights to object or require adjustments thereto. The Stockholders’ Representative shall have [***] days following its receipt of the Closing Statement and the supporting detail (the “Review Period”) to review the same. On or before the expiration of the Review Period, the Stockholders’ Representative shall deliver to Buyer a written statement accepting or objecting to the Closing Statement (the “Closing Statement Response Notice”). During the Review Period, Buyer shall provide the Stockholders’ Representative and its representatives reasonable access at reasonable times and upon reasonable notice to the records and personnel and (subject to the execution of customary work paper access letters if requested) auditors relating to the preparation of the Closing Statement and shall cause its personnel to reasonably cooperate with the Stockholders’ Representative in connection with its review of the Closing Statement.

(b)                Disputes. In the event that the Stockholders’ Representative objects to all or any portion of the Closing Statement within the Review Period, Buyer and the Stockholders’ Representative shall promptly meet and in good faith attempt to resolve such objections. Any such objections which cannot be resolved between Buyer and the Stockholders’ Representative within thirty (30) days following Buyer’s receipt of the Closing Statement Response Notice shall be resolved in accordance with this Section 3.6(b). Should the Stockholders’ Representative and Buyer not be able to resolve such objections set forth in the Closing Statement Response Notice within the thirty (30) day period described above, Buyer or the Stockholders’ Representative may submit the matter to a nationally recognized accounting firm mutually acceptable to Buyer and the Stockholders’ Representative (the “Accounting Referee”) for review and resolution, with instructions to complete the same as promptly as practicable, but in any event within thirty (30) days of its engagement, and to resolve any objections consistent with the terms of this Agreement, including making the calculations in accordance with the definition of “Cash and Cash Equivalents” as set forth in this Agreement. The Accounting Referee shall only have authority to make determinations in respect of those specific items for which an objection has been raised in the Closing Statement Response Notice, and all determinations shall be based solely on the presentations of Buyer and the Stockholders’ Representative and their respective representatives, and not by independent review. In resolving any disputed item, the Accounting Referee: (i) shall be bound by the principles set forth in this Section 3.6 and (ii) shall not assign a value to any item greater than the greatest value for such item claimed by Buyer in the Closing Statement or the Stockholders’ Representative in the Closing Statement Response Notice or less than the smallest value for such item claimed by Buyer in the Closing Statement or the Stockholders’ Representative in the Closing Statement Response Notice. The Accounting Referee shall deliver a statement setting forth its resolution of the dispute within thirty (30) days of the submission of the dispute to such firm, which resolution, absent fraud or manifest error, shall be binding and conclusive on the parties and not subject to appeal. The Closing Statement shall be modified if necessary to reflect such determination by the Accounting Referee. The fees and costs of the Accounting Referee, if one is required, shall be payable by Buyer, on the one hand, and the Stockholders’ Representative (on behalf of the Securityholders), on the other hand, based upon the percentage which the portion of the contested amount not awarded to Buyer or the Stockholders’ Representative (on behalf of the Securityholders) bears to the amounts actually contested by Buyer and the Stockholders’ Representative, as determined by the Accounting Referee. Buyer and the Stockholders’ Representative shall otherwise each pay their own costs and expenses incurred in connection with any such dispute.

(c)                Determinations; Adjustments.

(i)                 If the Closing Cash as finally determined pursuant to this Section 3.6 is greater than the Estimated Cash, Buyer shall, or shall cause the Surviving Corporation to, pay to the Securityholders such excess, without interest, in accordance with Section 3.6(d). If the Closing Cash as finally determined pursuant to this Section 3.6 is less than the Estimated Cash, Buyer shall be entitled to such shortfall in accordance with Section 3.6(d).

(ii)              If the Closing Indebtedness as finally determined pursuant to this Section 3.6 is less than the Estimated Indebtedness, Buyer shall, or shall cause the Surviving Corporation to, pay to the Securityholders such excess, without interest, in accordance with Section 3.6(d). If the Closing Indebtedness as finally determined pursuant to this Section 3.6 is greater than the Estimated Indebtedness, Buyer shall be entitled to such shortfall in accordance with Section 3.6(d).

(iii)            If the Closing Company Transaction Expenses as finally determined pursuant to this Section 3.6 are less than the Estimated Company Transaction Expenses, Buyer shall, or shall cause the Surviving Corporation to, pay to the Securityholders such excess, without interest, in accordance with Section 3.6(d). If the Closing Company Transaction Expenses as finally determined pursuant to this Section 3.6 are greater than the Estimated Company Transaction Expenses, Buyer shall be entitled to such shortfall in accordance with Section 3.6(d).

(d)                Payments. The amount (if any) owed to the Securityholders, on the one hand, or to Buyer, on the other hand, pursuant to Section 3.6(c) above shall be referred to as the “Final Closing Adjustment”. In the event that the Final Closing Adjustment is owed to Buyer, then Buyer and the Stockholders’ Representative shall jointly instruct the Escrow Agent to release an amount in cash equal to the Final Closing Adjustment, without interest, to be paid from the Adjustment Escrow Amount to Buyer in accordance with the terms of the Escrow Agreement; provided, however, that if the Adjustment Escrow Amount is insufficient to fully cover such amount of the Final Closing Adjustment, Buyer shall be entitled to recover any shortfall from the Escrow Amount). In the event the Final Closing Adjustment is owed by Buyer, then Buyer shall pay to the Securityholders an amount in cash equal to the Final Closing Adjustment, without interest, which amount shall be paid (i) to the Paying Agent for distribution to holders of Company Shares in accordance with Sections 3.1 and (ii) to the payroll service provider of the Surviving Company or Buyer, as the case may be, to pay to each Employee Optionholder, with respect to Employee Options, which amount shall be paid in accordance with Section 3.2; provided that each Securityholder be paid in accordance with such Securityholder’s Pro Rata Share. Following such payment to the Securityholders or Buyer, Buyer and the Stockholders’ Representative shall jointly instruct the Escrow Agent to release the balance of the Adjustment Escrow Amount, if any, in accordance with the terms of the Escrow Agreement to each Securityholder in accordance with their Pro Rata Share; provided that cash amounts payable to Employee Optionholders, with respect to their Employee Options, shall be paid pursuant to the payroll service provider of the Surviving Company or Buyer, as the case may be, in accordance with Section 3.2. If the Final Closing Adjustment is zero, then Buyer and the Stockholders’ Representative shall jointly instruct the Escrow Agent to release the entirety of the Adjustment Escrow Amount to the Securityholders in accordance with the immediately preceding sentence. Any payment required under this Section 3.6(d) shall be made within five (5) Business Days of the final determination of the Final Closing Adjustment.

3.7              Expense Amount. At or prior to the Effective Time, Buyer shall deposit into an account designated by the Stockholders’ Representative (the “Stockholders’ Representative Expense Fund”) an amount equal to $1,000,000 (such amount, the “Stockholders’ Representative Expense Amount”). The Stockholders’ Representative Expense Amount may be used at any time by the Stockholders’ Representative to fund or reimburse (i) any expenses incurred by it in the performance of its duties and obligations hereunder, under the Escrow Agreement, or under the Stockholders’ Representative engagement agreement including those duties and obligations listed in Article XII, or (ii) as otherwise determined by the Advisory Group. The Stockholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Stockholders’ Representative Expense Amount other than as a result of its gross negligence or willful misconduct. The Stockholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Stockholders’ Representative Expense Amount, and has no tax reporting or income distribution obligations. The Securityholders will not receive any interest on the Stockholders’ Representative Expense Amount and assign to the Stockholders’ Representative any such interest. Subject to Advisory Group approval, the Stockholders’ Representative may contribute funds to the Stockholders’ Representative Expense Amount from any consideration otherwise distributable to the Securityholders. The Stockholders’ Representative Expense Amount will be held by the Stockholders’ Representative for so long as the Stockholders’ Representative determines is reasonably necessary for it to fulfill its obligations and duties under this Agreement; provided, that following the completion of all such obligations and duties and the satisfaction of all expense reimbursements to which the Stockholders’ Representative is entitled in connection therewith, the Stockholders’ Representative shall distribute (or shall cause Paying Agent to distribute) such amount to each Securityholder; and provided, further, that cash amounts payable to Employee Optionholders, with respect to their Employee Options, shall be paid pursuant to the payroll service provider of the Surviving Company or Buyer, as the case may be, in accordance with Section 3.2, each in accordance with such Securityholder’s Pro Rata Share, it being understood and agreed that Buyer and Merger Sub’s sole obligation to the Securityholders with respect to the Stockholders’ Representative Expense Amount shall be Buyer’s obligation to pay the Stockholders’ Representative Expense Amount to the Stockholders’ Representative in accordance with the first sentence of this Section 3.7 and, following such payment, neither Buyer nor Merger Sub shall have any further obligation with respect to payment or delivery of the Stockholders’ Representative Expense Amount to the Securityholders (other than to the Employee Optionholders, with respect to their Employee Options, as set forth in the immediately preceding sentence). The parties agree for all income Tax purposes that the Stockholders’ Representative Expense Fund shall be treated as having been received and voluntarily set aside by the Securityholders on the Closing Date.

3.8              Escrow.

(a)                At or prior to the Effective Time, Buyer shall deposit the Escrow Amount and the Adjustment Escrow Amount with Wilmington Trust (the “Escrow Agent”). The Escrow Funds shall be governed by the terms of an escrow agreement to be entered into by and among Buyer, the Stockholders’ Representative and the Escrow Agent, in a form mutually agreed to by Buyer, the Stockholders’ Representative, the Company and the Escrow Agent (the “Escrow Agreement”). The Escrow Funds shall be held in escrow by the Escrow Agent until the date that is [***] following the Closing Date (the “Escrow Expiration Date”), and shall be available to settle certain contingencies as provided in Sections 3.6 and 10.2. Each Securityholder’s portion of any amounts contained in the Escrow Funds which are not issued or set aside for the satisfaction of such contingencies will be determined and distributable to the Securityholders in accordance with Sections 3.1 and 3.2 and the Escrow Agreement. In the event that any amount is to be paid to Buyer from the Escrow Amount pursuant to Section 10.2 or otherwise, then Buyer and the Stockholders’ Representative shall jointly instruct the Escrow Agent to pay such amount to Buyer in accordance with the terms of the Escrow Agreement and this Agreement. Following the Escrow Expiration Date, Buyer and the Stockholders’ Representative shall jointly instruct the Escrow Agent to release the balance of the Escrow Amount in accordance with the terms of the Escrow Agreement and this Agreement.

(b)                All parties hereto agree for all Tax purposes: (i) the right of the holders of Company Shares to the Escrow Amount and the Adjustment Escrow Amount shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local law, as appropriate; (ii) Buyer shall be treated as the owner of the Escrow Amount and the Adjustment Escrow Amount solely for Tax purposes, and all interest and earnings earned from the investment and reinvestment of the Escrow Amount and the Adjustment Escrow Amount, or any portion thereof, shall be allocable to Buyer pursuant to Section 468B(g) of the Code and Proposed Treasury Regulations Section 1.468B-8; (iii) if and to the extent any portion of the Escrow Amount and the Adjustment Escrow Amount is actually distributed to Employee Optionholders in respect of their Employee Options, such portion shall be treated as compensation paid at the time the portion of the Escrow Amount and the Adjustment Escrow Amount is actually released to such Optionholders and shall be subject to applicable withholding Tax at such time; (iv) if and to the extent any amount of the Escrow Amount and the Adjustment Escrow Amount is actually distributed to the holders of Company Shares, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code; and (v) notwithstanding anything else herein to the contrary, in no event shall the portion of the Escrow Funds payable to the holders of Company Shares [***] (v) of the preceding sentence. Each Securityholder shall, severally and not jointly in accordance with its Pro Rata Share, contribute a portion of its entitlement to the Closing Purchase Price to each of the Stockholders’ Representative Expense Fund and the Escrow Fund.

3.9              Payment Fund; Payments to Optionholders.

(a)                At or prior to the Effective Time, Buyer shall deposit with the Paying Agent, for the benefit of the Stockholders, cash in the amount payable at or in connection with the Closing in respect of all shares of the Capital Stock outstanding immediately prior to the Effective Time pursuant to Section 3.1(a) or Section 3.2 (the “Payment Fund”). The Payment Fund shall not be used for any other purpose, except to make any such payments required by Section 3.1(a) in respect of the Company Shares.

(b)                At or prior to the Effective Time, Buyer shall deposit with the Surviving Corporation, for the benefit of the Employee Optionholders, with respect to Employee Options, for payment by the Surviving Corporation, cash in an amount payable at or in connection with the Closing in respect of all Company Options in accordance with Section 3.2. As soon as practicable after the Effective Time (and in any event at or prior to the first regularly scheduled payroll of the Surviving Corporation following the Closing), Buyer shall cause the Surviving Corporation to pay such amounts to such Employee Optionholder in respect of such Employee Options (subject to any applicable withholding) through the Surviving Corporation payroll account(s). This Section 3.9(b) shall apply mutatis mutandis with respect to any other amounts payable to the Employee Optionholders in respect of Employee Options pursuant to this Agreement.

3.10          Milestone Payments. From time to time after the Closing, Buyer shall pay or cause to be paid any amounts owing pursuant to Exhibit A to the Securityholders, such payment obligations (if any) to be governed by the terms and conditions of Exhibit A and this Article III. Any such right is solely a contractual right and is not a security for purposes of any federal or state securities laws. In the event Buyer becomes obligated pursuant to the terms and conditions of Exhibit A to make any Milestone Payment to the Securityholders, Buyer shall pay, in accordance with this Section 3.10 and following the delivery to Buyer of an updated spreadsheet indicating the amount of such Milestone Payment to be paid to each Securityholder and each Option Promisee, cash in an amount equal to the applicable Milestone Payment (less any Milestone Set-Off permitted by Exhibit A) to the Securityholders by (a) depositing with the Paying Agent in an account designated by the Paying Agent in writing (for further distribution to the Stockholders, and, as applicable, the Option Promisees in accordance with this Agreement and the Consideration Spreadsheet, which payments will be made to each such Securityholder as promptly as practicable thereafter, and in any event no later than five (5) Business Days following receipt thereof by the Paying Agent) the portion of such Milestone Payment specified by the Stockholders’ Representative in writing to be paid by the Paying Agent, and (b) depositing with the payroll service provider of the Surviving Corporation or Buyer, as the case may be (for further distribution to the Employee Optionholders (in respect of their Employee Options and, as applicable, the Option Promisees), in accordance with this Agreement and the Consideration Spreadsheet, which payments will be made to each Employee Optionholder, with respect to their Employee Options, as promptly as practicable thereafter, and in any event no later than the first regularly scheduled payroll of the Surviving Corporation following receipt thereof by the Surviving Corporation) the portion of such Milestone Payment specified by the Stockholders’ Representative in writing to be paid through payroll. Each such Milestone Payment will be paid no later than the time provided for in Exhibit A. The right of each Securityholder to receive such Securityholder’s Pro Rata Share of any Milestone Payment shall not be evidenced by any form of certificate or instrument, and does not represent any ownership or equity interest in the Company, the Surviving Corporation, Buyer or any of their respective Affiliates and does not entitle any Securityholder to voting rights or rights to dividend payments. The right of each Securityholder to receive such Securityholder’s Pro Rata Share of any Milestone Payment shall not be assignable or transferable except (i) by will or the laws of intestacy, (ii) by operation of law, (iii) by gift without consideration of any kind to a spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of such Securityholder, or (iv) to a trust that is and remains for the exclusive benefit of such Securityholder or its permitted transferees under clause (iii) above; provided, that, in each case, written notice of such assignment and transfer shall be promptly delivered to each of Buyer and the Stockholders’ Representative by the transferor or assignor (or such transferor’s or assignor’s estate), which notice shall expressly set forth the transferor or assignor and the transferee or assignee, the rights to which such transfer or assignment related and the effective date of such transfer; and, provided, further, that as a condition to such transfer or assignment, the parties to such transfer or assignment shall agree to provide to each of Buyer and the Stockholders’ Representative, at their respective request, any additional evidence of the transfer or assignment that Buyer or the Stockholders’ Representative, as the case may be, may reasonably request. None of Buyer, the Company, Surviving Corporation or any of their respective Affiliates or the Stockholders’ Representative shall give effect to any purported assignment or transfer made in contravention of this Section 3.10. Following any assignment or transfer permitted under this Section 3.10 and prior to the payment of any subsequent Milestone Payment (or upon Buyer’s reasonable request), the Securityholders’ Representative shall deliver to Buyer an updated Consideration Spreadsheet, which shall be considered the Consideration Spreadsheet for all purposes hereunder. The parties agree that for all income Tax purposes, any payment of any portion of any Milestone Payment (A) to the Stockholders shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local law, as appropriate (subject to imputation of interest under Section 483 or Section 1274 of the Code), or (B) to the Optionholders shall be treated as compensation subject to applicable withholding Tax.

Article IV
CLOSING PAYMENTS; DISSENTING SHARES

4.1              Payment of Merger Consideration.

(a)                Buyer shall cause Paying Agent to transmit a letter of transmittal in customary form of the Paying Agent to be reasonably reviewed and agreed by the Company, prior to the Closing, to each Securityholder and Non-Employee Optionholder (which specifies that delivery shall be effected, and risk of loss and title to the certificates representing Common Shares and Series A Preferred Shares (together, the “Certificates”) or uncertificated book-entry shares representing Common Shares and Series A Preferred Shares (a “Book-Entry”), shall pass only upon delivery of the Certificates to Buyer or cancellation of Book-Entries) instructions for use in effecting the surrender of a Certificate in exchange for cash payments of the Merger Consideration as more fully described herein, with respect to each Company Share formerly represented by such Certificate (if applicable).

(b)                If a Stockholder or Non-Employee Optionholder surrenders to Buyer (or the Paying Agent) a Certificate (if applicable), together with a duly executed letter of transmittal at least three (3) Business Days prior to the Closing Date and such Securityholder is the record holder of such security as of the Closing Date, then Buyer shall cause the Paying Agent to pay to such Stockholder or Non-Employee Optionholder on the Closing Date an amount in cash in accordance with Section 3.1(a) or Section 3.2, as applicable. Any such Certificate, Book-Entry or Option shall forthwith be cancelled pursuant and subject to the terms and conditions of Article III. If a Stockholder or Non-Employee Optionholder surrenders to Buyer a Certificate (if applicable), together with such duly executed letter of transmittal, any time after three (3) Business Days prior to the Closing Date, and such holder is the record holder as of the Closing Date, then such Securityholder shall be paid by the Paying Agent as soon as reasonably practicable, and in any event within three (3) Business Days thereafter, and such Certificate, Book-Entry or Option, as applicable, shall forthwith be cancelled pursuant and subject to the terms and conditions of Article III. No interest will be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a Person other than the Person in whose name the Certificate (or Book Entry) surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and delivered to Buyer with all documents required to evidence and effect such transfer and that the Person requesting such payment pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.1(b), each Certificate, Book-Entry and Company Option held by a Non-Employee Optionholder (other than Certificates or Book-Entries representing Company Shares and Options to be cancelled in accordance with Section 3.1(b) and Dissenting Shares) shall at any time after the Effective Time represent solely the right to receive upon such surrender or delivery of a duly executed letter of transmittal, applicable, the applicable Merger Consideration provided for in Section 3.1(a) or Section 3.2, as applicable.

(c)                If any Certificate shall have been lost, stolen or destroyed, upon the making of a lost certificate affidavit (together with a customary indemnity and surety bond), in a form reasonably acceptable to Buyer, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Buyer will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration as provided herein with respect to the shares formerly represented thereby (as if such Certificate had been delivered).

(d)                To the extent permitted by Applicable Law, none of Buyer, Merger Sub, the Company or the Surviving Corporation shall be liable to any Person in respect of any portion of the Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)                At the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of shares shall thereafter be made on the records of the Company.

4.2              Appraisal Rights.

(a)                Notwithstanding anything in this Agreement to the contrary, any Company Shares that are issued and outstanding immediately prior to the Effective Time and that are held by Stockholders who, in accordance with Section 262 of the DGCL (the “Appraisal Rights Provisions”), (i) have not consented as part of the Stockholder Written Consent to adopt and approve this Agreement, (ii) shall have demanded appraisal for such shares and complied in all respects with the Appraisal Rights Provisions and (iii) shall not have effectively withdrawn, lost or failed to perfect their rights to appraisal (collectively, the “Dissenting Shares”), will not be converted as described in Section 3.1, but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the Appraisal Rights Provisions; provided, however, that all Company Shares held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Company Shares under the Appraisal Rights Provisions shall thereupon be deemed to have been cancelled and retired and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration provided for in Section 3.1(a), as applicable. Notwithstanding anything to the contrary in this Agreement, Buyer shall be entitled to retain any portion of the consideration that otherwise would have been paid in respect of Dissenting Shares (including any portion of the Escrow Amount, the Adjustment Escrow Amount and the Stockholders’ Representative Expense Amount and any Milestone Payment), and no other Person shall be entitled to any portion of such retained amounts. Persons who have perfected statutory rights with respect to Dissenting Shares as aforesaid will not be paid by the Surviving Corporation as provided in this Agreement and will have only such rights as are provided by the Appraisal Rights Provisions with respect to such Dissenting Shares. The Company shall give Buyer and Merger Sub prompt notice of any demands received by the Company for, or other indications of intent to demand, the exercise of appraisal rights with respect to Company Shares, any attempted withdrawals of such demands and any other instruments, notices or documents received by the Company relating to stockholders’ rights of appraisal, and Buyer shall have the right to participate in and direct all negotiations and proceedings with respect to such demands or otherwise brought against the Company by a current or former purported equityholder related to the Contemplated Transactions. The Company shall not, except with the prior written consent of Buyer (which consent may be withheld by Buyer for any reason whatsoever or for no reason, in Buyer’s sole and absolute discretion), make any payment with respect to, or settle or offer to settle, any such demands. The Company will enforce any contractual waivers that the Stockholders have granted regarding appraisal rights that would apply to the Merger.

(b)                If any holder of voting Company Shares does not sign the Stockholder Written Consent by 12:00 noon, New York time, on the Business Day following the date hereof, then promptly thereafter (but in any event no later than ten (10) days after the receipt by the Company of the Necessary Stockholder Approval), the Company shall prepare and deliver to each such holder an information statement (the “Information Statement”) containing notice of the receipt of the Necessary Stockholder Approval and such other information as may be required to be included therein by Applicable Law (including Section 228(e) and Section 262 of the DGCL), including any historical financial statements and other financial information reasonably requested by Buyer. Buyer shall be given a reasonable opportunity to review and comment on the Information Statement and any amendment or supplement thereto before they are mailed to the holders of Company Shares, and the Company shall consider in good faith all comments of Buyer and its counsel in connection therewith; provided that Buyer shall not be responsible for any of the content of the Information Statement except for any content provided to the Company by Buyer for incorporation therein that is false or inaccurate.

(c)                Each dissenting Stockholder who becomes entitled under the Appraisal Rights Provisions to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Rights Provisions), and such Company Shares shall be cancelled.

4.3              Withholding. Notwithstanding anything to the contrary in this Agreement, Buyer or the Surviving Company shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Tax law; provided, however, that if under any applicable Law any Tax is required to be deducted or withheld from any such payment (other than any Tax withheld or deducted from a payment treated as compensation or any Tax attributable to a failure to deliver the certificate described in Section 9.2(f)), the withholding party shall promptly notify the payment recipient of such requirement (which notice shall include the legal authority and the calculation method for the expected withholding), shall consult in good faith with the payment recipient at least five (5) Business Days prior to withholding any amounts payable hereunder and shall cooperate with the payment recipient to take commercially reasonable steps to minimize or eliminate such withholding or deduction, including by giving the payment recipient an opportunity to provide additional information or to apply for an exemption from, or a reduced rate of, withholding. Any amounts so deducted and withheld by Buyer or the Surviving Company, and paid over to the applicable Governmental Body shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which Buyer or the Surviving Company made such deduction and withholding.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 13.2, except as set forth on the disclosure schedules delivered to Buyer and Merger Sub in connection with the execution hereof (the “Schedules”), the Company hereby makes to Buyer and Merger Sub the representations and warranties contained in this Article V.

5.1              Organization; Authority.

(a)                The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as currently conducted. The Company is duly qualified, licensed or registered to do business under the laws of each jurisdiction listed on Schedule 5.1(a) and each other jurisdiction in which the character of the properties owned, operated or leased by it or in which the transaction of its business makes such qualification, license or registration necessary, except where the failure to be so licensed, registered or qualified has not had a Company Material Adverse Effect. True, correct and complete copies of the Company’s Governing Documents, current copies of which have been made available to Buyer, are complete and correct, and no amendments thereto are pending. The Company has not been dissolved, nor has a corporate resolution to dissolve been adopted and, to the Company’s knowledge, no demands or requests for such dissolution are pending. The Company has not been declared bankrupt and, to the Company’s knowledge, no demand or request to declare such bankruptcy is pending before a Governmental Body. Company is not in breach of its Governing Documents.

(b)               The Company has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to the extent such Transaction Documents are to be executed and delivered by the Company and, assuming receipt of the Necessary Stockholder Approval, to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and, to the extent required, the performance by the Company of its obligations hereunder and the consummation of the Contemplated Transactions have been duly authorized by the Company Board. The Company Board has, by resolutions duly adopted at a meeting duly called and held, or by written consent in lieu of a meeting of the Company Board, unanimously: (i) determined that the Merger is advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved this Agreement and each of the other Transaction Documents to which the Company will be a party; and (iii) recommended the adoption and approval of this Agreement and such other Transaction Documents by the holders of Capital Stock and directed that this Agreement, such other Transaction Documents and the Merger be submitted for adoption and approval by the Stockholders in accordance with Section 8.1. This Agreement and each of the other Transaction Documents to which the Company will be a party has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by each of Buyer, Merger Sub and any other party thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)               The approval of (i) the holders of Company Shares representing a majority of such Company Shares (on an as-converted basis based on the conversion rate on the date for determination of such vote) and (ii) the holders of a majority of the Series A Preferred Stock are the only votes or approvals of the Company’s Stockholders required to approve this Agreement, the other Transaction Documents, the Merger and the other Contemplated Transactions (the “Necessary Stockholder Approval”), whether under the DGCL, the Governing Documents, any Contract or otherwise, and such votes and approvals shall be irrevocably satisfied by the delivery of the Stockholder Written Consent.

5.2              Capitalization.

(a)            The authorized Capital Stock consists of (i) 23,855,420 shares of Preferred Stock, of which (A) all of which have been designated as Series A Preferred Stock and (B) all of which are issued and outstanding, and (ii) 35,000,000 shares of Common Stock, of which, as of the date of this Agreement, 3,364,414 shares are issued and outstanding. Such shares of Capital Stock are held of record by the Persons listed on Schedule 5.2(a). All of the issued and outstanding shares of Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable and free of any preemptive rights.

(b)            As of the date of this Agreement, except as set forth on Schedule 5.2(b), there are no outstanding Equity Securities of the Company. Schedule 5.2(b) accurately sets forth, with respect to each Company Option that is outstanding: (i) the name of the holder of such Company Option; (ii) the total number of shares of Common Stock that are subject to such Company Option; (iii) the date on which such Company Option was granted and the expiration date; (iv) the vesting schedule (including any acceleration provisions) for such Company Options; (v) the exercise price per share of Common Stock purchasable under such Company Option; and (vi) whether such Company Option is intended to qualify as an incentive stock option or non-statutory stock option under the Code. Each Company Option (i) has been granted in compliance with all applicable securities laws or exemptions therefrom and all requirements set forth in the governing documents and other applicable Contracts; (ii) has been granted pursuant to the Equity Plan; (iii) has an exercise price that is no less than the fair market value of the Common Stock underlying such Company Option on the grant date; and (iv) does not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code.

(c)            Except as set forth on Schedule 5.2(c), there are no agreements to which the Company is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares or any dividend rights with respect to any Equity Securities of the Company. There are no accrued but unpaid dividends or distributions with respect to any Equity Securities of the Company.

(d)            There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company.

(e)            The treatment of the Equity Securities of the Company as set forth in this Agreement and the manner in which this Agreement contemplates payments to be made to the holders of such Equity Securities (and the methodology underlying the calculation of the Pro Rata Shares with respect to each Securityholder) is in accordance with, and satisfies the requirements of, the Governing Documents of the Company and the Capitalization Documents.

(f)             True, correct and complete copies of the Capitalization Documents, in each case, as in effect on the date hereof, have been made available to Buyer. Each Capitalization Document is in full force and effect and is a valid and binding obligation of the Company and, to the knowledge of the Company, each other party to such Capitalization Document. Neither the Company nor, to the knowledge of the Company, any other party to a Capitalization Document, is in default or breach of a Capitalization Document and, to the knowledge of the Company, there does not exist any event, condition or omission that would constitute such a default or breach (whether by lapse of time or notice or both), in each case that would reasonably be expected to have a Company Material Adverse Effect. No notice to terminate in whole or in part has been served (nor, to the knowledge of the Company, has there been any indication that any such notice of termination will be served) with respect to any Capitalization Document, except as contemplated by this Agreement.

5.3              No Subsidiaries. The Company does not have, and has never had, any Subsidiaries. The Company does not own, and has never owned, whether beneficially or otherwise, and whether directly or indirectly, any Equity Securities of any Person. There is no obligation, contingent or otherwise, of the Company to provide funds to, or to make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other Person.

5.4              No Conflict; Consents.

(a)                Except for (w) the filing of a pre-merger notification under the HSR Act, and the expiration or termination of applicable waiting periods thereunder, (x) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (y) as set forth on Schedule 5.4 and (z) the Necessary Stockholder Approval, the execution and delivery by the Company of this Agreement and the consummation by the Company of the Contemplated Transactions in accordance with the terms hereof, do not: (i) materially violate, materially conflict with or result in a material default (whether after the giving of notice, lapse of time or both) under, give rise to a right of termination of, result in the acceleration or loss of any material right under, or require any payment, notice or approval under, any Material Contract or material Permit of the Company; (ii) conflict with, or result in any violation of, any provision of the Governing Documents of the Company; (iii) require any Consent, notice or other action by any Person under, conflict with, violate or result in a material violation of, or constitute a material default under (whether after the giving of notice, lapse of time or both) any provision of any Applicable Law, regulation or rule, or any Order of, or any restriction imposed by, any court or other Governmental Body applicable to the Company; or (iv) result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on any property or asset of the Company.

(b)                No notice to, declaration or filing with, or Consent or approval of any United States federal, state or local, or any supra-national or non-U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, court, tribunal or judicial or arbitral body, including the U.S. Securities and Exchange Commission (each, a “Governmental Body”), is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement or the other Transaction Documents to which the Company is a party, or the consummation by the Company of the Contemplated Transactions in accordance with the terms hereof and thereof, except for: (i) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of the applicable waiting period thereunder; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (iii) the Necessary Stockholders Approval; and (iv) any additional notice, declaration or filing with, or Consent or approval of, any Governmental Body, where the failure to notify, declare, file or obtain the approval thereof would not be material to the Company.

5.5              Financial Statements; No Undisclosed Liabilities.

(a)               The Company has delivered to Buyer the following financial statements, copies of which are attached hereto as Schedule 5.5(a) (collectively, the “Financial Statements”):

(i)                 audited balance sheets of the Company as of the fiscal year ended December 31, 2020 (the “Audited Balance Sheet”) and the fiscal year ended December 31, 2019 (the “2019 Audited Balance Sheet”), and, in the case of (A) the Audited Balance Sheet, audited statements of operations and comprehensive loss and cash flows for the twelve (12) month period then ended and (B) the 2019 Audited Balance Sheet, audited statements of operations and comprehensive loss and cash flows for the period covering February 5, 2019 to December 31, 2019 (such statements for the year ended December 31, 2020, together with the Audited Balance Sheet, the “Audited Financial Statements”); and

(ii)              an unaudited balance sheet of the Company as of September 30, 2021 (the “Base Balance Sheet”), and unaudited statements of operations and comprehensive loss and cash flows for the nine-month month period then ended (together with the Base Balance Sheet, the “Unaudited Financial Statements”).

The Financial Statements: (A) are consistent in all material respects with the books and records of the Company; (B) have been prepared in accordance with GAAP (except that the Unaudited Financial Statements do not contain footnotes and are subject to normal and customary year-end adjustments, which in any event will not be material) applied on a consistent basis throughout the periods covered; and (C) fairly present in all material respects in accordance with GAAP the financial position of the Company as of the dates indicated therein.

(b)               The Company does not have any Indebtedness or Liabilities other than those (i) fully reflected in, reserved against or otherwise described in the Financial Statements or the notes thereto, (ii) incurred in the Ordinary Course of Business since the date of the Base Balance Sheet (but not as a result of breach, tortious conduct, infringement, violation of Applicable Law or willful misconduct), (iii) incurred in connection with the negotiation or execution of this Agreement and any other Transaction Documents or (iv) set forth on Schedule 5.5(b).

(c)               Schedule 5.5(c) sets forth an accurate and complete list of each item of Indebtedness as of the date of this Agreement, identifying the creditor to which such Indebtedness is owed, the Contract under which such Indebtedness is owed, and the amount of such Indebtedness as of the close of business on the date of this Agreement.

5.6              Operating in Ordinary Course of Business. Except as set forth on Schedule 5.6, from the date of the Base Balance Sheet through the date of this Agreement, (a) there has not been any Company Material Adverse Effect and (b) the Company has operated only in the Ordinary Course of Business in all material respects. Except as set forth on Schedule 5.6, from the date of the Base Balance Sheet, the Company has not taken any action that, if taken during the period from the date of this Agreement through the Closing Date without Buyer’s consent, would constitute a breach of Section 7.1.

5.7              Litigation. There are no, nor at any time has there been, any, actions, suits, claims (including any cross-claims or counter-claims), proceedings (including any civil, criminal, administrative, investigative or appellate proceedings), audits, examinations or investigations (each, a “Proceeding”) pending or threatened in writing (or, to the knowledge of the Company, orally) against or affecting the Company or any of its assets or properties or directors, officers or employees (in their capacity as such), at law or in equity, by or before any Governmental Body. Except as set forth on Schedule 5.7, the Company and is not subject to any Order of any Governmental Body.

5.8              Taxes.

(a)               The Company has timely filed all income and other material Tax Returns required to be filed by it, taking into account any extension of time to file granted to or obtained on behalf of the Company;

(b)               All Tax Returns that have been filed by the Company were true and complete in all material respects, and all Taxes shown as due and payable thereon have been timely paid;

(c)               The Company has paid or caused to be paid all Taxes due and owing (whether or not shown on any Tax Return);

(d)               The Company is not liable for any Taxes in respect of any Tax period or portion thereof ending on or before the Balance Sheet Date in an amount that exceeds the corresponding reserve therefore reflected in the Company’s Financial Statements as of such date and any Taxes of the Company arising after such date and before the Closing have been incurred in the Ordinary Course of Business of the Company;

(e)               Neither the Internal Revenue Service (the “IRS”) nor any other Governmental Body has asserted by written notice to the Company any deficiency or claim for any material amount of additional Taxes;

(f)                To the Company’s knowledge, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending with regard to any (1) Taxes or (2) Tax Returns of the Company and the Company has never received a written notice of any actual or threatened audits or proceedings;

(g)               The Company has not granted any waiver of any statute of limitations with respect to, or any extension of period for the assessment of, any Tax that is currently in effect;

(h)               There are no Tax rulings, requests for rulings or determinations, or “closing agreements” (as described in Section 7121 of the Code or any corresponding provision of state, local, or non-U.S. law) between the Company and any Governmental Body in respect of any Tax or Tax asset or attribute of the Company that are pending or that would affect the Company’s liability for Taxes for any Post-Closing Tax Period;

(i)                 Schedule 5.8(i) contains a list of all the jurisdictions (whether foreign or domestic) to which any income or other material Tax has been properly payable by the Company;

(j)                 No claim has been made by any Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation by that jurisdiction, and there are no information requests, audits or other investigation currently pending with respect to any such claim or potential claim;

(k)               The Company has withheld, collected and paid over to the appropriate taxing authority all Taxes they are required to withhold, collect or pay from amounts paid or owing to any employee, independent contractor, member, equityholder, creditor or other Person (and the Company has complied with all reporting and record keeping requirements related thereto, including filing Forms W-2 and 1099 (or other applicable forms)), and each Person who has received compensation for the performance of services on behalf of the Company has been properly classified as an exempt or non-exempt employee or an independent contractor of the Company in accordance with applicable Laws;

(l)                 There are no Encumbrances for Taxes upon the assets of the Company, except for Encumbrances relating to current Taxes not yet due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP;

(m)             The Company is not bound by any Tax allocation or Tax sharing agreement with any Person, in each case other than pursuant to the customary provisions of an agreement entered into in the Ordinary Course of Business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements;

(n)               The Company is not party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code and has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4;

(o)               The Company is not a 10% United States shareholder (as defined in Section 951(a) of the Code) with respect to (i) a controlled foreign corporation (as defined in Section 951(a) of the Code) or (ii) any foreign corporation described in Section 965(e) of the Code; and the Company does not own any interest in a passive foreign investment company (as defined in Section 1297 of the Code);

(p)               The Company has never constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement;

(q)               The Company will not be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481 of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period;

(r)                None of the Company or any direct or indirect owner of the Company will be required to include for a Post-Closing Tax Period taxable income or pay any Tax as a result of (A) a change in method of accounting for or use of an improper method of accounting during a taxable period ending on or prior to the Closing Date, (B) any “closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local or non-U.S. income Tax Law) executed on or before the Closing Date, (C) any sale reported on the installment method where such sale occurred on or prior to the Closing Date or application of the look-back method (as defined in Section 460(b) of the Code), (D) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (E) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (F) application of Section 952(c)(2) of the Code with respect to any reduction described in Code Section 952(c)(1)(A) for a taxable year ending on or before the Closing Date, (G) application of Section 951 or Section 951A of the Code with respect to income earned or recognized or payments received prior to the Closing Date, or (H) Code Section 965;

(s)                The Company does now own, and has never owned, an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property. The Company is not, and has never been, a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code;

(t)                 None of the property owned by the Company is “tax exempt use property” within the meaning of Section 168(h) of the Code;

(u)               The Company (A) has never been a member of a combined, consolidated, affiliate or unitary group for Tax purposes (other than a group the common parent of which was the Company) and (B) has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. law), as a transferee or successor, or by Contract;

(v)               There have been no Tax Grants. The Company has complied in all material respects with the conditions stipulated in each Tax Grant, no submissions made to any Governmental Body in connection with obtaining any Tax Grant contained any material misstatement or omission and the Contemplated Transactions will not adversely affect the eligibility of the Company for any Tax Grant;

(w)             The Company is and has always been accrual method taxpayers. The taxable year of the Company is the calendar year;

(x)               The Company has never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes;

(y)                Except as expressly set forth in Section 5.8(a), the Company does not make any representation or warranty regarding the amount, value or condition of, or any limitation on, any Tax asset or attribute of the Company, including any net operating losses (each, a “Tax Attribute”), or the ability of Buyer or any of its Affiliates (including the Surviving Corporation) to utilize such Tax Attributes after the Closing.

(z)                The Company has received, from each current or former employee, non-employee director, consultant or other service provider of the Company who holds stock that is subject to a substantial risk of forfeiture as of the Agreement Date, if any, a copy of the election(s) made under Section 83(b) of the Code with respect to all such shares, and such elections were validly made and filed with the IRS in a timely fashion

5.9              Employee Benefit Plans.

(a)                Schedule 5.9(a) sets forth a true, correct and complete list of each Benefit Plan. For each such Benefit Plan, the Company has made available to Buyer a true, correct and complete copy of such plan document embodying or governing such plan (or a description of the material terms, if such plan is not written) and all amendments thereto and, as applicable, (i) all trust agreements, insurance contracts or other funding arrangements and amendments thereto; (ii) the current prospectus or summary plan description (including summaries of material modifications); (iii) the most recent favorable determination or opinion letter from the IRS; (iv) the most recently filed annual return/report (Form 5500) and accompanying schedules and attachments thereto for the past three years; (v) the most recently prepared actuarial report and financial statements; (vi) all documents, correspondence relating thereto received from or provided to the IRS, the Department of Labor or any other Governmental Body; (vii) all current administrative and other service contracts and amendments thereto with third-party service providers; (viii) all current employee handbooks, manuals and policies; and (ix) the last three years of non-discrimination testing results.

(b)                Each Benefit Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to its qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Benefit Plan for any period for which such Benefit Plan would not otherwise be covered by an IRS determination and, to the knowledge of the Company, no event or omission has occurred that would cause any Benefit Plan to lose such qualification or require such action under the IRS Employee Plans Compliance Resolution System in order to maintain such qualification or require corrective action to the IRS or Employee Plans Compliance Resolution System to maintain such qualification.

(c)                Neither the Company nor any of its ERISA Affiliates (nor any predecessor of such entity) has ever maintained, contributed to, or been required to contribute or had any Liability with respect to, including on account of any ERISA Affiliate (whether contingent or otherwise), to (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any of its ERISA Affiliates has ever incurred any Liability under Title IV of ERISA that has not been paid in full.

(d)                Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or is obligated to contribute to), or has in the past six years, sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or is reasonably expected to have any direct or indirect liability with respect to any, “employee pension plan”, as defined in Section 3(2) of ERISA subject to Title IV of ERISA or Section 412 of the Code or any “multiemployer plan”, as defined in Section 3(37) of ERISA or any “employee pension plan” as defined in Section 3(2) of ERISA.

(e)                Neither the Company nor any of its ERISA Affiliates has any liability for, and no Benefit Plans provide for or promise, any post-employment or post-retirement life or health insurance benefits for any current or former Service Provider or any beneficiary thereof, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (or similar state law) and at the expense of the participant or the participant’s beneficiary.

(f)                 Each Benefit Plan is, and has been established and operated in material compliance with Applicable Law and regulations and is and has been administered in all material respects in accordance with Applicable Law and regulations and with its terms including without limitation ERISA, the Code, and the Affordable Care Act. No Benefit Plan is, or has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. Each Benefit Plan satisfies in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code. The Company is and has been in material compliance with the Affordable Care Act and has made an offer of affordable minimum essential coverage to its respective employees in the manner contemplated under Section 4980H of the Code to the extent required to avoid the adverse Tax consequences thereunder, and neither the Company is otherwise liable or responsible for any assessable payment, Taxes or penalties under Section 4980H of the Code or under the Affordable Care Act or in connection with requirements relating thereto.

(g)                No litigation or governmental administrative proceeding, audit or other proceeding or action (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Benefit Plan or any fiduciary thereof, and, to the knowledge of the Company, there is no reasonable basis for any such litigation or proceeding.

(h)                All contributions, premiums and payments that are due have been made in all material respects for each Benefit Plan within the time periods prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles and have been accrued in all material respects in accordance with GAAP.

(i)                 Each Benefit Plan may be amended, terminated or otherwise modified (including cessation of participation) by the Company to the greatest extent permitted by Applicable Law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Benefit Plan has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Benefit Plan. Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Benefit Plan. Each asset held under each Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability other than ordinary administration expenses. No Benefit Plan provides health or long-term disability benefits that are not fully insured through an insurance contract.

(j)                 No Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(k)                No Key Employee has indicated to the Company that he or she intends to resign or retire as a result of the Contemplated Transactions or otherwise within one year after the Closing Date.

(l)                 Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event) (i) result in any compensation or benefit becoming due to any current or former Service Provider under any Benefit Plan, (ii) increase any benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment, funding, delivery or vesting or trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under any Benefit Plan, (iv) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered) or (v) limit or restrict the right of the Company or, after the Closing, Buyer, to merge, amend or terminate any Benefit Plan.

(m)              The Company does not have any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A, 457A or 4999 of the Code.

(n)                Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Benefit Plan is, or to the knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

5.10          Real and Personal Property.

(a)                The Company does not own any real property. The Company is not, and has never been, a party to any Contract to purchase, lease or sublease any real property or interest therein. The Company does not license or otherwise occupy, and has never licensed or occupied, any real property. The Company is not, and has never been, a party to any agreement or option to purchase any real property or interest therein.

(b)                The Company holds good and marketable title to the material tangible personal property and assets which are shown on the Base Balance Sheet or have been acquired after the date of such Base Balance Sheet, free and clear of any Encumbrances, except for: (i) assets which have been disposed of since the date of the Base Balance Sheet in the Ordinary Course of Business; (ii) Encumbrances expressly disclosed on the Base Balance Sheet; (iii) Taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or, if due, are being contested in good faith and, in each case, for which specific and adequate accruals or reserves have been established on the Base Balance Sheet in accordance with GAAP; (iv) carriers’, warehousemens’, mechanics’, landlords’, materialmens’, repairmens’ or other similar Encumbrances arising in the Ordinary Course of Business and which are not yet due and payable or, if due and payable, are being contested in good faith and for which specific and adequate accruals or reserves have been established on the Base Balance Sheet in accordance with GAAP; (v) Encumbrances consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation; (vi) any interest or title of a lessor or sublessor, as lessor or sublessor, under any lease and any precautionary uniform commercial code financing statements filed under any lease; and (vii) Encumbrances of record or imperfections of title which are not material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or intended use of the assets subject thereto or affected thereby (collectively, “Permitted Encumbrances”). None of the assets of the Company has suffered any material damage, destruction or other casualty loss that is not covered by insurance, subject to applicable policy deductions.

(c)                The tangible assets owned or leased by the Company constitutes all of the tangible property and assets used or held for use in connection with the businesses of the Company and are sufficient to conduct such businesses as currently conducted and as currently planned to be conducted.

5.11          Commercial Relationships. Since February 5, 2019, none of the 10 largest suppliers or vendors (including, for clarity, clinical research organizations) of the Company (determined based on payments incurred by the Company with respect to such suppliers and vendors, as applicable, for the 9 months ended September 30, 2021), has, or has notified the Company in writing (or, to the knowledge of the Company, orally) that such supplier or vendor will, terminate or cancel or modify or amend in any material respect its relationship with the Company and there are no pending or threatened in writing (or, to the knowledge of the Company, orally) material disputes with any such supplier or vendor.

5.12          Labor and Employment Matters.

(a)                Schedule 5.12(a) contains a true and complete list of all employees of the Company as of the date hereof, setting forth for each employee: his or her name, position or title, hire date, location, whether full- or part-time, whether classified as exempt or non-exempt for wage and hour purposes, whether paid on a salary, hourly or commission basis, annual base compensation, current annual target bonus opportunity, accrued but unused vacation, status (i.e., active or inactive and if inactive, the type of leave and estimated duration), any visa or work permit status and the date of expiration, if applicable.

(b)                Schedule 5.12(b) contains a true and complete list of each individual independent contractor, consultant, temporary employee, leased employee or other agents used or engaged by the Company as of the date hereof and classified by the Company as other than Form W-2 employees (“Contingent Workers”), setting forth for each such Contingent Worker: his or her name, employer (if applicable), rate of compensation and role in the business.

(c)                The Company is, and at all times has been, in compliance in all material respects with all Applicable Laws respecting labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes (collectively, the “Employment Laws”). At no time has any litigation, investigation, claim or governmental administrative proceeding, audit or other proceeding been pending or, to the knowledge of the Company, threatened with respect to the Company as it relates to the Employment Laws. The Company is not delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers. The Company is not liable for any employment taxes or any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(d)                The Company currently classifies and has properly classified each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour laws and is and has been in compliance with such laws. The Company currently classifies and has properly classified each of its Contingent Workers as such (as distinguished from Form W-2 employees) in accordance with applicable law and for the purpose of all employee benefit plans and perquisites.

(e)                No allegations of workplace sexual harassment or other similar misconduct, whether internal or external, have been made by, against or otherwise involving any Service Provider during their employment or engagement. The Company has never entered into and is not a party to any settlement agreement with any Person that substantially involves allegations relating to sexual harassment or other similar misconduct by any Service Provider. No litigation, investigation, claim or governmental administrative proceeding, audit or other proceeding has been pending or, to the knowledge of the Company, threatened with respect to the Company involving allegations of sexual harassment or other similar misconduct that have been made against any Service Provider.

(f)                 The Company is not, nor has it ever been, a party to or otherwise bound by, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement and, to the knowledge of the Company, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any current or former Service Provider. The Company has not been subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union and there has been no pending or, to the Company’s knowledge, threatened, labor strike, work stoppage, or lockout involving the Company. The Company has never engaged in any unfair labor practice.

(g)                Schedule 5.12(g) identifies each employee of the Company who is subject to a noncompetition, nonsolicitation, confidentiality and/or invention assignment agreement with the Company. The Company has made a copy of a current form of each such agreement available to Buyer.

(h)                Except as set forth on Schedule 5.12(h), all employees of the Company are employed at-will, and no employee is subject to any employment contract with the Company for a defined term of employment, whether oral or written.

(i)                 The consummation of the transactions contemplated in this Agreement will not (i) entitle any employee of the Company to severance pay, bonus payment or any other payment, (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such employee, or (iii) entitle any such employee to terminate, shorten or otherwise change the terms of his or her employment.

(j)                 The Company has never taken any action that would reasonably be expected to cause Buyer or any of its Affiliates to have any liability or other obligation following the Closing Date under WARN or any similar state, local or foreign law or regulation.

5.13          Material Contracts and Commitments.

(a)                Schedule 5.13(a) contains a complete list of all Material Contracts in effect as of the date of this Agreement, to which the Company is a party or by which it is bound and that fall within any of the following categories, other than (i) any purchase order or statement of work or services pursuant to an underlying Contract that is otherwise set forth on Section 5.13 of the Schedules that has been made available to Buyer and (ii) nondisclosure agreements entered into in the Ordinary Course of Business that are on the Company’s standard form of nondisclosure agreement made available to Buyer (each, a “Material Contract”):

(i)                 Contract (or group of related Contracts) that requires, or is reasonably expected to result in, payments by a third party to the Company in excess of [***] in Calendar Year 2021 or any subsequent Calendar Year following Calendar Year 2021;

(ii)              Contract (or group of related Contracts) that provides for, or would reasonably be expected to result in, aggregate payments from the Company to a third party in excess of [***] in Calendar Year 2021 or any subsequent Calendar Year following Calendar Year 2021;

(iii)            any Contract with a Related Party (other than (A) customary employment agreements (including, for clarity, at-will offer letters and invention assignment agreements or similar agreements that do not provide for severance, change of control, retention or termination pay or benefits) or (B) employee benefits generally made available to employees or other service providers of the Company);

(iv)             Contract relating to any Indebtedness (including any loan or credit card agreement, security agreement, guarantee, indenture, note, mortgage, pledge, conditional sale or title retention agreement, equipment obligation, lease purchase Contract or Contract involving interest rate or foreign currency swaps, commodity swaps, options, caps, collars, hedges or forward exchanges or other similar agreements) or to mortgaging, pledging or otherwise placing an Encumbrance (other than Permitted Encumbrances) on any material asset of the Company;

(v)               Contract relating to the guaranty of any obligation for borrowed money or other material guaranty;

(vi)             Contract relating to any acquisition or disposition by the Company of any business or material amount of assets or stock of another Person (whether by merger, consolidation, sale of stock, sale of assets or otherwise);

(vii)          Contract that contains any non-competition or similar obligations binding the Company or that otherwise prohibits the Company (or, after the Closing, purports to so prohibit Buyer or any of its Affiliates) from (A) entering into, freely engaging in or competing in any line of business anywhere in the world, (B) selling any products or services to any other Person anywhere in the world or (C) obtaining products or services from any Person anywhere in the world;

(viii)        Lease or other Contract under which it is lessor or sublessor of or permits any third party to hold or operate any property, real or personal;

(ix)             Company In-License;

(x)               Company Out-License;

(xi)             Lead Product Agreements;

(xii)          Contract with any clinical research organization providing research or development services or contract manufacturer providing manufacturing services for any Company Product, including the Lead Product, or component thereof;

(xiii)        Contract in which the Company has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services in excess of $[***] or has agreed to purchase goods or services exclusively from a specified Person (or group of Persons);

(xiv)         Contract concerning the establishment or operation of a partnership, joint venture or similar enterprise and/or any strategic alliance, collaboration, joint development or similar agreement;

(xv)           any Contract with a Related Party;

(xvi)         power of attorney or agency agreement or other Contract with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company;

(xvii)      Contract under which the Company grants, or the Company is granted, any option, right of first refusal, right of first negotiation, right of first offer or similar right, in each case that is currently in effect, or that currently limits the ability of the Company to own, operate, sell, transfer, pledge or otherwise dispose of any of the Company’s material assets;

(xviii)    Contract with any Governmental Body or any academic institution;

(xix)         equityholder agreement, registration rights agreement or any other Contract relating to or affecting the ownership of Equity Securities;

(xx)           Contract pursuant to which the Company is obligated to indemnify or make any indemnification payments to any Person, other than indemnification obligations under agreements in the Ordinary Course of Business;

(xxi)         Contract relating to any loan or other extension of credit (other than trade credits in the Ordinary Course of Business) made by the Company;

(xxii)      stock purchase, stock option or equity-based plan or Contract;

(xxiii)    settlement agreement;

(xxiv)     Collective Bargaining Agreement;

(xxv)       Contract with any current or former Service Provider to the Company that provides for a change of control bonus, retention bonus or other transaction bonus or payment in connection with the Merger or;

(xxvi)     Contract with a current Service Provider that cannot be terminated without payment of severance or notice of less than 60 days; or

(xxvii)  Contract to enter into any of the foregoing.

(b)       Each Material Contract is the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Company nor, to the knowledge of the Company, any other party to any such agreement, is (with or without the lapse of time or the giving of notice, or both) in breach or default under any such Contract. The Company has not received written (or, to the knowledge of the Company, oral) notice to the effect that any other party to any Material Contract intends to cancel, terminate, breach or attempt to materially alter the terms of any such Material Contract, or to not exercise any option to renew thereunder. The Company has made available to Buyer prior to the date hereof complete and correct copies of all Material Contracts, together with all exhibits, amendments, modifications, extensions and renewals thereto and any waivers thereunder.

5.14       Intellectual Property.

(a)          Company Registrations; Company In-Licenses; Company Out-Licenses.

(i)                 (1) Schedule 5.14(a)(i)(1) sets forth a true, correct and complete list of (A) all pending or issued Intellectual Property Registrations that are included in the Company Owned Intellectual Property (the “Owned Registrations”) and (B) all pending or issued Intellectual Property Registrations included in the Company Licensed Intellectual Property exclusively licensed to the Company (the “Licensed Registrations”) (collectively, the Owned Registrations and Licensed Registrations, the “Company Registrations”), and (2) Schedule 5.14(a)(i)(2) sets forth a true, correct and complete list of all material unregistered Trademarks included in the Company Owned Intellectual Property; and in each case with respect to Schedule 5.14(a)(i)(1) and Schedule 5.14(a)(i)(2), as applicable, enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing, date of issuance, and names of all current applicant(s) and registered owner(s) (including any co-owners), as applicable (and, if the owner is not the Company, the corresponding Company In-License pursuant to which the Company has the right to use such Intellectual Property, and if there is a co-owner, any corresponding agreement relating to any such co-ownership). All Company Registrations are in full force and effect and subsisting with respect to the Owned Registrations, and to the knowledge of the Company, with respect to all Licensed Registrations, and all registration, maintenance and renewal fees applicable thereto that are currently due have been paid and all documents and certificates related to such items have been filed with the relevant Governmental Body or other authorities in the applicable jurisdictions for the purposes of maintaining such items. None of the Company Registrations has been adjusted invalid or unenforceable in whole or in part, or, in the case of pending Patent applications included in the Company Registrations, have been the subject of a final and nonappealable finding of unpatentability. To the knowledge of the Company, all Company Registrations are valid and enforceable. All fees, taxes, annuities and other payments associated with filing, prosecuting, issuing, recording, registering or maintaining any Owned Registration, and to the knowledge of the Company, any Licensed Registrations, have been paid in full in a timely manner to the proper Governmental Body. To the knowledge of the Company, none of the Company Registrations is the subject of any order, decree or injunction of any Governmental Body, and Company has never been subject to any written order, decree or injunction of any Governmental Body with respect to any other Person’s Intellectual Property.

(ii)              (1) Schedule 5.14(a)(ii)(1) sets forth a true, correct and complete list of each Contract pursuant to which the Company has received or has been granted any license or other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to sue) to use any Intellectual Property of any other Person (other than (A) a sole ownership interest assigned to the Company, (B) agreements between the Company on the one hand, and its employees on the other hand, in the Company’s standard form thereof (a copy of which has been provided to Buyer) entered into in the Ordinary Course of Business and pursuant to which such employees assign to the Company all right, title and interest in and to all Intellectual Property developed by such employees, (C) confidentiality agreements entered into in the Ordinary Course of Business, (D) materials transfer agreements and non-exclusive licenses or rights to use granted by suppliers or service providers in the Ordinary Course of Business, and (E) non-exclusive licenses to commercial off-the-shelf software with a replacement cost and/or aggregate annual license and maintenance fee of less than $[***]) (“Company In-Licenses”), and (2) Schedule 5.14(a)(ii)(2) sets forth a true, correct and complete list of each Contract pursuant to which the Company has granted to any Person any license or other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to sue) to use any Intellectual Property (other than (A) immaterial non-exclusive licenses or other rights to use of Intellectual Property granted in the Ordinary Course of Business and (B) confidentiality agreements entered into in the Ordinary Course of Business) (“Company Out-Licenses”).

(b)         Company Owned Intellectual Property and Company Licensed Intellectual Property.

(i)             The Company is the sole and exclusive owner of (A) all Company Owned Intellectual Property and holds all of the right, title and interest in and to all Company Owned Intellectual Property and (B) the Company’s rights under all Company Licensed Intellectual Property, in the case of each of (A) and (B), free and clear of any Encumbrance, other than Permitted Encumbrances or any Encumbrance as a result of the terms of license agreement with respect to such Intellectual Property.

(ii)            To the knowledge of the Company, the Company owns or has a valid and enforceable license to use all Intellectual Property necessary to, or used or held for use in, the conduct of the business of the Company [***], including any Company Registration. [***].

(iii)           There exist no restrictions on the disclosure, use, license or transfer of any Company Owned Intellectual Property or any of the Company’s rights under any Company Licensed Intellectual Property, except as set forth in the agreement pursuant to which the Company obtained the rights to such Company Licensed Intellectual Property. The consummation of the Contemplated Transactions will not alter, encumber, impair or extinguish any Company Owned Intellectual Property or any of the Company’s rights under any Company Licensed Intellectual Property.

(c)             Protection Measures. The Company has taken all reasonable steps to maintain, protect and enforce all Company Owned Intellectual Property and the Company’s interest in any Company Licensed Intellectual Property, and to maintain in confidence all Company Owned Intellectual Property and Company Licensed Intellectual Property the value of which to the Company is contingent upon maintaining the confidentiality thereof, including all trade secrets and other confidential information comprising any part thereof, and no such Company Owned Intellectual Property or Company Licensed Intellectual Property has been disclosed by the Company other than to Persons bound by valid, binding and enforceable written confidentiality agreements. To the Company’s knowledge, each of the Company’s current and former employees, consultants and independent contractors and any other Person who is or was involved in the creation or development of any Intellectual Property for or on behalf of the Company, including, for clarity, any Company Licensed Intellectual Property, have entered into valid, binding and enforceable written agreements with the Company, or with the applicable licensor of the Company, pursuant to which such Person agrees and is bound to maintain and protect the confidential information of the Company, or the applicable licensor of the Company, and has assigned to the Company, or the applicable licensor of the Company, all Intellectual Property conceived, reduced to practice, authored, developed or otherwise created by such Person in the course of such Person’s employment or other engagement with the Company, or the applicable licensor of the Company, all in accordance with all Applicable Laws.

(d)            Intellectual Property Infringement; Third Party Claims. There is no Proceeding pending or to the knowledge of the Company, threatened orally or in writing against the Company (i) which involves any claim of infringement, unauthorized use, misappropriation or other violation of any Intellectual Property used or owned by any Person or (ii) challenging, or seeking to deny or restrict, the ownership, inventorship, use, validity or enforceability of any Company Owned Intellectual Property or any rights of the Company under any Company Licensed Intellectual Property. To the knowledge of the Company, no Person is currently infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Company Owned Intellectual Property or any Company Licensed Intellectual Property. To the knowledge of the Company, irrespective of the safe harbor provision provided in 35 U.S.C. § 271(e) or any foreign equivalent (x)  the Company is not currently infringing, misappropriating or otherwise violating, and has never infringed, misappropriated or otherwise violated, any Intellectual Property of any Person and (y) the research, discovery, development, manufacture, use, sale, offer for sale, importation and other exploitation of any Company Product [***] and the conduct of the Company’s business and operations as currently conducted or presently proposed by the Company to be conducted, including the making, using, importing, offering for sale or selling of the Lead Product, does not and will not infringe, misappropriate or otherwise violate any Intellectual Property of any Person.

(e)                Lead Product. Except as set forth on Schedule 5.14(e), the Company has not granted to any Person any license (including any sublicense), option, or other right, title or interest (including any right of first refusal or other preferential right or covenant not to sue) in or to, or assigned or otherwise transferred to any Person, any Company Owned Intellectual Property or Company Licensed Intellectual Property that relates to, claims or covers the Lead Product (“Lead Product Agreements”) other than (i) immaterial non-exclusive licenses or other rights to use of Intellectual Property granted in the Ordinary Course of Business or (ii) confidentiality agreements entered into in the Ordinary Course of Business, and no Person other than the Company has any right, title or interest (including any option or right of first refusal or other preferential right) in or to any such Company Owned Intellectual Property or Company Licensed Intellectual Property (including any method of manufacturing the Lead Product) other than (i) immaterial non-exclusive licenses or other rights to use of Intellectual Property granted in the Ordinary Course of Business and (ii) rights granted pursuant to confidentiality agreements.

(f)                 Payments and Royalties. The Company is not required or obligated to make any payments by way of royalties, fees or otherwise, including any such payments that are contingent upon the occurrence of future events, or provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any Intellectual Property, or any other person, with respect to the use thereof or in connection with the conduct of the business of the Company, other than as set forth on Schedule 5.14(f).

(g)                Inventorship. (i) Each Intellectual Property right included in the Company Registrations properly identifies all inventors thereof, (ii) each inventor of each such Intellectual Property right has executed a valid and enforceable written agreement assigning all of such inventor’s rights, title, and interests in and to such Intellectual Property right (and the inventions and discoveries claimed or otherwise disclosed therein) to the Company, or the applicable licensor of the Company, (iii) to the knowledge of the Company, the compliance by each such inventor with each such written agreement does not conflict with any of such inventor’s obligations to third parties, and (iv) all such assignments have been timely and properly filed with the U.S. Patent and Trademark Office or its foreign equivalent, as applicable.

(h)                Government Funded IP. Schedule 5.14(h) contains a true and complete list of any and all Company Owned Intellectual Property or Company Licensed Intellectual Property that was created, developed or reduced to practice, or is being created, developed or reduced to practice, (i) pursuant to, or in connection with, any Contract with any Governmental Body or Governmental Body-affiliated entity, or university, college or other educational institution, or (ii) using any funding or facilities of any Governmental Body or Governmental Body-affiliated entity, or university, college or other educational institution (collectively, “Government Funded IP”). The Company, or the applicable licensor of the Company, has taken any and all actions necessary to obtain, secure, maintain, enforce and protect the Company’s right, title and interest in, to and under all Government Funded IP, and the Company, or the applicable Licensor of the Company, has complied with any and all any Intellectual Property disclosure and/or licensing obligations under any applicable Contract referenced in clause (i) above.

(i)                 Company Product Data. The Company owns all records, materials and data, including all pre-clinical data, laboratory notebooks, assays and precursors, in each case relating to each Company Product and contained within the Company Owned Intellectual Property, and in each case, possesses or has access to physical or electronic copies and samples thereof, as applicable.

5.15      Environmental Matters.

(a)          Except as has not had a Company Material Adverse Effect:

(i)                 The Company is, and at all times has been, in material compliance with all applicable Environmental Laws;

(ii)              The Company does not generate, transport, treat, store, use, recycle, transport or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws, and there has been no Release of any Hazardous Material at, to, in, under, from or on the Leased Real Property, any other property currently or formerly owned, leased, operated or used by the Company or any property to which Hazardous Materials generated by the Company has been sent, in each case, that is the subject of, requires, or would reasonably be expected to require in the future, an investigation or remedial response; and

(iii)            Except for those matters that are no longer pending on the date of this Agreement, the Company has never: (A) received written notice under the citizen suit provisions of any Environmental Law; (B) received any written request for information, written notice, demand letter, or other written complaint or claim under any Environmental Law; (C) been subject to or, to the Company’s knowledge, threatened with, any governmental or citizen enforcement action with respect to any Environmental Law; or (D) received written notice of any unsatisfied Liability under, or claim for indemnification or reimbursement relating to, any Environmental Law.

5.16      Insurance. Schedule 5.16 sets forth a true and complete list of the insurance policies and surety bonds owned or held by, or for the benefit of, the Company (the “Insurance Policies”). Each Insurance Policy is, and at all times has been, in full force and effect, and all premiums due and payable with respect thereto covering all periods up to and including the Closing Date have been timely paid. No written notice of cancellation or termination has been received by the Company with respect to any Insurance Policy, or, to the knowledge of the Company, is threatened with respect to any Insurance Policy. The Company has made available true and complete copies of the Insurance Policies to Buyer. Each of the Insurance Policies is legal, valid, binding and enforceable on the Company, as applicable. The Insurance Policies are sufficient for compliance with all Applicable Laws and with all Contracts to which the Company is a party, except as would not be material. The Company has never made any claim under any Insurance Policy with respect to which an insurer has questioned, denied or disputed or otherwise reserved its rights with respect to coverage. The Company has not failed to give any notice or present any claims under any Insurance Policy in a due and timely fashion.

5.17      Compliance with Laws; Permits.

(a)                The Company is, and at all times has been, in compliance in all material respects with all Applicable Laws that are applicable to the Company or by which any property or asset of the Company is bound, and the Company has never been charged with or received any notice alleging any material failure to comply with any such Applicable Laws, and no facts are present that would support any such allegation.

(b)                Schedule 5.17(b) sets forth a true and complete list of all material permits, accreditations, licenses, franchises, approvals, clearances, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Body that are necessary or advisable under all Applicable Laws for the Company to own, lease and operate their respective properties and to carry on their respective businesses as currently conducted (the “Permits”). The Company holds, and is, and at all times has been, in compliance in all material respects with, all such Permits. All of the Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of, or in connection with, the consummation of the Contemplated Transactions.

5.18      No Brokers. Except as set forth on Schedule 5.18, the Company has not entered into any Contract with any Person or firm that may result in the obligation of such entity or Buyer or Merger Sub to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger (or any initial public offering or “deSPAC” transaction).

5.19      Related Party Transactions. Except as set forth on Schedule 5.19, no Related Party of the Company: (a) owns, directly or indirectly, any equity or other financial or voting interest in any material supplier, licensor, lessor, distributor, independent contractor or customer of the Company; (b) owns, directly or indirectly, or has any interest in any material property (real or personal, tangible or intangible) that the Company uses in its business; or (c) is party to any Contract with or has any financial interest in any transaction with the Company or involving any assets or property of the Company, other than employment Contracts.

5.20      Bank Accounts; Powers of Attorney. The Company has previously provided or made available to Buyer a true and complete list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of the Company and (b) the names of all Persons authorized to draw on or have access to such accounts and safe deposit boxes.

5.21      Data Privacy.

(a)                The computer systems, including software, firmware, middleware, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, owned, leased or licensed by the Company for the conduct of its business (collectively, the “Company Systems”) are materially adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications in connection with the operation of the Company’s business as it is currently conducted and as previously conducted. The Company Systems have not malfunctioned or failed at any time since the Company’s inception in a manner that resulted in significant or chronic disruptions to the operation of the Company’s business. The Company Systems do not contain any computer code specifically designed to materially disrupt or disable the operation of any software or hardware. None of the Company Systems contain any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes, in an unauthorized manner, the software to be materially inoperable or otherwise incapable of being used. The Company maintains commercially reasonable security, data backup, disaster avoidance, recovery and business continuity measures.

(b)                The Company and, to the Company’s knowledge, its respective vendors, consultants, agents, suppliers, and/or subcontractors to the extent they store, maintain, transmit or routinely access Personal Information on the Company’s behalf (“Service Providers”), have at all times materially complied and are currently in material compliance with: (i) all applicable Data Privacy Laws; (ii) any Company policies that concern the Company’s collection, storage, processing or other use of Personal Information in the conduct of its business; and (iii) all agreements to which the Company is subject that govern or otherwise regulate the processing of Personal Information (collectively, “Privacy Requirements”).

(c)                Where required by applicable Privacy Requirements, the Company has taken reasonable organizational, physical, administrative and technical measures that are designed to protect (i) the integrity and security of Company Systems, and (ii) Personal Information against data security incidents or other misuse. The Company has implemented reasonable procedures where required by applicable Data Privacy Laws to detect data security incidents and to protect Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse.

(d)                The Company has: (a) conducted risk assessments, of, and tracks security incidents related to the Company’s systems and products (collectively, “Information Security Reviews”); (b) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews and (c) timely installed software security patches and other fixes to identified technical information security vulnerabilities. The Company’s employee handbook addresses privacy and data security matters.

(e)                The Company has contractually obligated all Service Providers to (i) comply with applicable Data Privacy Laws with respect to Personal Information, (ii) take appropriate steps to protect and secure Personal Information from unauthorized disclosure, and (iii) restrict use of Personal Information to those authorized or required under the servicing, outsourcing, processing, or similar arrangement. The Company has disclosed all such agreements with Service Providers to which they are a party.

(f)                 There have been (i) no material data security incidents or personal data breaches related to Personal Information in the custody or control of the Company, and (ii) no breach of the information security systems of the Company, and (iii) no unauthorized or illegal use of or access to any Personal Information, and none of the foregoing is threatened in writing. The Company and has a data breach response plan which has been tested on at least an annual basis.

(g)                There have been no Proceedings conducted or claims asserted with respect to the Company by any Person regarding the collection, use, storage, transfer or other dissemination of Personal Information, any data security incidents or any violations of any Privacy Requirements by the Company, and, to the Company’s knowledge, there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims. The Company has not received any correspondence relating to, or notice of any proceedings, claims, investigations or alleged violations of, Privacy Requirements with respect to Personal Information from any person or governmental authority, and there is no such ongoing proceeding, claim, investigation or allegation. The consummation of any of the transactions contemplated hereby or thereby, will not violate any applicable Privacy Requirements.

(h)                The Company is not, and has never been, subject to any foreign Data Privacy Laws (including, but not limited to, the United Kingdom’s and the European Union’s General Data Protection Regulation). The Company does not specifically market to, or monitor the behavior of, any Person located outside of the United States.

5.22      Regulatory Compliance.

(a)                The Company is, and at all times has been, in compliance in all material respects with all applicable Healthcare Laws. All Company Products have been researched (including preclinical, nonclinical, and clinical research or studies), developed, tested, produced, manufactured, transferred, imported/exported, stored and distributed on behalf of the Company in compliance in all material respects with all applicable Healthcare Laws and any applicable research protocols. The Company has obtained and kept current all material approvals, authorizations, licenses, registrations and Permits required by the FDA and any other Governmental Body responsible for oversight or enforcement with respect to Healthcare Laws, including to permit any research, development, testing, production, manufacturing, transfer, import/export, storage and distribution of Company Products as previously conducted or currently being conducted by the Company.

(b)                The Company has not received any written (or, to the Company’s knowledge, oral) notice that the FDA or any other Governmental Body responsible for oversight or enforcement of any Healthcare Law, or any institutional review board (or similar body responsible for oversight of human subjects research) or institutional animal care and use committees (or similar body responsible for oversight of animal research), has initiated, or to the Company’s knowledge, threatened to initiate, any Proceeding to restrict or suspend, the preclinical or nonclinical research on or clinical study of any Company Product, or to recall, suspend or otherwise restrict the manufacture of any Company Product, or in which the Governmental Body alleges or asserts a failure to comply with applicable Healthcare Laws. The Company has not received or is subject to an unresolved Governmental Body shutdown or import or export prohibition, clinical hold, suspension, FDA Form 483 or other written notice of material inspectional observations, “warning letters”, “untitled letters” or written requests to make material changes.

(c)                There are no Proceedings or, to the Company’s knowledge, investigations pending, or threatened, including by any third party, with respect to any alleged violation by the Company of the FDCA or any other Healthcare Law, and the Company is not a party to or subject to, any corporate integrity agreements, monitoring agreements, consent decrees, deferred prosecution agreements, settlement orders or similar Contracts with or imposed by any Governmental Body related to any Healthcare Law, and no such Contract is currently pending or, to the knowledge of the Company, threatened.

(d)                Neither the Company nor any officer, director, employee, contractor, agent, nor any Person engaged by the Company for contract research, contract manufacturing, consulting or other collaboration services with respect to Company Products has made an untrue statement of a material fact or a fraudulent statement to the FDA or any Governmental Body responsible for enforcement or oversight with respect to Healthcare Laws, or failed to disclose a material fact required to be disclosed to the FDA or other such Governmental Body, in each such case, related to the Company Products, that, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any other Governmental Body to invoke a similar policy. No Company officer, director, employee, contractor, agent, nor any Person engaged by the Company for contract research, contract manufacturing, consulting or other collaboration services with respect to Company Products is the subject of any pending or threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy.

(e)                Neither the Company, nor, to the knowledge of the Company, any of its current or former equityholders, officers, directors, employees or any Person engaged by the Company for contract research, contract manufacturing, consulting or other collaboration services with respect to Company Products, has, under any Healthcare Law, been debarred, disqualified, excluded, suspended or otherwise determined to be ineligible to participate in any health care programs of any Governmental Body, or convicted of any crime, or engaged in any conduct, in each case that has resulted, or would reasonably be expected to result, in any such debarment, exclusion, suspension or ineligibility.

(f)                 The Company has made available to Buyer for review copies of any and all material Regulatory Materials, including information regarding Company Product specifications, research (both preclinical and clinical), development, testing, manufacturing, storage and distribution to which the Company has access as of the date hereof. Such Regulatory Materials are complete and correct in all material respects and have been maintained in compliance with all formal filing and maintenance requirements.

Article VI
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Except as set forth on the Schedules, Buyer and Merger Sub hereby jointly and severally make to the Company the representations and warranties contained in this Article VI.

6.1              Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and each has all requisite corporate power and authority to own, operate, lease and encumber its properties and to carry on its respective business as currently conducted. Merger Sub is a wholly owned Subsidiary of Buyer. Each of Buyer and Merger Sub is duly licensed or qualified to do business as a foreign corporation under the laws of each jurisdiction listed on Schedule 6.1 and each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified has not had a Buyer Material Adverse Effect.

6.2              Authority. Each of Buyer and Merger Sub has all requisite company or corporate power and authority to (i) execute and deliver this Agreement, (ii) execute and deliver each Transaction Document to which it is a party, as applicable and (iii) perform their respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer and Merger Sub are a party, and the performance by Buyer and Merger Sub of their respective obligations hereunder and thereunder and the consummation of the Contemplated Transactions, have been duly authorized by all necessary action by the board of directors of Buyer and the board of directors of Merger Sub. No other action on the part of Buyer or Merger Sub is necessary to authorize the execution and delivery by Buyer or Merger Sub of this Agreement, the other Transaction Documents to which Buyer and Merger Sub are a party and the consummation of the Contemplated Transactions. This Agreement and the other Transaction Documents to which Buyer and Merger Sub are a party have been duly executed and delivered by Buyer and Merger Sub and, assuming due and valid authorization, execution and delivery hereof and thereof by the Company, is a valid and binding obligation of each of Buyer and Merger Sub, as the case may be, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3              No Conflict. The execution and delivery by Buyer and Merger Sub of this Agreement or the other Transaction Documents to which Buyer or Merger Sub are parties and the consummation by Buyer and Merger Sub of the Contemplated Transactions, do not (a) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any Contract, agreement, Permit, license, authorization or obligation to which Buyer or Merger Sub is a party or by which Buyer or Merger Sub or any of their respective assets are bound (except for such other Consents, approvals, notices, declarations or filings which, if not obtained or made, would not be reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect), (b) conflict with, or result in, any violation of any provision of the Governing Documents of Buyer or Merger Sub, (c) materially violate or result in a material violation of, or constitute a material default (whether after the giving of notice, lapse of time or both) under, any Applicable Law applicable to Buyer or Merger Sub, or (d) require from Buyer or Merger Sub any notice to, declaration or filing with, or Consent or approval of any Governmental Body or other third party, except for (i) the filing of a pre-merger notification and report by Buyer under the HSR Act, and the expiration or termination of applicable waiting periods thereunder, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) such other Consents, approvals, notices, declarations or filings which, if not obtained or made, would not be reasonably likely to, individually or in the aggregate, (A) prevent, hinder or materially delay the consummation of the Merger or (B) otherwise prevent, hinder or materially delay performance by Buyer or Merger Sub of any of their material obligations under this Agreement.

6.4        Financing. Buyer has and will have at the Effective Time sufficient cash and currently available funds on hand to enable it to pay the aggregate Purchase Price in accordance with the terms of this Agreement.

6.5        Solvency. Immediately after giving effect to the Contemplated Transactions, assuming the accuracy of the representations and warranties of the Company contained herein (disregarding any materiality qualifiers), Buyer and the Surviving Corporation shall (i) be able to pay their respective debts as they become due, (ii) own property having a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent Liabilities) and (iii) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer, Merger Sub or the Surviving Corporation.

6.6        Litigation. There is no Proceeding pending or, to the knowledge of Buyer or Merger Sub, threatened in writing against Buyer or Merger Sub, nor is Buyer or Merger Sub subject to any outstanding Order that, in any case, would, individually or in the aggregate, (a) prevent, hinder or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement or (b) otherwise prevent, hinder or delay performance by Buyer or Merger Sub of any of their material obligations under this Agreement.

6.7        Brokers. Neither Buyer, Merger Sub nor any of their Affiliates has entered into any contract, arrangement or understanding with any Person or firm that may result in the obligation of such entity to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger.

6.8        No Buyer Vote. No vote or other action of the stockholders of Buyer is required by applicable Law, the Governing Documents of Buyer or otherwise in order for Buyer and Merger Sub to consummate the Merger and the other transactions contemplated hereby.

6.9        Formation and Ownership of Merger Sub; No Prior Activities.

(a)                Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions.

(b)                As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation or organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the Contemplated Transactions, Merger Sub has not incurred, directly or indirectly, through any of its Subsidiaries or Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Article VII

CONDUCT OF BUSINESS PENDING THE MERGER

7.1        Conduct of Business Prior to Closing. Except as set forth on Schedule 7.1 or consented to in writing in advance by Buyer, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall (i) act and carry on its business in the Ordinary Course of Business and (ii) use commercially reasonable efforts to (w) maintain and preserve its business organization, material assets and properties, (x) maintain in effect all of its material Permits, (y) maintain satisfactory relationships with its directors, officers and Key Employees (provided that the Company has no obligation to enter into retention arrangements with such individuals) and (z) maintain satisfactory relationships with its suppliers, lenders, vendors, regulators and others having material contractual relationships with the Company. Without limiting the generality of the foregoing, except as (A) required by Applicable Law, including Antitrust Laws and measures enacted by any Governmental Body in response to a Contagion Event, (B) expressly required herein, (C) set forth on Schedule 7.1, or (D) consented to in writing in advance by Buyer during the Pre-Closing Period, the Company shall not do any of the following:

(a)               (i) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any of its Equity Securities or (ii) adjust, split, combine, subdivide or reclassify any of its Equity Securities or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its Equity Securities;

(b)               authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any of its Equity Securities (other than the issuance of (i) Common Shares upon the conversion of any Preferred Shares that are outstanding on the date of this Agreement in accordance with their terms as of the date hereof and (ii) Common Shares upon the exercise of any Company Options that are outstanding on the date of Agreement in accordance with their terms as of the date hereof);

(c)               adopt a plan of liquidation, dissolution, merger, consolidation, recapitalization or other reorganization;

(d)               sell, lease, sublease, assign, transfer, pledge, mortgage, abandon, dispose of or otherwise subject to any Encumbrance (other than any Permitted Encumbrance) any material assets, properties, securities, interests or businesses, other than dispositions of obsolete equipment in the Ordinary Course of Business;

(e)               incur any additional Indebtedness in excess of $[***];

(f)                create any Subsidiary or acquire Equity Securities of any corporation, partnership, limited liability company or other business organization or assets (including by merger, consolidation or otherwise), other than purchases of inventory in the Ordinary Course of Business;

(g)               make any change to its Governing Documents (whether by merger, consolidation or otherwise), or change the authorized capital stock of the Company;

(h)               make any loans or advances to any Person (other than advancement of expenses to directors, officers and employees in the Ordinary Course of Business);

(i)                 authorize, or make any commitment with respect to, any capital expenditures that are, in the aggregate, in excess of $[***];

(j)                 materially change accounting policies or procedures, except as required by Applicable Law or by GAAP;

(k)               except as required under Applicable Law, any Benefit Plan as in effect as of the date hereof or as set forth on Schedule 7.1(k), (A) increase the compensation or benefits provided to any current or former Service Provider, (B) grant or increase any severance, retention or termination pay or benefits or enter into or amend any employment, consulting, bonus, change of control, deferred compensation or other compensation or benefit agreement or arrangement, (C) establish, adopt or enter into any Collective Bargaining Agreement or Benefit Plan, (D) grant any equity or equity-based award to, or discretionarily accelerate the vesting or payment of any such award held by, any current or former Service Provider, or (E) promote or hire any Service Provider, terminate any Service Provider (other than for cause) or implement a “plant closing” or “mass layoff” for purposes of WARN;

(l)                 commence or settle or offer or propose to settle any Proceeding other than routine immaterial Proceedings relating to the collection of uncollected accounts receivable, or to enforce their rights under this Agreement;

(m)             sell, lease, license or otherwise transfer or dispose of, abandon or permit to lapse, fail to take any action necessary to maintain, enforce or protect, or create or incur any Encumbrance (other than Permitted Encumbrances) on, any Company Owned Intellectual Property (including any Company Registrations) or Company Licensed Intellectual Property;

(n)               (i) change its practices or procedures with respect to the collection of amounts receivable or the payment of accounts payable, (ii) offer to discount the amount of any account receivable outside the Ordinary Course of Business, (iii) or (ii) take or omit to take any other action with the intent or effect of accelerating the collection of receivables or delaying the payment of payables or otherwise intended to artificially increase the Estimated Cash; and

(o)               waive, release, fail to enforce or assign any material claims, rights or benefits under a Material Contract;

(p)               (i) amend or modify, in each case, in any material respect or terminate (prior to the end of its term) or renew any Material Contract (or any Contract that would have been a Material Contract if entered into prior to the date hereof) or (ii) except in the Ordinary Course of Business for a Contract that would solely be a Material Contract under Section 5.13(a)(i) or 5.13(a)(ii), enter into any new Contract that would have been a Material Contract if entered into prior to the date hereof;

(q)               (i) enter into any Contract that limits or otherwise restricts in any material respect the Company, or any successor thereto, or that could, after the Closing Date, limit or restrict in any material respect the Company, or Buyer, or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person, except with respect to any obligation or covenant not to use proprietary information of any third-party arising under any confidentiality, non-disclosure or other similar Contract or (ii) enter into any Contract that imposes “most favored nation” or “right of first refusal” provisions or minimum purchase or sale obligations on the Company or any of its Affiliates or that could, after the Closing, impose such obligation on the Company or any of its Affiliates;

(r)                enter into any executory agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions;

(s)                make, revoke or change any material Tax election, adopt or change any Tax accounting method, file any amended Tax Return, enter into any Tax closing agreement, settle any Tax claim or assessment relating to the Company or any of its Affiliates, surrender any right to claim a Tax refund or credit, consent to or requested any extension or waiver of the limitations period applicable to any Tax claim or assessment relating to the Company or any of its Affiliates, fail to pay any material Tax that became due and payable (including estimated tax payments), or to timely file any Tax Return, incur any liability for Taxes outside the ordinary course of business, or prepare or file a Tax Return in a manner inconsistent with past practice;

(t)                 file or prosecute any Company Registrations that have not been filed prior to the date hereof;

(u)               incur any operating expenses or payables during [***] following the date of this Agreement in excess, in the aggregate, of the amount set forth on Schedule 7.1(u), or to any payee an amount that is in excess of [***] from the amount set forth on Schedule 7.1(u).

(v)               authorize, approve, agree or commit to take any of the actions described in Sections 7.1(a) through 7.1(u).

Notwithstanding the foregoing, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time.

Article VIII
ADDITIONAL AGREEMENTS

8.1              Stockholders Written Consent. As soon as practicable following the execution of this Agreement by the Company, the Company, acting through the Company Board, shall solicit, in accordance with the DGCL, the Stockholder Written Consent.

8.2              Access to Information.

(a)                Subject to Section 8.2(b) below, during the Pre-Closing Period, the Company shall (i) give Buyer and Merger Sub and their representatives reasonable access upon reasonable notice and during normal business hours to the facilities, properties, employees, books and records of the Company as from time to time may be reasonably requested and (ii) instruct its employees, counsel and financial advisors to cooperate with Buyer in its investigation of the Company.

(b)                Any such investigation by Buyer or Merger Sub and their respective representatives shall not unreasonably interfere with any of the businesses or operations of the Company and shall be conducted under the supervision of an executive officer of the Company; provided, however, that Buyer or Merger Sub and their respective representatives shall conduct any such activities remotely to the extent required to comply with mandatory measures enacted by any Governmental Body in response to a Contagion Event. Neither Buyer nor Merger Sub and any of their respective representatives shall, prior to the Closing Date, have any contact with respect to the Company (except in the Ordinary Course of Business wholly unrelated to the Contemplated Transactions) or with respect to the Contemplated Transactions with any agent, broker, partner, lender, lessor, vendor, customer, supplier, licensee (or sublicensee), licensor (or sublicensor), manufacturer, contract research organization, service provider, distributor, employee or consultant of the Company, except in consultation with the Company and then only with the express prior approval of the Company, which approval shall not be unreasonably withheld or conditioned. All requests by Buyer or Merger Sub and their respective representatives for access or information shall be submitted or directed exclusively to an executive officer of the Company. Nothing herein shall require the Company to disclose or provide access to any information that could be detrimental to the Company’s business or operations or if such disclosure would (i) result in the loss or waiver any attorney-client privilege or (ii) contravene any Applicable Law (provided that the Company shall cooperate with the Buyer in good faith to develop arrangements, to the extent reasonably possible, that do not result in the loss of such privilege or violation of such Applicable Law). With respect to the information disclosed pursuant to this Section 8.2, Buyer shall comply with, and shall instruct Buyer’s representatives to comply with, all of its obligations under the Confidentiality Agreement.

8.3              Confidentiality. During the Pre-Closing Period, the parties shall adhere to the terms and conditions of that certain confidentiality agreement, by and between the Company and Buyer, dated as of [***] (the “Confidentiality Agreement”), and that information provided hereunder and the terms set forth herein shall be subject to the terms set forth therein. During the Pre-Closing Period, but subject to compliance with Section 8.5, the parties shall be permitted to disclose and/or use any such restricted information as expressly provided for herein or in the Confidentiality Agreement or to comply with such party’s obligations or enforce its rights hereunder. The Confidentiality Agreement shall terminate and be of no further force and effect following the Closing, but shall survive a termination of this Agreement.

8.4              Regulatory and Other Authorizations; Consents.

(a)                During the Pre-Closing Period, the Company shall use commercially reasonable efforts to obtain the consent or approval (or waiver thereof) of, or provide notice to, any Person (excluding a Governmental Body) that is necessary for the execution and delivery of this Agreement or with respect to the Contemplated Transactions; provided, however, that none of Buyer, the Company or their respective Affiliates shall have any obligation to offer or pay any consideration in order to obtain any such Consents or approvals. During the Pre-Closing Period, subject to the previous sentence, Buyer and Merger Sub shall reasonably cooperate with the Company in attempting to obtain the Consents, approvals and waivers contemplated by this Section 8.4(a), including providing to such Person(s) such financial statements and other financial information in their possession as such Person(s) may reasonably request.

(b)                The parties hereto shall use commercially reasonable efforts, and shall reasonably cooperate with each other, in attempting to obtain any Consents and approvals (or waivers thereof) of, or file any notices, reports and other documents with, any Governmental Body required to permit the consummation of the Contemplated Transactions. To the extent permitted by Applicable Law, Buyer and the Company shall advise each other as to developments with respect to the status of receipt of any such Consents, approvals, waivers and filings. Without limitation of the foregoing, Buyer and the Company agree to make an appropriate filing of a Pre-Merger Notification and Report Form under the HSR Act with respect to the Contemplated Transactions within one (1) Business Day after the date hereof and, if requested by the Buyer, request early termination of the applicable waiting period. The parties hereto shall use commercially reasonable efforts to promptly respond to any requests for additional information from any Governmental Body in respect thereof. Buyer and the Company hereby covenant and agree to use their respective commercially reasonable efforts to secure expiration or termination of any waiting periods under the HSR Act or any other antitrust or competition law and to obtain the approval of the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”) and/or any other Governmental Body under any antitrust or competition law, as applicable, for the Merger and the other Contemplated Transactions. Notwithstanding anything to the contrary in this Agreement (including this Section 8.4), the parties hereto understand and agree that neither Buyer nor any of its Affiliates shall be obligated to (and, without Buyer’s prior written consent, neither the Company nor any of its Affiliates shall) (i) (A) enter into any settlement, undertaking, consent decree, stipulation or agreement with the FTC, DOJ or other Governmental Body in connection with the Contemplated Transactions, (B) divest, license, dispose of, transfer or otherwise hold separate (including by establishing a trust or otherwise), or take any other action or undertaking with respect to, any of Buyer’s, the Company’s or any of their respective Affiliates’ businesses, assets or properties, (C) litigate, challenge or take any action with respect to any action or proceeding by any Person, including any Governmental Body or (D) agree to do any of the foregoing (each of the foregoing clauses (A) through (D), a “Burdensome Condition”) or (ii) “withdraw and refile” any filing under the HSR Act pursuant to 16 C.F.R. 803.12 on more than one occasion; provided, that, at the written request of Buyer, the Company shall agree to any Burdensome Condition to the extent such action is (x) conditioned upon the occurrence of the Closing and (y) does not adversely affect the Securityholders’ rights to receive Milestone Payments in any respect. Buyer shall have the right to control and direct all interactions (including all correspondences, meetings, proposals and negotiations) with any Governmental Body in connection with all notices, filings, approvals or clearances sought in connection with the Contemplated Transactions, including under any antitrust or competition laws.

(c)                Notwithstanding anything herein to the contrary, neither the Company nor Buyer shall be obligated to contest any final action or decision taken by any Governmental Body challenging the consummation of the Contemplated Transactions.

8.5              Press Releases. During the Pre-Closing Period, neither the Company, on the one hand, nor Buyer, on the other hand, shall issue any press release or make any public statement or disclosure regarding this Agreement or the Contemplated Transactions, without the prior written consent of the other party; provided that (a) either the Company or the Buyer may, without such consent, make such disclosures regarding this Agreement or the Contemplated Transactions to the extent required by law or by the rules of any securities exchange or any applicable self-regulatory organization and (b) the Buyer may, without the consent of the Company, make public disclosures containing substantially the same information contained in disclosures previously consented to by the Company. The Company will, and will cause each of its Affiliates and representatives to, maintain the confidentiality of this Agreement, the other Transaction Documents and the Contemplated Transactions and will not, and will cause each of its Affiliates not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement, the other Transaction Documents or the Contemplated Transactions without the prior written consent of Buyer; provided, however, that (i) nothing in this Agreement shall prohibit the Company from disclosing any information relating to the Contemplated Transactions to the Securityholders, the Stockholders’ Representative and its and their representatives pursuant to an obligation of confidentiality to the Company, (ii) nothing in this Agreement shall prohibit any Securityholder from disclosing any information relating to the Contemplated Transactions (1) to the Stockholders’ Representative and its representatives, (2) to enforce such Securityholder’s rights hereunder, and (3) to such Securityholder’s and its Affiliates’ advisors and its and their current and prospective investors, limited partners and other Securityholders to the extent such disclosure is made on a confidential basis in the Ordinary Course of Business of such Securityholder in connection with marketing and fundraising activities or for tax reporting purposes and (iii) nothing in this Agreement shall prohibit the Stockholders’ Representative from disclosing any information relating to the Contemplated Transactions (1) to the Securityholders and their respective representatives and (2) to enforce the Stockholders’ Representative’s rights and Securityholder’s rights hereunder.

8.6              Officers’ and Directors’ Indemnification.

(a)                All rights to indemnification by the Company existing in favor of the D&O Indemnified Parties for their acts and omissions occurring prior to the Effective Time, as provided in the Certificate of Incorporation and the Company’s bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and such D&O Indemnified Parties (as in effect as of the date of this Agreement) in the forms made available by the Company to Parent prior to the date of this Agreement, shall survive the Merger, shall not be amended and shall be observed by the Surviving Corporation to the fullest extent available under applicable Law, and any claim made requesting indemnification pursuant to such indemnification rights shall continue to be subject to this Section 8.6(a) and the indemnification rights provided under this Section 8.6(a) until disposition of such claim.

(b)                At or prior to the Effective Time, the Company shall purchase, at the Company’s expense (as a Company Transaction Expense), an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form reasonably acceptable to Buyer that shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company. Buyer shall cause the Surviving Corporation to use commercially reasonable efforts to maintain such policy in full force and effect and to seek recovery for any claims covered by such policy.

(c)                The obligations under this Section 8.6 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 8.6 applies without the consent of such D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 8.6 applies shall be third party beneficiaries of this Section 8.6 and shall be entitled to enforce the covenants contained herein).

(d)                In the event Buyer or the Surviving Corporation or any of their respective successors or assigns, subject to the limitations set forth in this Agreement (including Section 13.3 and Exhibit A) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 8.6.

8.7              Employee Benefit Arrangements.

(a)                During the Pre-Closing Period, to the extent reasonably requested by the Buyer, the Company shall use commercially reasonable efforts to[***].

(b)                For a period of twelve (12) months following the Closing Date (the “Continuation Period”), Buyer shall, or shall cause the Surviving Corporation to, provide each Company Employee who is employed by Buyer, the Surviving Corporation or any of its respective Affiliates as of the day immediately following the Closing Date (each, a “Continuing Employee”) [***]; provided, that, for the avoidance of doubt, in no event shall this sentence prohibit Buyer, the Surviving Corporation or any their respective Affiliates from terminating any Continuing Employee following the Effective Time or amending any Benefit Plan or benefit plan of Buyer, the Surviving Corporation or its Affiliates in accordance with its terms.

(c)                On and after the Closing Date, Buyer shall, or shall cause the Surviving Corporation to use commercially reasonable efforts to: [***].

(d)                The Company and any ERISA Affiliate shall terminate, effective as of no later than the day immediately preceding the Closing Date, any and all Benefit Plans intended to include a Code Section 401(k) arrangement and any and all Benefit Plans intended to meet the requirements of Code Section 125 (each a “Terminated Benefit Plan”) (unless Buyer provides written notice to the Company no later than three (3) Business Days prior to the Closing Date that such arrangements shall not be terminated). The Company shall provide Buyer with evidence that such Terminated Benefit Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the board of directors of the Company or its ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to prior review and approval by Buyer. The Company and any ERISA Affiliate also shall take such other actions in furtherance of terminating such Terminated Benefit Plan(s) as Buyer may reasonably require. In the event that termination of any Terminated Benefit Plan would reasonably be anticipated to trigger liquidation charges, surrender charges, other fees or any other Liabilities, then such charges, fees and/or Liabilities shall be deemed to be a Company Transaction Expense, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Buyer.

(e)                [***].

(f)                 Nothing contained herein, express or implied, (i) shall create any third party rights in any Person other than the Parties hereto, including any current or former Service Provider (or any beneficiaries or dependents thereof), (ii) shall create any obligation on the part of the Buyer or its Subsidiaries (or, following the Effective Time, the Surviving Corporation or any of its Subsidiaries) to employ or engage any Service Provider for any period following the Effective Time or (iii) shall establish or constitute an amendment to, termination or any other modification of any Benefit Plan or any benefit plan maintained by Buyer or its Affiliates.

8.8              Books and Records. Buyer shall cause the Surviving Corporation to, until the [***] anniversary of the Closing Date (except for removal or destruction in accordance with Buyer’s customary document retention practices), retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and to make the same available for inspection and copying by the Stockholders’ Representative or any of the representatives of the Stockholders’ Representative at the expense of the Stockholders’ Representative (on behalf of the Securityholders) during the normal business hours of Buyer, the Surviving Corporation or such Subsidiary, as applicable, upon reasonable request and upon reasonable notice, solely to the extent (x) reasonably required by a Securityholder in connection with any Tax audit or other action by a Governmental Body with respect to such Securityholder’s ownership of Equity Securities of the Company prior to the Effective Time or (y) related to the defense of a claim made by a third Person. Notwithstanding anything herein to the contrary, no such access, disclosure or copying shall be permitted (i) for a purpose related to a dispute or potential dispute with Buyer, the Surviving Company or any of their respective Affiliates, or (ii) if it would, upon advice of counsel, result in a loss of any attorney-client privilege or violate any confidentiality obligation or any Applicable Law; provided, that, in the case of clause (ii), Buyer, Merger Sub and the Securityholders shall cooperate in good faith to develop substitute arrangements, to the extent reasonably possible, that do not result in the loss of such privilege or violation of such obligation or Applicable Law.

8.9              Tax Matters.

(a)                Preparation and Filing of Tax Returns. Buyer shall timely prepare and file, or shall cause to be prepared and filed, all Tax Returns of the Company with respect to any Pre-Closing Tax Period that are due after the Closing Date. Buyer shall provide each such income Tax Return to the Stockholders’ Representative for its review and comment at least thirty (30) days prior to the date on which such Tax Return is to be filed.  Such Tax Returns shall be prepared (A) in a manner consistent with past practices of the Company except as required by Applicable Law or as required by a provision of this Section 8.9(a) and (B) in a manner that allocates all items accruing on the Closing Date to the Company’s taxable period ending on the Closing Date in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (and not using the “next day” rule of Treasury Regulations Section 1.1502-76(b)(1)(ii)(B)). Buyer shall cause any amounts shown to be due on such Tax Returns to be timely remitted to the applicable Governmental Body before such Taxes are delinquent.

(b)                Negative Tax Covenants. Prior to the Escrow Expiration Date, without the prior written consent of the Stockholders’ Representative (such consent not to be unreasonably withheld), neither Buyer, Surviving Corporation nor any of their Subsidiaries shall, with respect to a Pre-Closing Tax Period, make or change any Tax election, adopt or change any Tax accounting method, file any Tax Return other than pursuant to Section 8.9(a) (including amended Tax Returns), surrender any right to claim a refund of Taxes, extend any statute of limitations with respect to Taxes or Tax Returns, or initiate discussions or make any voluntary disclosures with respect to Taxes, in each case if such election, adoption, change, amendment, surrender, extensions, discussion, disclosure or action would reasonably be expected to have the effect of increasing the Tax liability of the Securityholders or any of their respective direct or indirect owners for which any such Person would be obligated to indemnify any Buyer Indemnified Party under this Agreement. Notwithstanding the foregoing, this Section 8.9(b) shall not preclude Buyer, Surviving Corporation, or any of their Subsidiaries from taking any action that is required by Applicable Law.

(c)                Cooperation on Tax Matters. Buyer, the Surviving Corporation, their respective Subsidiaries and the Stockholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns, the filing of any amended Tax Return for a Pre-Closing Tax Period, any Tax audits, Tax proceedings or other Tax-related claims, the authorization and execution of any appropriate powers of attorney to accomplish the foregoing. Such cooperation shall include, upon the Stockholders’ Representative’s reasonable request, providing records and information that are reasonably relevant to any such matters, making employees available on a mutually convenient basis to provide additional information, and explaining any materials provided pursuant to this Section 8.9(c). Buyer, the Surviving Corporation and their respective Subsidiaries shall not destroy or dispose of any Tax workpapers, schedules or other materials and documents supporting Tax Returns of the Company for Pre-Closing Tax Periods prior to the Escrow Expiration Date, without the prior written consent of Stockholders’ Representative, and before any disposition or destruction of such materials prior to the Escrow Expiration Date, Buyer shall give thirty (30) days prior written notice of any such proposed disposition or destruction to the Stockholders’ Representative, and the Stockholders’ Representative shall have the right, in its sole discretion, to take possession of such materials and documents.

(d)                Allocation for Straddle Periods. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) the amount of any Taxes or refunds of Taxes (or credits for overpayment of Taxes), measured by income, gross receipts, payments, sales, or payroll of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and for such purpose, the taxable period of any partnership or other pass-through entity or non-U.S. entity in which the Company holds a beneficial interest shall be deemed to terminate at such time), and (ii) the amount of any other Taxes or refunds of other Taxes (or credits for overpayment of other Taxes), of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such other Tax or refund of other Tax (or credit or overpayment) for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(e)                Transfer Taxes. Any sales, use, transfer, stamp, duties, recording and similar Taxes incurred as a result of the Contemplated Transactions (collectively, “Transfer Taxes”) shall be borne [***], as set forth in this Section 8.9(e). Buyer shall prepare and file all necessary Tax Returns and other documentation with respect to Transfer Taxes (the “Transfer Tax Returns”) and timely remit all such Transfer Taxes.

(f)                 Tax Contests. Buyer shall control and Stockholders’ Representative shall have the right to participate in (at its own expense), any audit, litigation or other proceeding that relates to Taxes and Tax Returns of the Company for which the Securityholders would be obligated to indemnify Buyer under this Agreement (a “Pre-Closing Tax Contest”); provided, however, that (i) Buyer shall keep the Stockholders’ Representative reasonably informed of the details and status of such matter (including providing the Stockholders’ Representative with copies of all written correspondence regarding such matter) and (ii) Buyer shall not settle any such proceedings without the written consent of the Stockholders’ Representative (not to be unreasonably withheld, conditioned or delayed) if such settlement or compromise would have the effect of increasing a Tax liability that the Securityholders are required to indemnify under this Agreement. To the extent that this Section 8.9(f) is inconsistent with Section 10.3 as to any Tax matters, this Section 8.9(f) shall control.

8.10          Further Action. Each of the parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the Contemplated Transactions.

8.11          No Solicitation.

(a)                Except as otherwise provided herein, during the Pre-Closing Period, the Company shall not, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any Acquisition Proposal.

(b)                The Company will not, and will take such action as is reasonably necessary to direct that its directors, officers, employees, advisors, representatives and agents do not, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any Acquisition Proposal, (ii) facilitate, knowingly encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Proposal, (iii) furnish or cause to be furnished, to any Person or entity, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Proposal, or (iv) otherwise cooperate in any way with, or assist or participate in, or facilitate, any effort or attempt by any other Person or entity to do or seek any of the foregoing; provided, however, that, at any time prior to obtaining the Necessary Stockholder Approval, if the Company receives a bona fide written offer with respect to an Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of this Section 8.11, the Company may furnish non-public information with respect to the Company to the Person who made such offer with respect to an Acquisition Proposal and may participate in discussions regarding such Acquisition Proposal if (A) the Company Board determines in good faith, after receiving advice from its outside counsel, that failure to do so would violate its fiduciary duties to the Stockholders under Applicable Law, and (B) the Company Board determines that such Acquisition Proposal is a Superior Proposal.

(c)                The Company shall, and shall direct its representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any persons or entities (other than Buyer and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees to promptly exercise any rights it has to cause the return or destruction of any information provided to any third party in connection with a potential Acquisition Proposal and not to release any third party from the confidentiality provisions of any agreement to which the Company is a party.

8.12          Parachute Payments. As soon as reasonably practicable following the date of this Agreement, but in no event later than five (5) Business Days prior to the Closing, the Company will (i) use commercially reasonable efforts to obtain from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder (hereafter, “Section 280G”)) a waiver of such Person’s rights to all of such payments and/or benefits (to the extent waived, the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G), and (ii) at least one day after obtaining the waivers described in clause (i) above, solicit the approval of the Stockholders in a manner that complies with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, of any Waived 280G Benefits, including, without limitation, providing adequate disclosure to all Stockholders entitled to vote. Prior to obtaining such waivers and soliciting such approval, the Company shall provide drafts of such waivers and such Stockholder approval materials (including supporting calculations) to the Buyer and its advisors for their review and approval (such approval not to be unreasonably withheld or delayed), and the Company shall incorporate any reasonable comments made by the Buyer prior to obtaining the waivers and soliciting the vote. At least four (4) Business Days prior to the Closing, the Company shall deliver to the Buyer reasonably satisfactory evidence that a vote of the Stockholders was solicited in accordance with the foregoing provisions of this Section 8.12 and that either (i) the requisite number of Stockholder votes was obtained with respect to the Waived 280G Benefits (the “280G Approval”), or (ii) that the 280G Approval was not obtained. If the 280G Approval is not obtained, such Waived 280G Benefits shall not be paid or provided. No later than two (2) Business Days prior to the solicitation of the 280G Approval pursuant to this Section 8.12, Buyer will provide to the Company information with respect to any payments and/or benefits that may be payable or provided by Buyer or an Affiliate or Subsidiary thereof that would reasonably be expected to separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G, including any employment or consulting arrangement pursuant to Section 8.7(a).

8.13          Transaction Litigation. During the Pre-Closing Period, in the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the Company’s knowledge, threatened, against the Company or any members of the Company Board after the date hereof and prior to the Effective Time (“Company Transaction Litigation”), the Company shall promptly notify Buyer of any such Company Transaction Litigation and shall keep Buyer reasonably informed with respect to the status thereof. The Company shall give Buyer the opportunity to participate in the defense of any Company Transaction Litigation, shall consider in good faith Buyer’s advice with respect to such Company Transaction Litigation and shall not settle or agree to settle any Company Transaction Litigation without Buyer’s prior written consent.

8.14          Termination of Related Party Agreements. Except as set forth in Schedule 8.14 (the “Excluded Arrangements”), on or prior to, and contingent upon, the Closing, the Company will (i) pay, settle or discharge all account balances between the Company and any Related Party and (ii) terminate all Related Party Agreements, in each case, without any continuing Liability of the Company; provided that the Company shall notify Buyer in writing prior to terminating any such Contract not listed on Schedule 5.19, and shall not terminate any such Contract until directed to do so by Buyer. Prior to the Closing, the Company shall deliver to Buyer written evidence reasonably satisfactory to Buyer of each such termination.

8.15          [***].

8.16          Release of Claims. The Company shall obtain a release of claims from each Option Promisee listed on Schedule 1.03 in such form as is mutually agreed to by the Company and Buyer.

8.17          [***].

Article IX
CONDITIONS TO THE MERGER

9.1              Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the fulfillment or waiver by consent of the Company (in the case of a waiver of an obligation of Buyer or Merger Sub) or Buyer (in the case of a waiver of an obligation of the Company), where permissible, at or prior to the Closing, of each of the following conditions:

(a)                Hart-Scott-Rodino Act. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(b)                No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Body of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Body of competent jurisdiction shall remain in effect or be in effect as a result of the Closing which would have the effect of (i) making the consummation of the Merger illegal, (ii) otherwise prohibiting the consummation of the Merger or (iii) solely in the case of Buyer’s obligation to close, imposing a Burdensome Condition (collectively, a “Legal Restraint”).

9.2              Additional Conditions to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Buyer and Merger Sub at or prior to the Closing:

(a)                Company Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 5.2 shall be true and correct, subject only to de minimis exceptions, as of the date hereof and as of the Closing as if made as of the Closing (other than representations and warranties that expressly relate to a specific date, which representations and warranties shall be true and correct, subject only to de minimis exceptions, as of such date); (ii) the representations and warranties of the Company set forth in Section 5.6(a) shall be true and correct in all respects as of the date hereof and as of the Closing as if made as of the Closing; (iii) the Company Fundamental Representations (other than Section 5.2) (disregarding for this purpose any materiality or Company Material Adverse Effect qualifications in such representations and warranties) shall be true and correct in all material respects as of the date hereof and as of the Closing as if made as of the Closing (other than representations and warranties that expressly relate to a specific date, which representations and warranties shall be true and correct in all material respects as of such date); and (iv) the representations and warranties of the Company set forth in Article V (other than Section 5.6(a)) that are not Company Fundamental Representations shall be true and correct as of the date hereof and as of the Closing as if made as of the Closing (disregarding for this purpose any materiality or Company Material Adverse Effect qualifications in such representations and warranties) (other than representations and warranties that expressly relate to a specific date, which representations and warranties shall be so true and correct as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be true and correct at such time would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)                Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company at or prior to the Closing.

(c)                Officer’s Certificate. The Company shall have delivered to Buyer a certificate executed by the chief executive officer of the Company, in his capacity as such (and not in any personal capacity), dated as of the Closing Date, stating therein that the conditions set forth in Sections 9.2(a), 9.2(b), 9.2(i), 9.2(m) and 9.2(n) have been satisfied.

(d)                Escrow Agreement and the Paying Agent Agreement. The Stockholders’ Representative shall have executed and delivered executed counterparts to the Escrow Agreement and the Paying Agent Agreement.

(e)                Payoff Letters. The Company shall have delivered to Buyer payoff letters in customary form executed by the lenders listed on Schedule 9.2(e), financial advisor(s) listed on Schedule 5.18 (in the case of such financial advisors, invoice and email confirmation being sufficient) and in connection with any other Indebtedness for borrowed money (the “Payoff Letters”).

(f)                 FIRPTA Certificate. The Company shall have delivered to Buyer a duly executed certificate in accordance with Treasury Regulation Section 1.1445-2(c)(3); provided, that if such certificate is not delivered as of the Closing Date, Buyer shall still be required to consummate the Contemplated Transactions notwithstanding the Company’s failure to deliver such certificate, and Buyer may withhold any amounts required to be withheld from the consideration otherwise payable pursuant to this Agreement to any Securityholder in accordance with Applicable Law.

(g)                Certificate of Merger. The Company shall have delivered to Buyer the Certificate of Merger, duly executed by the Company.

(h)                Resignations. The Company shall have delivered to Buyer resignations of each director and, to the extent requested in writing by Buyer at least five (5) Business Days prior to the Closing, each officer of the Company, effective at the Effective Time.

(i)                 No Company Material Adverse Effect. From the date of this Agreement until the Closing, there shall not have occurred a Company Material Adverse Effect that is continuing as of the Closing.

(j)                 Consideration Spreadsheet. The Company shall have delivered to Buyer the consideration spreadsheet (the “Consideration Spreadsheet”) completed to include all of the following information and a certificate executed by the chief executive officer of the Company, dated as of the Closing Date, certifying on behalf of the Company, and not in any personal capacity, that the Consideration Spreadsheet is true and correct: (i) the name, the mailing address and the email address in the books and records of the Company, if available, of each Securityholder or Option Promisee; (ii) the number, class and series of shares of Capital Stock held by, or subject to the Company Options held by, such Person and, in the case of outstanding shares, the respective certificate numbers representing such shares or a statement that such shares are not represented by certificates; (iii) the exercise price per share of each Company Option; (iv) the calculation of the Net Closing Merger Consideration, the Per Share Common Closing Amount, the Per Share Series A Closing Amount; (v) the Fully Diluted Shares Outstanding; (vi) the amount of the Per Share Common Merger Consideration and the Per Share Series A Merger Consideration (expressed as a dollar amount) distributable to each Stockholder pursuant to this Agreement in exchange for the Capital Stock held by such Person at the Closing; (vii) the amount of Per Option Share Closing Consideration distributable to each Optionholder pursuant to this Agreement in exchange for the Company Options held by such Person at the Closing; (viii) the amount (expressed as a dollar amount) distributable to each Option Promisee at the Closing; (ix) the pro rata share of each Milestone Payment distributable to each Option Promisee, which amounts shall comprise Company Transaction Expenses to be deducted prior to the determination of the payments to the Securityholders in respect of such Milestone Payment; (x) whether each Stockholder, Optionholder and Option Promisee will be paid by the Paying Agent or through the Company’s payroll in respect of the applicable securities of the Company held by such holder.

(k)                Dissenter Shares. Stockholders holding not more than 10% of the outstanding Company Shares (on an as-converted basis) shall have demanded in writing, or continue to have contingent rights to demand, appraisal for his, her or its Capital Stock, and has not failed to perfect or otherwise lose appraisal rights, in accordance with Section 262 of the DGCL.

(l)                 Stockholder Written Consent. The Company shall have delivered to Buyer the Stockholder Written Consent, which shall be in full force and effect.

(m)              Support Agreements. The Support Agreements shall have been entered into and shall not have been terminated or, to the Knowledge of the Company, breached, by any party thereto that is listed on Schedule 9.2(m).

(n)                [***].

9.3              Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Closing:

(a)                Representations and Warranties. The representations and warranties of Buyer and Merger Sub set forth in Article VI shall be true and correct in all material respects as of the date hereof and as of the Closing as if made as of the Closing (other than representations and warranties that expressly relate to a specific date, which representations and warranties shall be true and correct in all material respects as of such date), in each case, without giving effect to any “materiality” qualifications set forth therein, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)                Performance of Obligations of Buyer and Merger Sub. Each of Buyer and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Buyer or Merger Sub at or prior to the Closing.

(c)                Officer’s Certificate. Buyer shall have delivered to the Company a certificate executed by an authorized officer of Buyer, dated as of the Closing Date, stating therein that the conditions set forth in Sections 9.3(a) and 9.3(b) have been satisfied.

(d)                Escrow Agreement and Paying Agent Agreement. Buyer shall have executed and delivered executed counterparts to the Escrow Agreement and the Paying Agent Agreement.

Article X
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

10.1          Survival.

(a)               Subject to the limitations and other provisions of this Agreement, the representations, warranties and pre-Closing covenants of the parties hereto (other than (x) the Fundamental Representations and (y) the representations and warranties set forth in [***] (collectively, the “Core IP Representations”)) contained herein or in any closing certificate delivered pursuant to Section 9.2(c) and Section 9.3(c), as the case may be, and the right of a party hereto to bring an indemnifiable claim under this Article X in respect of any breach thereof or, except as set forth below, for any other indemnifiable matter in Section 10.2(a) and Section 10.2(b) shall survive the Closing and shall remain in full force and effect until the Escrow Expiration Date.

(b)               (x) The Fundamental Representations (other than (x) the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3 and Section 5.8) contained herein or in any closing certificate delivered pursuant to Section 9.2(c), and the right of a party hereto to bring an indemnifiable claim under this Article X in respect of any breach thereof and (y) the right of a Buyer Indemnified Party to bring an indemnifiable claim under Section 10.2(a)(ii) (other than with respect to pre-Closing covenants and agreements), Section 10.2(a)(iii), Section 10.2(a)(v) and Section 10.2(a)(vi) shall survive the Closing and shall remain in full force and effect until the [***] anniversary of the Closing Date.

(c)               The representations and warranties set forth in Section 5.1, Section 5.2 and Section 5.3 contained herein or in any closing certificate delivered pursuant to Section 9.2(c), and the right of the Buyer Indemnified Parties to bring an indemnifiable claim under this Article X in respect of any breach thereof shall survive the Closing and shall remain in full force and effect until the later of (a) the [***] anniversary of the Closing Date and (b) the longest period permitted by Applicable Law.

(d)               The representations and warranties set forth in Section 5.8 contained herein or in any closing certificate delivered pursuant to Section 9.2(c), the right of a party hereto to bring an indemnifiable claim under this Article X in respect of any breach thereof, Section 10.2(a)(iv), and the right of the Buyer Indemnified Parties to bring an indemnifiable claim thereunder shall, in each case, survive the Closing and shall remain in full force and effect until the date that is [***] after the expiration of the statute of limitation applicable to the subject matter thereof.

(e)               The right of a Buyer Indemnified Party to bring an indemnifiable claim under Section 10.2(a)(vii) shall survive the Closing and shall remain in full force and effect until the later of (a) the [***] anniversary of the Closing Date and (b) for the longest period permitted by Applicable Law.

(f)                The Core IP Representations contained herein or in any closing certificate delivered pursuant to Section 9.2(c), and the right of the Buyer Indemnified Parties to bring an indemnifiable claim under this Article X in respect of any breach thereof, shall survive the Closing and shall remain in full force and effect until the date that is the [***] anniversary of the Closing Date. The representations set forth in Section 5.14 (other than the Core IP Representations) (collectively, the “Non-Core IP Representations”) contained herein or in any closing certificate delivered pursuant to Section 9.2(c), and the right of the Buyer Indemnified Parties to bring an indemnifiable claim under this Article X in respect of any breach thereof, shall survive the Closing and shall remain in full force and effect until the date that is the [***] anniversary of the Closing Date.

(g)               Except to the extent expressly provided herein, no claim for breach of representation or warranty or pre-Closing covenants may be brought by any party after the expiration of such applicable survival period. The parties acknowledge that the time periods set forth in this Article X for the assertion of claims under this Agreement are the result of arms’ length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

10.2          Indemnification.

(a)                Subject to the other terms and conditions of this Agreement (including the limitations set forth in Section 10.2(c)(ii) (last sentence)), from and after the Closing, Buyer, its Affiliates (including, after the Closing, the Surviving Corporation) and their respective officers and directors (each a “Buyer Indemnified Party”) shall be held harmless and indemnified by the Securityholders (severally and not jointly, on a pro rata basis based on their respective Pro Rata Share) from any Losses (subject to the limitations set forth in this Article X) resulting from or incurred as a result of:

(i)                 any breach of any representation or warranty of the Company contained in Article V or any breach of those of the Stockholders’ Representative contained in this Agreement, in each case, as qualified or modified by the Schedules, as of the date hereof or as of the Closing as if made as of the Closing (other than representations and warranties that expressly relate to a specific date, in which case, as of such specific date);

(ii)              any breach of any pre-Closing covenant or agreement of the Company or any covenant or agreement of the Stockholders’ Representative contained herein;

(iii)            any Indebtedness or Company Transaction Expenses to the extent not included in the determination of Merger Consideration (as finally adjusted pursuant to Section 3.6);

(iv)             any Indemnified Taxes;

(v)               any claims by any holder of Capital Stock or other Equity Securities of the Company as a result of the exercise of such holder’s appraisal rights under the DGCL (net of any amount that would otherwise have been payable to such holder exercising such appraisal rights);

(vi)             any other claim by any holder of Capital Stock or other Equity Securities of the Company, in their capacity as such, in connection with the Contemplated Transactions (other than claims arising out of rights of such Person to receive a portion of the payments contemplated to be made to such Person hereby as and to the extent set forth herein, including under Article III (and Exhibit A) and Section 10.2(b)), including any inaccuracy in the Consideration Spreadsheet or any violation of fiduciary duty by the directors or officers of the Company prior to the Closing; or

(vii)          Fraud by the Stockholders’ Representative, the Company, the Securityholders or any of their respective representatives (acting in their capacity and with the authority as such, whether express or implied).

(b)                Subject to the other terms and conditions of this Agreement, from and after the Closing, each Securityholder and their respective officers and directors, partners, members, managers and Affiliates (each a “Securityholder Indemnified Party”, and collectively the “Securityholder Indemnified Parties”, and, together with the Buyer Indemnified Parties, the “Indemnified Parties”) shall be held harmless and indemnified by Buyer to the extent of any Losses (subject to the limitations set forth in this Article X) resulting from or incurred as a result of:

(i)                 any breach of any representation or warranty of the Buyer or Merger Sub contained in Article VI as of the date hereof or as of the Closing as if made as of the Closing (other than representations and warranties that expressly relate to a specific date, in which case, as of such specific date); and

(ii)               any breach of any pre-Closing covenant or agreement of the Buyer or Merger Sub contained herein.

(c)                The Indemnified Parties’ indemnification rights pursuant to Section 10.2(a) and Section 10.2(b) shall be limited as follows:

(i)                 The Buyer Indemnified Parties, on the one hand, or the Securityholder Indemnified Parties, on the other hand, shall not be entitled to any recovery under Section 10.2(a)(i) or Section 10.2(b)(i), respectively, until such time as the aggregate dollar amount of all Losses that have been incurred by one or more Indemnified Parties with respect to such matters exceeds an amount equal to [***] (the “Claims Threshold”), and in such event, the Buyer Indemnified Parties or the Securityholder Indemnified Parties, as the case may be, shall, subject to the limitations set forth in the remaining subsections of this Article X, be entitled to be indemnified against and compensated and reimbursed to the extent of all Losses from the first dollar thereof; provided, however, that the Claims Threshold shall not apply to, and the Indemnified Parties shall be entitled to indemnification under this Agreement for any indemnifiable Loss resulting from, any breach of the Fundamental Representations or Core IP Representations.

(ii)              The Buyer Indemnified Parties shall not be able to seek or entitled to indemnification under this Agreement for any dollar amount of Losses (individually or in the aggregate) for which the Buyer Indemnified Parties are entitled to be indemnified under Section 10.2(a)(i) (other than with respect to Company Fundamental Representations, Core IP Representations and Non-Core IP Representations) in excess of an amount equal to the then remaining Escrow Amount in the Escrow Funds; provided, that in the case of any Losses resulting from a breach of (w) any Core IP Representations under Section 10.2(a)(i), the maximum amount that the Buyer Indemnified Parties may recover from the Securityholders shall be capped at [***] of the Purchase Price actually received by the Securityholders, inclusive of any amount of Losses previously recovered by the Buyer Indemnified Parties from the Escrow Fund, (x) any Non-Core IP Representations under Section 10.2(a)(i), the maximum amount that the Buyer Indemnified Parties may recover from the Securityholders shall be capped at [***] of the Purchase Price actually received by the Securityholders, inclusive of any amount of Losses previously recovered by the Buyer Indemnified Parties from the Escrow Fund, (y) any Company Fundamental Representation or for which the Buyer Indemnified Parties are entitled to be indemnified under Sections 10.2(a)(ii), (a)(iii), (a)(iv), (a)(v) or (a)(vi), the maximum amount that the Buyer Indemnified Parties may recover from the Securityholders shall be limited to the Purchase Price actually received by the Securityholders and (z) for which the Buyer Indemnified Parties are entitled to be indemnified under Section 10.2(a)(vii) for Fraud by the Stockholders’ Representative, the Company or any of their respective representatives (acting in their capacity and with the authority as such, whether express or implied), the maximum amount that the Buyer Indemnified Parties may recover from the Securityholders shall be limited to the portion of the Purchase Price actually paid by Buyer as of the date of settlement of such indemnification claim, taking into account any amount of Losses previously recovered by the Buyer Indemnified Parties; and provided, further, that, subject to any Milestone Set-Off permitted by Exhibit A, the Buyer Indemnified Parties’ right to indemnification will be satisfied (i) first from the Escrow Funds, subject to the terms of the Escrow Agreement, (ii) second, only after the Escrow Funds have been exhausted, through Milestone Set-Off permitted by Exhibit A, to the extent immediately available, and (iii) only after the Escrow Funds have been exhausted and no Milestone Set-Off permitted by Exhibit A is available, from the Securityholders (severally and not jointly based on such Securityholder’s Pro Rata Share). Notwithstanding anything contained herein or in the Support Agreements to which the Securityholders are party to the contrary, nothing herein shall limit the recovery amount against any Securityholder for Fraud by such Securityholder, or any of its authorized representatives (acting in their capacity and with authority as such); provided that Buyer shall only be permitted to make claims for Fraud by any Securityholder (or any of its authorized representatives (acting in their capacity and with authority, express or implied, as such)) against such Securityholder and not against any other Securityholder notwithstanding anything herein to the contrary.

(iii)            Notwithstanding anything to the contrary herein, other than with respect to Fraud against the Person who committed Fraud and subject to Section 10.2(c)(ii)(z), in no event will any Securityholder’s cumulative Liability under this Agreement be in excess of the Purchase Price actually received.

(iv)             The Securityholder Indemnified Parties shall not be able to seek or be entitled to indemnification under Section 10.2(b)(i) for any dollar amount of Losses (individually or in the aggregate) in excess of an amount equal to the Escrow Amount; provided that in the case of any breach of the Buyer Fundamental Representations, the maximum aggregate amount that the Securityholder Indemnified Parties may recover from the Buyer pursuant to Section 10.2(b) shall be limited to the Purchase Price. Notwithstanding anything contained herein to the contrary, nothing herein shall limit the recovery amount against the Buyer, or the Surviving Corporation, or remedies available to a Securityholder Indemnified Party, for Fraud by the Buyer, the Merger Sub, the Surviving Corporation or any of their respective authorized representatives.

(d)                Buyer, Merger Sub and each other Buyer Indemnified Party shall take all commercially reasonable steps to mitigate Losses for which indemnification may be claimed by them under this Agreement promptly upon and after becoming aware of any event that would reasonably be expected to give rise to any such Losses.

(e)                Any Loss for which any Buyer Indemnified Party is entitled to indemnification under this Section 10.2 shall be determined without duplication of recovery by reason of any other recovery available in this Agreement (including Section 3.6) or the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty or covenant.

(f)                 Notwithstanding anything to the contrary in this Agreement, all materiality qualifications including “material” and “Company Material Adverse Effect” contained in the representations and warranties set forth in this Agreement (other than, for the avoidance of doubt, any dollar amounts or thresholds) shall be disregarded for the purpose of calculating the amount of Losses (and not for the purpose of determining whether any breach has occurred) pursuant to Section 10.2(a), except the term “Material Contract” as it appears in Article V, in Section 5.6(a) and the term “material” in Section 5.5(a)(C).

(g)                The rights of the Buyer Indemnified Parties to indemnification or any other remedy under this Agreement shall not be impacted or limited by any knowledge that the Buyer or any of its Affiliates or representatives may have acquired, or could have acquired through investigation or diligence, whether prior to or following the Closing Date, and the waiver of any condition based upon the accuracy of any representation or warranty, covenant, condition or other agreement herein (as modified by the Schedules) shall not affect the right of any Buyer Indemnified Party to indemnification based upon such representation or warranty, covenant, covenant, condition or other agreement (as modified by the Schedules).

(h)                The Buyer Indemnified Parties and the Securityholder Indemnified Parties shall be third party beneficiaries for purposes of this Section 10.2 and shall have the right to enforce the provisions hereof.

10.3          Notice; Defense of Claims. The Indemnified Parties may make claims for indemnification hereunder by giving prompt written notice thereof to the Stockholders’ Representative, in the case of claims made by a Buyer Indemnified Party, or to Buyer, in the case of claims made by a Securityholder Indemnified Party, which notice shall contain (i) a description and the amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under Section 10.2 for such Losses and a reasonable explanation of the basis therefor and (iii) a demand for payment in the amount of such Losses. If indemnification is sought for a claim by or in respect of any third party, the Indemnified Party shall also give the Stockholders’ Representative or Buyer, as the applicable Indemnifying Party, written notice of such claim as to which such Indemnified Party may request indemnification hereunder or as to which the Claims Threshold may be applied as soon as is practicable and in any event within twenty (20) days of the time that such Indemnified Party learns of such claim; provided, however, that the failure to do so shall not relieve the party with the indemnification obligation hereunder (each an “Indemnifying Party” and collectively, the “Indemnifying Parties”) from any liability except to the extent that it is materially prejudiced by the failure or delay in giving such notice. Such notice shall state all of the information then available regarding the amount and nature of such claim and Losses (to the extent reasonably determinable) or a reasonable estimate of Losses and shall specify the representation, warranty, covenant in this Agreement or any other provision in this Article X under which the liability or obligation is asserted, and in the case of a third-party claim, such notice shall also be accompanied by copies of any documentation submitted by the third party making such claim (which shall be subsequently supplemented as applicable). In the case of any third party claim, the Stockholders’ Representative or Buyer, whichever is the Indemnifying Party, shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim at its own expense (subject to the limitations set forth in this Article X, including those in Section 10.2(b) and excluding claims that seek injunctive or other equitable relief or are criminal in nature). If the Stockholders’ Representative or Buyer, as applicable, elects to assume the defense of any such claim, the Stockholders’ Representative or Buyer, as applicable, shall consult with the Indemnified Party for the purpose of allowing the Indemnified Party to participate in such defense. If the Stockholders’ Representative or Buyer, as applicable, elects not to defend or if, after commencing or undertaking any such defense, the Stockholders’ Representative or Buyer, as applicable, fails to diligently prosecute or withdraws from such defense, the Indemnified Party shall have the right to undertake the defense. If the Stockholders’ Representative or Buyer, as applicable, does not so assume control of such defense, the Indemnified Party shall be the Controlling Party. The party not controlling such defense (the “Non-controlling Party” and the party controlling such defense, the “Controlling Party”) may participate therein at its own expense, which expense shall not be recoverable as part of any indemnification claim, provided, for the sake of clarity, that any expenses of the Stockholders’ Representative on behalf of the Securityholders pursuant to this Section 10.3 shall be borne by the Securityholders. The Non-controlling Party shall provide, and shall cause the Surviving Corporation to provide, as applicable and subject to attorney-client privilege, the Controlling Party and its counsel with access to its records and personnel relating to any such claim during normal business hours and shall otherwise cooperate with the Controlling Party in the defense or settlement thereof. If the Controlling Party elects to direct the defense of any such claim, the Non-controlling Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless Controlling Party consents in writing to such payment. If the Controlling Party assumes the defense of any such claim and proposes to settle such claim prior to a final judgment thereon or to forego any appeal with respect thereto, then the Controlling Party shall give the Non-controlling Party prompt written notice thereof, and the Non-controlling Party shall have the right to participate in and approve (such approval not to be unreasonably withheld, conditioned or delayed and the Controlling Party shall not settle without such approval) the settlement or assume or reassume the defense of such claim or proceeding. The Indemnified Party is not required to consent to any settlement unless it is solely for monetary amounts that will be paid by the Indemnifying Party (and no injunctive or equitable relief). Any party’s assumption of the defense of any third-party claim can be made with a reservation of the right to contest the right of Indemnified Party to be indemnified with respect to such claim under this Agreement, and a party’s consent to any settlement of a third-party claim shall not be used as evidence of the truth of the allegations in any third-party claim or the merits of such third-party claim. Furthermore, the existence of any third-party claim shall not create a presumption of any breach by a party to this Agreement of any of its representations, warranties or covenants set forth in this Agreement.

10.4          Remedies Exclusive. From and after the Closing, the rights of the Indemnified Parties to indemnification relating to this Agreement and the Contemplated Transactions shall be strictly limited to those contained in this Article X, and such indemnification rights shall be the sole and exclusive monetary remedies of the Indemnified Parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or its subject matter or arising in connection herewith; provided, that this Section 10.4 shall not be deemed a waiver by any party hereto of its right to (i) specific performance or injunctive relief in the case of a failure by a party hereto to comply with the covenants made by such other party hereto or (ii) any remedy in the case of a failure by a party hereto to comply with the covenants to be performed at or following the Effective Time. Notwithstanding anything to the contrary in this Agreement, the existence of this Article X and of the rights and restrictions set forth herein do not limit any legal remedy against the parties hereto to claims under any other Transaction Documents or based on Fraud (subject, where applicable, to the limitations set forth in Section 10.2(c)).

10.5          Indemnification Mechanics.

(a)                In order to seek indemnification under this Article X, the Indemnified Party shall deliver a written demand (an “Indemnification Demand”) to the Stockholders’ Representative (if the Indemnified Party is the Buyer or the Surviving Corporation) or the Buyer (if the Indemnified Party is a Securityholder) which contains (i) a description and the amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under Section 10.2 for such Losses and a reasonable explanation of the basis therefor and (iii) a demand for payment in the amount of such Losses.

(b)                Upon request, the Indemnified Party shall furnish the Stockholders’ Representative or Buyer, as applicable, with any information that such Person may reasonably request in order to evaluate the Indemnification Demand, provided that the Indemnified Person shall not be entitled to receive any information if the disclosure of such information would result in the loss or waiver any attorney-client privilege. If the Stockholders’ Representative or Buyer, as applicable, in good faith objects to any claim made by the Indemnified Party in the Indemnification Demand, then the Stockholders’ Representative or Buyer, as applicable, shall deliver a written notice (an “Indemnification Dispute Notice”) to the Indemnified Party within 30 calendar days following receipt by the Stockholders’ Representative or Buyer, as applicable, of an Indemnification Demand from such Indemnified Party. The Indemnification Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by the Indemnified Party in the Indemnification Demand. If the Stockholders’ Representative or Buyer, as applicable, fails to deliver an Indemnification Dispute Notice prior to the expiration of such 30-calendar day period, then the indemnity claim set forth in the Indemnification Demand shall be conclusively determined in the Indemnified Party’s favor for purposes of this Article X, and the Indemnified Party shall be indemnified for the amount of the Losses stated in such Indemnification Demand (or, in the case of any notice in which the Losses (or any portion thereof) are estimated, the amount of such Losses (or such portion thereof) as finally determined) on demand or, in the case of any notice in which the Losses (or any portion thereof) are estimated, on such later date when the amount of such Losses (or such portion thereof) becomes finally determined, in either case, subject to the limitations of this Article X.

(c)                If the Stockholders’ Representative or Buyer, as applicable, delivers an Indemnification Dispute Notice, then the Indemnified Party and the Stockholders’ Representative or Buyer, as applicable, shall attempt in good faith to resolve any such objections raised by the Stockholders’ Representative or Buyer, as applicable, in such Indemnification Dispute Notice. If the Indemnified Party and the Stockholders’ Representative or Buyer, as applicable, agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by the Indemnified Party and the Stockholders’ Representative or Buyer, as applicable, shall be prepared and signed by both parties, and shall be binding and conclusive upon the parties hereto.

(d)                If no such resolution can be reached during the 45-day period following the Indemnified Party’s receipt of a given Indemnification Dispute Notice, then upon the expiration of such 45-day period (or such longer period as may be mutually agreed), either Buyer or the Stockholders’ Representative shall have the right to submit such dispute to a court of competent jurisdiction in accordance with Section 13.7. Treatment of Indemnity Payments. All payments made pursuant to this Article X shall be treated as adjustments to the Merger Consideration for Tax purposes to the extent permitted by Applicable Law and such agreed treatment shall govern for purposes of this Agreement.

Article XI
TERMINATION

11.1          Termination. This Agreement may be terminated at any time prior to the Effective Time, as follows:

(a)               by the mutual written consent of Buyer (on behalf of itself and Merger Sub) and the Company;

(b)               by either the Company, on the one hand, or Buyer, on the other hand, by written notice to the other:

(i)                 if any Governmental Body of competent jurisdiction shall have issued, promulgated or enacted a Legal Restraint that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger (or, in the case of a termination by Buyer, imposes a Burdensome Condition), and such Legal Restraint shall have become final and non-appealable; or

(ii)              if the consummation of the Merger shall not have occurred [***] following the date hereof (the “Termination Date”); provided, that the Termination Date may be extended by either party by written notice to the other party [***] if at the time of such extension the conditions to the other party’s obligations to close under Article IX have been satisfied or waived (other than (i) Sections 9.1(a) or 9.1(b) solely as a result of the application of the HSR Act or (ii) conditions that by their nature are to be satisfied at the Closing (which would be satisfied if the Closing were to occur at the time of the extension)); provided, further, that in no event shall the Termination Date be extended beyond the date that is [***] following the date hereof;

provided, however, that (A) the right to terminate this Agreement or extend the Termination Date under this Section 11.1(b) shall not be available to any party whose failure (or in the case of Buyer, Merger Sub’s failure) to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date and (B) the parties may mutually agree to extend the Termination Date if the failure to consummate the Merger is due to regulatory or antitrust issues;

(c)               by the Company, if the Company is not then in material breach of its obligations under this Agreement, upon written notice to Buyer if there occurs a material breach of any representation, warranty or covenant of Buyer or Merger Sub contained in this Agreement, and which breach, in the absence of a cure, would cause either of the closing conditions set forth in Sections 9.3(a) or 9.3(b) to not be satisfied prior to the Termination Date; provided, however, that such breach is either not capable of being cured or has not been cured within 30 days following notice thereof (or, if sooner, the day prior to the Termination Date);

(d)               by Buyer or Merger Sub, if neither Buyer nor Merger Sub is then in material breach of its obligations under this Agreement, upon written notice to the Company if there occurs a material breach of any representation, warranty or covenant of the Company contained in this Agreement, and which breach, in the absence of a cure, would cause either of the closing conditions set forth in Sections 9.2(a) or 9.2(b) to not be satisfied prior to the Termination Date; provided, however, that such breach is not capable of being cured or has not been cured within thirty (30) days following notice thereof (or, if sooner, the day prior to the Termination Date); or

(e)               by Buyer at any time after one (1) Business Day following the execution and delivery of this Agreement if the Company has not obtained and delivered the Buyer the Stockholder Written Consent prior to such termination by Buyer; provided, that if the Stockholder Written Consent is provided prior to Buyer terminating this Agreement, Buyer’s termination right under this clause (e) will be terminated and have no further force and effect.

11.2          Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Buyer, Merger Sub or the Company, and their respective directors, officers, employees, partners, managers, members, stockholders or other representatives, and all rights and obligations of any party hereto shall cease, except that the agreements contained in Section 8.3, this Article XI and Article XIII shall survive the termination of this Agreement; provided, that nothing herein shall relieve any party hereto from liability resulting from any willful and material breach of such party’s representations, warranties, covenants or agreements contained herein prior to such termination.

Article XII
STOCKHOLDERS’ REPRESENTATIVE

12.1          Appointment. By virtue of the approval of the Merger and this Agreement by the Securityholders or by accepting any consideration payable hereunder, and without any further action of any of the Securityholders or the Company, Fortis Advisors LLC is hereby appointed as the Stockholders’ Representative, and as the true and lawful attorney-in-fact and exclusive agent under this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Stockholders’ Representative engagement agreement and any other agreement entered into or delivered by the Stockholders’ Representative in connection with the Contemplated Transactions that provide for actions to be taken by the Stockholders’ Representative (the “SR Agreements”). The Stockholders’ Representative shall have full power and authority to take all actions under the SR Agreements on behalf on the Securityholders or any Securityholder, which it believes are necessary or appropriate hereunder or thereunder, including matters pertaining to Milestone Payments, calculation of Post-Closing Adjustments, giving and receiving any notice or instruction permitted or required under any SR Agreement by the Stockholders’ Representative, interpreting all of the terms and provisions of any SR Agreement, authorizing payments to be made with respect hereto or thereto, defending all Indemnity Claims, consenting to, compromising or settling all Indemnity Claims, conducting negotiations with Buyer, the Surviving Corporation and their respective agents regarding such claims, communicating with Buyer and the Surviving Corporation under this Agreement, taking any other actions specified in or contemplated by the SRS Agreements, and engaging counsel, accountants or other representatives in connection with the foregoing matters (in accordance with the Stockholders’ Representative engagement agreement).

12.2          Authorization. Without limiting the foregoing and in furtherance thereof, the Company and the Securityholders hereby authorize the Stockholders’ Representative to:

(a)               receive all notices or documents given or to be given to the Securityholders pursuant hereto or in connection herewith or therewith and to receive and accept services of legal process in connection with any Proceeding arising under any SR Agreement;

(b)               engage counsel, accountants and other advisors, and incur other expenses in connection with the SR Agreements and the Contemplated Transactions, in accordance with the terms of the Stockholders’ Representative engagement agreement; and

(c)               take such action as the Stockholders’ Representative may in its sole discretion deem necessary or appropriate in respect of: (i) waiving any inaccuracies in the representations or warranties of Buyer or Merger Sub contained in this Agreement or in any document delivered by Buyer or Merger Sub pursuant hereto; (ii) taking such other action as the Stockholders’ Representative is authorized to take under any SR Agreement; (iii) receiving all documents or certificates and making all determinations, in its capacity as Stockholders’ Representative, required under any SR Agreement; and (iv) all such actions as may be necessary to carry out the responsibilities of the Stockholders’ Representative contemplated by any SR Agreement, including the defense and/or settlement of any Indemnity Claim, making payments from the Escrow Funds in satisfaction of claims by any Securityholder Indemnified Party, any action related to the terms of Exhibit A and any waiver of any obligation of Buyer, Merger Sub or the Surviving Corporation. Notwithstanding the foregoing, the Stockholders’ Representative shall have no obligation to act on behalf of the Securityholders, except as expressly provided in its engagement letter entered into in connection with the Contemplated Transactions, herein and in the other SR Agreements and for purposes of clarity, there are no obligations of the Stockholders’ Representative in any other ancillary agreement, schedule, exhibit or the Schedules.

12.3          Agency. The Stockholders’ Representative shall have no liability to the Securityholders with respect to any action taken, decision made, or instruction given by the Stockholders’ Representative in connection with the SR Agreements, except as provided in the Stockholders’ Representative engagement agreement. All action of the Stockholders’ Representative in accordance with the SR Agreements shall be deemed to be facts ascertainable outside this Agreement and shall be binding on all Securityholders and their successors as if expressly confirmed and ratified in writing by such Securityholders.

12.4          Indemnification of Stockholders’ Representative; Limitations of Liability. Certain Securityholders have entered into an engagement agreement with the Stockholders’ Representative to provide direction to the Stockholders’ Representative in connection with its services under the SR Agreements (such Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). To the extent permitted by applicable laws, the Stockholders’ Representative Group (as defined below) shall be indemnified and defended severally by the Securityholders for and shall be held harmless against any Loss, claim, damages, fees, costs, liability or expense (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement incurred by the Stockholders’ Representative Group (as defined below), in each case, relating to the Stockholders’ Representative’s conduct as Stockholders’ Representative under any SR Agreement, other than losses, liabilities or expenses that have been finally determined by a court of competent jurisdiction to result from the Stockholders’ Representative’s fraud, intentional misrepresentation, gross negligence or willful misconduct in connection with its performance under this Agreement and related agreement. This indemnification shall survive the termination of this Agreement. The Stockholders’ Representative shall cause the satisfaction of some or all of such indemnification obligations using, first, any then available proceeds contained in the Stockholders’ Representative Expense Fund, second, from any distribution of Escrow Funds otherwise distributable to the Securityholders at the time of distribution, third, from any Milestone Set-Offs as defined in Exhibit A, and fourth, directly from the Securityholders, severally and not jointly, based on such Securityholder’s Pro Rata Share. The Securityholders acknowledge that the Stockholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to any SR Agreement or the Contemplated Transactions. Furthermore, the Stockholders’ Representative shall not be required to take any action unless the Stockholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Stockholders’ Representative against the costs, expenses and liabilities which may be incurred by the Stockholders’ Representative in performing such actions. In accordance with the terms of the Stockholders’ Representative engagement agreement, Stockholders’ Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Stockholders’ Representative in accordance with such advice, and the Stockholders’ Representative shall not be liable to the Securityholders. In no event shall the Stockholders’ Representative be liable to the Securityholders hereunder or in connection herewith for any indirect, punitive, special or consequential damages, except for damages incurred as a result of fraud, intentional misrepresentation, gross negligence or willful misconduct in connection with its performance under this Agreement and related agreement. Neither the Stockholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Stockholders’ Representative Group”), shall be liable to any Securityholder for any action taken or omitted by the Stockholders’ Representative under any SR Agreement, or in connection therewith, except that the Stockholders’ Representative shall not be relieved of any liability imposed by law for fraud, intentional misconduct, gross negligence or willful misconduct.

12.5          Reasonable Reliance.

(a)                In the performance of its duties hereunder, the Stockholders’ Representative shall be entitled to (a) rely upon any signature, document or instrument reasonably believed to be genuine, accurate as to content and signed by any Securityholders or any party hereunder, (b) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so and (c) rely upon the Consideration Spreadsheet.

(b)                Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholders’ Representative with respect to any matter within the Stockholders’ Representative’s authorization under this Article XII shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Securityholders and shall be final, binding and conclusive upon each such Securityholder; and Buyer, each Buyer Indemnified Party and the Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Securityholder. Buyer, each Buyer Indemnified Party and the Escrow Agent are hereby relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Stockholders’ Representative.

12.6          Orders. The Stockholders’ Representative is authorized, in its sole discretion, to comply with final, non-appealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to the Escrow Funds.

12.7          Removal of Stockholders’ Representative; Authority of Stockholders’ Representative. Securityholders representing a majority of the Pro Rata Shares of the Company shall have the right at any time to remove or replace the then-acting Stockholders’ Representative and to appoint a successor Stockholders’ Representative; provided, however, that neither such removal of the then-acting Stockholders’ Representative nor such appointment of a successor Stockholders’ Representative shall be effective until the delivery to Buyer of executed counterparts of a writing signed by such majority in interest of the Securityholders with respect to such removal and appointment, together with an acknowledgement signed by the successor Stockholders’ Representative appointed in such writing that he, she or it accepts the responsibility of successor Stockholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Stockholders’ Representative. Each successor Stockholders’ Representative or Advisory Group member shall have all of the power, authority, immunities, indemnities, rights and privileges conferred by any SR Agreement upon the original Stockholders’ Representative, and the term “Stockholders’ Representative” as used herein shall be deemed to include any interim or successor Stockholders’ Representative.

12.8          Expenses of the Stockholders’ Representative. The Stockholders’ Representative Expense Fund shall be used to reimburse the out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Stockholders’ Representative in performing all of its duties and obligations under this Agreement, in each case, in accordance with the terms of the Stockholders’ Representative engagement agreement.

12.9          Irrevocable Appointment. By executing this Agreement, Fortis Advisors LLC hereby accepts its appointment and authorization to act as the Stockholders’ Representative as the attorney-in-fact and exclusive agent on behalf of the Securityholders in accordance with the terms of this Agreement and agrees to perform its obligations under, and otherwise comply with, this Section 12.9. The appointment of the Stockholders’ Representative and the powers, immunities and rights to indemnification granted to the Stockholders’ Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable, survive the death, incompetence, bankruptcy or liquidation of any Securityholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Securityholder of the whole or any fraction of his, her or its interest in the Escrow Funds. Any action taken by the Stockholders’ Representative pursuant to the authority granted in this Article XII shall be effective and absolutely binding as the action of the Stockholders’ Representative under this Agreement.

Article XIII
GENERAL PROVISIONS

13.1          Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand or by email (provided no “bounce back” or notice of non-delivery is received), on the date of delivery; (b) if sent by registered, certified or first class mail, on the earlier of the date confirmed receipt by the recipient or the third Business Day after being sent; and (d) if sent by overnight delivery via a national courier service, on the earlier of the date confirmed receipt by the recipient or two (2) Business Days after being delivered to such courier, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto), provided, that notices to the Stockholders’ Representative shall be delivered solely by facsimile or electronic mail:

If to the Company (prior to the Closing), to:

Lengo Therapeutics, Inc.
3525 Del Mar Heights Road

Suite 1927

San Diego, CA 92130
Attention: Enoch Kariuki
Email: [***]

with a copy (which shall not constitute notice) to:

Cooley LLP
4401 Eastgate Mall

San Diego, CA 92121
Attention: [***]
Email: [***];

If to Buyer, Merger Sub or the Surviving Corporation, to:

Blueprint Medicines Corporation
45 Sidney Street
Cambridge, MA 02139
Attention: Chief Executive Officer
Email: [***]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue

Boston, MA 02210
Attention: [***]

Email: [***]

If, on or after the Closing, to the Stockholders’ Representative, to:

Fortis Advisors LLC
Attention: Notices Department (Project Pavonis)
Email: [***]

with a copy (which shall not constitute notice) to:

Cooley LLP
4401 Eastgate Mall

San Diego, CA 92121
Attention: [***]
Email: [***]

13.2          Disclosure Schedules. The section number headings in the Schedules correspond to the numbered and lettered sections and subsections contained in this Agreement and any information disclosed in any section or subsection of the Schedules shall be deemed to be disclosed and incorporated into any other section or subsection of the Schedules where (i) such disclosure is explicitly cross-referenced to another section or subjection of the Schedules or (ii) the relevance of such disclosure is reasonably apparent on the face of such disclosure. The information contained in the Schedule is solely for purposes of this Agreement, and no information contained therein shall be (i) deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any obligation, violation of law, liability or breach of any agreement or an indication that such information is material (nor shall it establish a standard of materiality for any purpose whatsoever). The Schedules and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company contained in this Agreement. Nothing in the Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Additional information reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules and are set forth for informational purposes.

13.3          Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by a party hereto without the prior written consent of (a) Buyer, in the case of the Company (prior to the Closing) or the Stockholders’ Representative (except as expressly set forth herein) or (b) in the case of Buyer, Merger Sub or the Surviving Corporation, the Company (prior to the Closing) and the Stockholders’ Representative (following the Closing); provided, that subject to Section 6 of Exhibit A, Buyer may, without the prior written consent of any other party, upon delivery of written notice to the Company, prior to the Closing, and the Stockholders’ Representative, following the Closing, assign its rights and/or obligations hereunder (i) prior to the Closing, to any Affiliate of Buyer, or (ii) after the Closing, to any Person, provided, further that, subject to Section 6 of Exhibit A, such Person agrees in writing to assume and be bound as Buyer or the Surviving Corporation hereunder. No permitted assignment, however, shall reduce or otherwise affect any party’s rights, liabilities and obligations hereunder. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns. Any attempted assignment in violation of this Section 13.3 shall be null and void ab initio.

13.4          Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

13.5          Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “will” and “shall” when used in this Agreement will be interpreted to have the same meaning. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by regulations or succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein; provided, that with respect to any agreement or instrument listed (or required to be listed) on the Schedules hereto, or any agreement or instrument required to be disclosed by any Transaction Document, all amendments, modifications, supplements, extensions and renewals thereto must also be listed on the appropriate Schedule and copies thereof disclosed. Any reference in this Agreement to the phrase “made available” means that the information referred to has been posted to an electronic data room that is accessible by the party to whom such information is to be made available prior to 2 p.m. Pacific Standard Time on the date immediately prior to the date hereof.

13.6          Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Merger is consummated, each of Buyer (on behalf of Buyer and Merger Sub), on the one hand, and the Company, on the other hand, shall bear its own expenses in connection with the negotiation and the consummation of the Contemplated Transactions; provided, that Buyer shall be responsible and pay for (a) any and all fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authority, including filing fees payable under or pursuant to the HSR Act, (b) all fees and expenses payable to the Paying Agent and (c) 50% of all fees and expenses payable to the Escrow Agent.

13.7          Choice of Law/Consent to Jurisdiction. Except as expressly provided for hereunder (including as provided for under Exhibit A, Section 3.6, Section 8.9 or Article X, which shall control as provided for therein), any Proceedings arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Contemplated Transactions shall be governed by and construed in accordance with the laws of the State of Delaware (including in respect of the statute of limitations or other limitations periods applicable to any such claim, controversy or dispute), without regard to its rules of conflict of laws. Each of the Company, Buyer and Merger Sub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the state courts of the State of Delaware and of the United States District Court for the District of Delaware (the “Chosen Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Contemplated Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail (to the address of the party and in the manner provided for the giving of notices in Section 13.1) with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to clauses (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

13.8          Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the stockholders of the Company and Merger Sub; provided, however, that after the execution of the Stockholder Written Consent, no amendment shall be made that by law requires further approval by the Stockholders without obtaining such requisite approval under the DGCL; provided, further, that no amendment may be made to this Agreement after the Closing without the prior written consent of the Stockholders’ Representative.

13.9          Extension; Waiver. At any time prior to the Effective Time, the Company (in the case of Buyer or Merger Sub) or Buyer (in the case of the Company), and at any time after the Effective Time, the Stockholders’ Representative (in the case of Buyer or the Surviving Corporation) or Buyer (in the case of the Stockholders’ Representative), may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.

13.10      No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until this Agreement is executed and delivered by the parties hereto.

13.11      Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the Contemplated Transactions who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

13.12      Specific Performance. The parties hereto acknowledge and agree that the failure of any party hereto to perform its agreements and covenants hereunder, including such party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Agreement to consummate the Merger or comply with the obligations under Exhibit A, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, subject to Section 10.4, each party hereto hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of such party’s obligations hereunder. No party shall be required to post a bond or other security before it can seek specific performance. Each party waives any defenses in any action for specific performance, including the defense that money damages would be adequate.

13.13      Conflict of Interest. If the Stockholders’ Representative so desires, acting on behalf of the Securityholders and without the need for any consent or waiver by the Surviving Corporation or Buyer, Cooley LLP (“Cooley”) shall be permitted to represent the Securityholders after the Closing in connection with any matter, including without limitation, anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Cooley shall be permitted to represent the Securityholders, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversarial proceeding) with Buyer, the Surviving Corporation or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement. Upon and after the Closing, the Surviving Corporation shall cease to have any attorney-client relationship with Cooley, unless and to the extent Cooley is specifically engaged in writing by the Surviving Corporation to represent the Surviving Corporation after the Closing and either such engagement involves no conflict of interest with respect to the Securityholders or the Stockholders’ Representative consents in writing at the time to such engagement. Any such representation of the Surviving Corporation by Cooley after the Closing shall not affect the foregoing provisions hereof. Cooley shall be an intended third-party beneficiary for the purpose of this Section 13.13.

13.14      [***]

13.15      Miscellaneous. This Agreement, together with the Schedules and Exhibits hereto, and any documents executed by the parties simultaneously herewith or pursuant hereto (including the Transaction Documents), constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution of this Agreement and any termination of this Agreement. This Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns and, except as expressly set forth herein, is not intended to confer upon any other Person any rights or remedies hereunder; provided, however, that following the Closing, all Persons that held Capital Stock or Company Options immediately prior to the Effective Time shall be deemed to be third-party beneficiaries for purposes of Article III and Exhibit A (provided that any course of action against Buyer by such Persons under Article III and/or Exhibit A shall be brought through the Stockholders’ Representative pursuant to Article XII). This Agreement may be executed and transmitted by facsimile, pdf or other form of electronic transmission in two or more counterparts, which together shall constitute a single agreement. Without limiting Section 10.2(g) in any respect: each of Buyer and Merger Sub has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Contemplated Transactions; Buyer and Merger Sub have been afforded the opportunity to obtain certain additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Company hereunder or to otherwise evaluate the merits of the Contemplated Transactions; and Buyer and Merger Sub further acknowledge and agree that except as otherwise expressly set forth in Article V, the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including any representations or warranties as to the accuracy and completeness of any information regarding the Company, their respective businesses and affairs or the Contemplated Transactions and that neither the Company nor any other Person has made any such other representations or warranties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COMPANY:	LENGO THERAPEUTICS, INC.

	By:	/s/ Enoch Kariuki
Name: Enoch Kariuki
Title: Chief Executive Officer

STOCKHOLDERS’ REPRESENTATIVE:	FORTIS ADVISORS LLC,
solely as the Stockholders’ Representative

	By:	/s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

BUYER:	BLUEPRINT MEDICINES CORPORATION

	By:	/s/ Jeffrey W. Albers
Name: Jeffrey W. Albers
Title: Chief Executive Officer

MERGER SUB:	PAVONIS MERGER SUBSIDIARY, INC.

	By:	/s/ Michael Landsittel
Name: Michael Landsittel
Title: Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A

Milestone Payments

Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.       Milestones. Subject to the remainder of this Exhibit A, if the Closing shall have occurred, upon the first occurrence of the applicable milestone event described in the table set forth below by Buyer or any other Buyer Party with respect to the Milestone Product (each such event, a “Milestone Event”), Buyer shall pay cash in an amount equal to the applicable milestone payment listed next to such Milestone Event below (each such payment, the applicable “Milestone Payment”) to the Securityholders in accordance with Section 2 of this Exhibit A and Section 3.10 of the Agreement, in each case subject to any Milestone Set-Off. The Milestone Events and corresponding Milestone Payments are as follows:

	Milestone Event	Milestone Payment
1	First Regulatory Approval of the Milestone Product [***]	[***]
2	Annual Net Sales [***]	[***]

(a)               Milestone Payments to be made by or on behalf of Buyer to the Securityholders pursuant to this Exhibit A and the Agreement shall, after deduction of any Milestone Set-Offs, be made in U.S. dollars and shall be paid by wire transfer in accordance with Section 2 below and Section 3.10 of the Agreement.

(b)               Notwithstanding anything to the contrary in the Agreement or this Exhibit A, (i) the maximum aggregate amount Buyer and any other Buyer Party shall be obligated to pay pursuant to this Exhibit A shall be $215,000,000, (ii) no more than one Milestone Payment shall be payable with respect to any Milestone Event and (iii) no Milestone Payment for any Milestone Event shall be payable more than one time, regardless of the number of times such Milestone Event has been achieved by the Milestone Product. The Company and each Securityholder acknowledges and agrees that it is possible that, without any breach of the Agreement, this Exhibit A or any other document entered into with respect to the Contemplated Transactions by Buyer or any of the Buyer Parties, no Milestone Events are timely achieved, in which case no Milestone Payments will be made.

(c)               Subject to Article X (including the limitations set forth in Section 10.2(c)), following final and non-appealable resolution of the claims set forth in any Indemnification Demand, the parties acknowledge and agree that Buyer shall have the right, but not the obligation, from time to time to set off against any Milestone Payment that is owed and has not yet been paid (each, a “Milestone Set-Off”) (i) any indemnification payments to which any Buyer Indemnified Party is entitled or has asserted a claim pursuant to Article X of the Agreement (subject to the limitations contained therein) or (ii) [***] any royalty or milestone payment Buyer or any of the other Buyer Party actually made or is contractually obligated to make in the future and accrued for in accordance with GAAP in its audited consolidated financial statements (but excluding any future milestones, royalties or other contingent payments that have not been earned) to any Person (other than any other Buyer Party) as of or prior to the date on which such Milestone Payment is required to be paid under Section 2 of this Exhibit A in respect of any license under any Necessary Patent to make, have made, use, sell, offer for sale or import any Milestone Product for which a Milestone Payment is owed under this Agreement (for clarity, other than pursuant to any Company In-License set forth on Schedule 5.14(a)(ii)(1)) (each, a “Necessary IP Payment”) [***].

(d)               If, at the time any Milestone Payment is due and payable, there shall be any outstanding Indemnification Demand pursuant to Section 10.5(a), the amount of Losses with respect to which shall not have been finally determined, then Buyer shall be entitled, but shall not be required, to withhold from such Milestone Payment the amount of Losses the Buyer Indemnified Party reasonably estimates to be subject to such indemnification claim and that is set forth in the Indemnification Demand. If the final amount of Losses for such indemnification claim is less than the amount withheld from such Milestone Payment for such claim, then Buyer shall promptly, and in any event within [***] Business Days following the final determination of the amount of such Losses, deliver the difference to distributed to (i) the Paying Agent for distribution to the Stockholders and Non-Employee Optionholders in accordance with Sections 3.1 and 3.2, as applicable, and (ii) to the payroll service provider of the Surviving Corporation for distribution to the Employee Optionholders in respect of their Employee Options, in accordance with Sections 3.2 and 3.9(b), as applicable. If the final amount of Losses for such indemnification claim exceeds the amount by which such Milestone Payment was reduced for such claim, then, subject to Article X (including the limitations set forth in Section 10.2(c)), Buyer shall continue to be entitled to indemnification for the amount of such excess pursuant to the terms and conditions of Article X.

(e)               If Buyer elects to set off any Necessary IP Payment against any Milestone Payment pursuant to the foregoing, then contemporaneously with the Milestone Statement for such Milestone Event, Buyer shall provide the Stockholders’ Representative a copy of any Contract pursuant to which such Necessary IP Payment was made or accrued by the applicable Buyer Party (each such Contract, a “Necessary IP Contract”) and the following information set forth in clauses (i)-(ii) (unless such Necessary IP Contract is entered into following the date of the Milestone Statement, in which case Buyer shall provide the Stockholders’ Representative a copy of such Necessary IP Contract and the following information set forth in clauses (i)-(ii) as soon as reasonably practicable after such Necessary IP Contract is entered into but no later than contemporaneously with setting off such Necessary IP Payment against such Milestone Payment for such Milestone Event): (i)(A) the filing or patent number of any Necessary Patent giving rise to such Necessary IP Payment, (B) the title and date of issuance of any such Necessary Patent, (C) the jurisdictions in which such Necessary Patent has been issued, (D) the names of all current recorded assignee(s) of such Necessary Patent and (E) the relevant claims of such Necessary Patent that give rise to such Necessary IP Payment and (ii) an invoice with reasonable support for the amount of the Necessary IP Payment (including, as applicable, the amount of Milestone Product sales that give rise to any royalty or milestone Necessary IP Payment); provided that, Buyer may redact any confidential or commercially sensitive information in such Necessary IP Contract (other than information in such Necessary IP Contract necessary to determine whether any Necessary Patent is subject to such Necessary IP Contract, to determine the amount of such Necessary IP Payment or the scope of license or covenant not to sue with respect to such Necessary Patent). For clarity, the Stockholders’ Representative shall have the right, acting in good faith, to challenge whether the Patent giving rise to such Necessary IP Payment constitutes a Necessary Patent and the amount of any such set off.

2.       Notice and Payment. No later than [***] days after the occurrence of a Milestone Event, Buyer shall (i) provide written notice to the Stockholders’ Representative of the occurrence of such Milestone Event (a “Milestone Statement”) and (ii) within [***] days after such notice, pay the corresponding Milestone Payment to the Paying Agent or payroll service provider of the Surviving Corporation, as applicable (the “Milestones Administrator”), for further distribution per terms of the Agreement (including Section 3.10 of the Agreement); provided that such payment date shall not be later than [***] months following the end of the year in which the Milestone Event occurs. Except during the pendency of a good faith dispute, Buyer shall pay interest on any payments that are not paid to the Milestones Administrator on or before the date such payments are due under this Exhibit A at an annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made, calculated based on the days payment is delinquent (provided that no interest shall accrue on any amount disputed in good faith by Buyer).

3.       Diligence Obligations.

(a)               From and after the Closing, the Stockholders’ Representative and the Securityholders acknowledge and agree that notwithstanding anything in this Agreement to the contrary but subject to Section 3(b) below, (i) upon the Closing, the Buyer Parties shall have the exclusive right, in their sole and absolute discretion, to own, operate, use, license, research, develop, and commercialize all Company Products, including the Milestone Product, in all respects, including the determination to test, develop, pursue, market, make any regulatory filings with respect to, or make any strategic decisions affecting the Company Products in any way that the Buyer Parties deem appropriate, (ii) the Buyer Parties have no obligation to own, operate, use, license, research, develop and commercialize all Company Products, including the Milestone Product, in order to maximize or expedite the Milestone Payments, (iii) the Buyer Parties have the exclusive right to determine the terms and conditions of the development and commercialization of all Company Products, including the Milestone Product, including the determination of whether or not to develop or commercialize any such Company Product, including the Milestone Product, or the indications for which any Company Product may be developed or commercialized, (iv) there is no assurance that any Securityholders will receive any Milestone Payment, (v) no Buyer Party promised or projected any amounts to be received by the Securityholders in respect of any Milestone Payments and neither the Stockholders’ Representative nor any of the Securityholders has relied on any statements or information provided by any Buyer Party with respect to the potential sales or value of any Company Product, and (vi) no Buyer Party owes any fiduciary duty to the Stockholders’ Representative or the Securityholders pursuant to this Agreement.

(b)               Notwithstanding the foregoing, from and after the Closing until the expiration of the Milestone Efforts Period, the Buyer Parties shall not take any action that is intended to prevent or frustrate the achievement of any of the Milestone Payments and [***], after obtaining Regulatory Approval of the Milestone Product, to use Commercially Reasonable Efforts to commercialize the Milestone Product (it being understood that, for the avoidance of doubt and notwithstanding anything in the Agreement or this Exhibit A to the contrary, neither Buyer nor any other Buyer Party shall be required to use Commercially Reasonable Efforts to achieve Milestone Event 2 with respect to the Milestone Product or have any obligation to develop or commercialize any other Company Product). For further clarity, the expiration of the Milestone Efforts Period shall not have any effect on the obligation to make Milestone Payments pursuant to Sections 1 and 2 above with respect to the achievement of any Milestone Event, whether such achievement is before or after the expiration of the Milestone Efforts Period.

4.       Reports; Access to Information.

(a)               Within [***] days after the end of each Calendar Year during the Milestone Efforts Period, Buyer shall provide the Stockholders’ Representative with a reasonably detailed written annual report of its and the other Buyer Parties’ activities and progress toward developing, obtaining Regulatory Approval for, and commercializing the Milestone Product and achievement of the Milestone Events during such preceding Calendar Year, which shall include a statement setting forth the calculation of Net Sales, if any, for the Milestone Product during such preceding Calendar Year in sufficient detail to permit confirmation of the accuracy of such calculation (and, for the first such report, since the Closing Date). If, within [***] days after delivery of any such report, the Stockholders’ Representative in good faith requests a meeting with representatives of Buyer or any of Buyer’s applicable Affiliates to discuss such report, Buyer shall make available for such a meeting at least one employee with operating management responsibility for, and with appropriate expertise and knowledge of, the activities of Buyer or any such Affiliate related to the achievement of the applicable Milestone Event. The Stockholders’ Representative may not request more than one such meeting for any particular report.

(b)              In the event the Stockholders’ Representative notifies Buyer in writing of a good faith disagreement as to whether Buyer has achieved Milestone Event 2 following receipt of any such report, the Stockholders’ Representative and Buyer shall negotiate in good faith for a period of [***] days after delivery of any such notice of a disagreement to resolve the disagreement.

(c)               During the period when Milestone Event 2 may become payable, and for [***] thereafter, upon the written request of the Stockholders’ Representative, the Stockholders’ Representative shall have the right to have a nationally recognized public accounting firm reasonably acceptable to Buyer (the “Milestone Audit Accounting Firm”) be provided access during normal business hours, upon reasonable prior written notice, to such books and records of the Buyer Parties as may be required to verify the accuracy of the reported calculation of any Net Sales. Such examinations may not be conducted more than once in any twelve (12) month period or be repeated for any calendar year. Any and all records examined by such Milestone Audit Accounting Firm shall be deemed to be confidential information of the audited Person, and, prior to providing such Milestone Audit Accounting Firm with such access, the audited Person and such Milestone Audit Accounting Firm shall have entered into a confidentiality and non-use agreement reasonably acceptable to such Person and the Stockholders’ Representative. The Milestone Audit Accounting Firm shall not disclose the Buyer Parties’ confidential information to the Stockholders’ Representative except to the extent such disclosure is necessary or useful to verify the accuracy of the reported calculation of any Net Sales. Subject to the remaining provisions of this Section 4(b), the Stockholders’ Representative (on behalf of the Securityholders) shall bear all costs of such audit. The results of any audit conducted under this Section 4(b) shall be final and binding on the parties for all purposes hereunder after the final results of the audit are delivered to Buyer and the Stockholders’ Representative unless Buyer reasonably disagrees in good faith with those results within [***] of receipt of such final results. In the event Buyer notifies the Stockholders’ Representative of such good faith disagreement, the Stockholders’ Representative and Buyer shall negotiate in good faith for a period of [***] days after delivery of any such notice of a disagreement to resolve the disagreement.

(d)              If the parties are unable to resolve a disagreement during such [***] day period referenced in subsection (c) above, the parties shall refer any such matters still under dispute to the Accounting Referee for resolution in accordance with the procedures set forth in Section 3.6(b) of the Agreement, which shall apply mutatis mutandis to disagreements under this Section 4(b). If, as a result of the resolution of any disagreement under this Exhibit A, Buyer and the Stockholders’ Representative agree, or the Accounting Referee determines, that the Milestone Payment corresponding to Milestone 2 was not paid when due, Buyer shall promptly pay, or cause to be paid, in accordance with Section 2 above such Milestone Payment to the extent unpaid and to the extent it was not paid when due as a result of a discrepancy in the calculation of Net Sales in excess of [***], then Buyer shall also cause the Stockholders’ Representative reasonable, out-of-pocket and documented costs of such audit to be reimbursed.

(e)               The Stockholders’ Representative (i) shall hold in confidence and shall not disclose to any other Person any information provided to it pursuant to this Exhibit A, except to the extent that such information can be shown to have been in the public domain through no fault of the Stockholders’ Representative, and (ii) shall not use such information other than to assess the value of, the progress towards and the probability of achieving the Milestone Payments and to determine or enforce the Securityholders’ right to receive such Milestone Payments. Notwithstanding the foregoing, the Stockholders’ Representative may disclose such information to the employees, advisors and consultants of the Stockholders’ Representative or any Securityholder (A) who have a need to know such information and (B) are informed of the confidential nature of such information and are bound by obligations of confidentiality to the Stockholders’ Representative; provided, however, that a Securityholder that is a venture capital fund or other institutional investor may disclose such information (I) to its auditors solely to the extent required to enable such auditors to confirm the reasonableness of the methodology utilized by such venture capital fund in valuing its expected return from the Merger, (II) to its prospective and current limited partners, such venture capital fund’s or institutional investor’s share of the total Merger Consideration payable or that may become payable under the Agreement, the valuation such venture capital fund or institutional investor has placed on its expected return from the Merger and a general statement of the likelihood that the Milestone Payments will be received, and (III) other summary terms of this Agreement to its limited partners to the extent required pursuant to the terms of its limited partnership agreement (or comparable governing fund document) in effect as of the date of this Agreement; provided further, that the Stockholders’ Representative shall be responsible for any action by any such Person that would constitute a breach of this Exhibit A if taken by the Stockholders’ Representative.

5.       Efforts Standard. Except as otherwise expressly set forth in the Agreement or in this Exhibit A, following the Closing, the parties intend the express provisions of the Agreement and this Exhibit A (including the definition of “Commercially Reasonable Efforts” where such term is expressly applicable) to govern their contractual relationship with respect to the subject matter of this Exhibit A and to supersede any standard of efforts or implied covenant of good faith and fair dealing that might otherwise be imposed by Applicable Law.

6.       Transfers. Buyer or its Affiliates may, transfer, sell, exclusively license, lease, convey or dispose of any Milestone Product or any Company Owned Intellectual Property or Company Licensed Intellectual Property, in each case, that is necessary or reasonably useful for the achievement of any or all Milestone Events (a “Milestone Product Transfer”) to any Person [***].

7.       Definitions. For purpose of this Exhibit A:

“Active Ingredient” means those clinically active materials that provide pharmacological activity in a pharmaceutical or biologic product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants, or controlled release technologies).

“Annual Net Sales” means the Net Sales of the Milestone Product worldwide in a given Calendar Year by the Buyer Parties.

“Buyer Parties” means Buyer and its Affiliates (including after the Closing, the Surviving Corporation), and, with respect to the Milestone Product, any of their successors, permitted assigns, transferees, licensees or sublicensees (including any licensee or sublicensee of such assignee or transferee).

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“Commercially Reasonable Efforts” means [***].

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“Cover” means, with respect to a given product and a Valid Claim, that such Valid Claim would, absent a license thereunder or ownership thereof, be infringed by the making, using, selling, offering for sale or importing of such product, and for purposes of determining such infringement, considering claims of pending applications as Valid Claims (to the extent such claims would otherwise constitute Valid Claims) as if they have already been issued.

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“Milestone Efforts Period” means the period commencing on the Closing Date, and ending on the earlier of [***].

“Milestone Patent” means any Patent within the Company Owned Intellectual Property or Company Licensed Intellectual Property [***].

“Milestone Product” means (a) the Lead Product, [***].

“Necessary Patent” means any Patent owned or controlled by any third party (other than any of the Buyer Parties) that, absent a license thereto or immunity (including any sublicense or covenant not to sue) therefrom, would be infringed by [***] a Milestone Product [***] for which Regulatory Approval [***] has been obtained and for which a Milestone Payment is owed under this Agreement. [***].

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“Regulatory Approval” means, with respect to the Milestone Product in the United States, approval from the FDA that is necessary for the commercial marketing and sale of the Milestone Product in the United States in accordance with Applicable Laws.

“United States” or “U.S.” means the United States of America, including its territories and possessions.

“Valid Claim” means either (a) a claim of an issued and unexpired Milestone Patent that (i) has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other Governmental Body of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and (ii) has not been canceled, withdrawn, abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise [***].